    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1999.



                                                      REGISTRATION NO. 333-74063

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE KROLL-O'GARA COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OHIO                               3711                            31-1470817
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
                                                                                     NO.)
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                               9113 LESAINT DRIVE
                             FAIRFIELD, OHIO 45014
                                 (513) 874-2112
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             ABRAM S. GORDON, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            THE KROLL-O'GARA COMPANY
                               9113 LESAINT DRIVE
                             FAIRFIELD, OHIO 45014
                                 (513) 874-2112
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:


              TIMOTHY E. HOBERG, ESQ.                              THOMAS SHERRARD, ESQ.
         TAFT, STETTINIUS & HOLLISTER LLP                           SHERRARD & ROE, PLC
                1800 FIRSTAR TOWER                               SUNTRUST CENTER BUILDING
                 425 WALNUT STREET                             424 CHURCH STREET, 20TH FLOOR
              CINCINNATI, OHIO 45202                             NASHVILLE,TENNESSEE 37219
                  (513) 381-2838                                      (615) 742-4523


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [BACKGROUND AMERICA LETTERHEAD]


TO OUR SHAREHOLDERS:


You are cordially invited to attend a Special Meeting of Shareholders of
Background America, Inc. to be held on              , 1999, at    .m., local
time, at the principal executive offices of Background America at 1900 Church Street, Suite 400, Nashville, Tennessee.


At the special meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, as amended, which will result in Background America becoming a wholly owned subsidiary of The Kroll-O'Gara Company. Upon completion of the merger, each outstanding share of Background America common and preferred stock will be exchanged for 0.2689628 of a share of Kroll-O'Gara common stock, subject to withholding of 10% of the shares as security for the payment of claims Kroll-O'Gara may have as a result of the merger. Cash will be paid in lieu of issuing fractional shares. You have the right to dissent from the merger.



Kroll-O'Gara will issue up to 989,431 shares of its common stock as a result of the merger. Kroll-O'Gara's common stock trades on the Nasdaq National Market under the symbol "KROG."



This document describes the merger agreement and the proposed merger in more detail, including the conditions which must be met to complete the merger and the effects of the merger on the rights of Background America shareholders. PLEASE READ THIS DOCUMENT CAREFULLY AND CONSIDER THOUGHTFULLY THE INFORMATION CONTAINED IN IT, INCLUDING THAT SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 13.



THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.



Approval of the merger agreement will require the affirmative vote of at least a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Background America common stock and preferred stock voting together, as well as the affirmative vote of at least two-thirds of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Background America preferred stock, voting separately as a class. Whether or not you plan to attend the meeting, you are urged to complete, sign, and return promptly the enclosed proxy card.



We look forward to seeing you at the special meeting.


                                          Sincerely,

                                          Michael D. Shmerling
                                          Chairman of the Board
                                          and Chief Executive Officer


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



This proxy statement/prospectus is dated              , 1999 and was first
mailed to shareholders on or about              , 1999.

                            BACKGROUND AMERICA, INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

Background America, Inc. will hold a Special Meeting of Shareholders on
             , 1999, at           local time, at 1900 Church Street, Suite 400,
Nashville, Tennessee, to vote on:


1. A proposal to approve the Agreement and Plan of Merger, dated as of January 21, 1999 and amended as of April 20, 1999, by and among The Kroll-O'Gara Company, Kroll-O'Gara Tennessee, Inc., a wholly owned subsidiary of Kroll-O'Gara, and Background America, Inc., providing for the merger of Kroll-O'Gara Tennessee, Inc. into Background America with the result that Background America will become a wholly owned subsidiary of Kroll-O'Gara, and the waiver of any liquidation preference otherwise payable to holders of Background America preferred stock.



2. Any other matters that properly come before the special meeting or any adjournment or postponement of the special meeting.



Background America shareholders at the close of business on                ,
1999 are receiving notice of and may vote at the special meeting. Approval of the Agreement and Plan of Merger requires the affirmative vote of at least a majority of the outstanding shares of Background America's common and preferred stock voting together, as well as the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Background America's preferred stock voting as a separate class.



The special meeting may be adjourned from time to time without notice other than an announcement at the special meeting or at any other adjournment. Any business for which notice is given above may be transacted when the special meeting reconvenes.



Background America shareholders have dissenters' rights in connection with the merger. These rights are described in the accompanying proxy statement/prospectus.



PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY, whether or not you plan to attend the special meeting. If you attend the special meeting, you may vote in person if you wish, even if you previously returned your proxy card.


                                          By Order of the Board of Directors

                                          Michael D. Shmerling
                                          Chairman of the Board
                                          and Chief Executive Officer
             , 1999

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF WE COMPLETE THE MERGER, WE WILL SEND YOU INSTRUCTIONS ON HOW TO EXCHANGE YOUR STOCK CERTIFICATES.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    1
  Differences in Rights of Shareholders.....................    4
  Dissenters' Rights........................................    4
SUMMARY HISTORICAL, SUPPLEMENTAL AND UNAUDITED PRO FORMA
  COMBINED CONDENSED FINANCIAL INFORMATION..................    5
  Information Presented.....................................    5
  Other Relevant Information................................    6
  Kroll-O'Gara Selected Consolidated Financial
     Information............................................    7
  Background America Selected Consolidated Financial
     Information............................................    8
  Kroll-O'Gara and Background America Selected Unaudited Pro
     Forma Combined Condensed Financial Information.........    9
  Kroll-O'Gara and Background America Selected Unaudited Pro
     Forma Combined Condensed Financial Information
     Including Kizorek, Inc.................................   10
  Unaudited Comparative Per Share Information...............   11
RISK FACTORS................................................   13
THE SPECIAL MEETING.........................................   16
  Time and Place; Purpose...................................   16
  Proxies...................................................   16
  Solicitation of Proxies...................................   16
  Record Date and Voting Rights.............................   16
THE MERGER..................................................   18
  Background of the Merger..................................   18
  Reasons for and Advantages of the Merger..................   18
  Disadvantages of the Merger...............................   20
  Interests of Certain Persons in the Merger................   20
  Accounting Treatment......................................   22
  United States Federal Income Tax Consequences.............   22
  Federal Securities Law Consequences.......................   23
  Dissenters' Rights of Appraisal...........................   23
THE MERGER AGREEMENT........................................   25
  Terms of the Merger.......................................   25
  The Escrow Fund...........................................   26
  Exchange of Certificates..................................   27
  Representations and Warranties............................   28
  Conduct of Business by Background America Pending the
     Merger.................................................   29

  Conditions to the Merger..................................   30
  Termination...............................................   31
MARKET PRICES AND DIVIDENDS.................................   31
  Market Prices.............................................   31
  Dividends.................................................   32
THE KROLL-O'GARA COMPANY....................................   33
BACKGROUND AMERICA, INC. ...................................   35
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   35
  Business..................................................   43
  Principal Shareholders and Holdings of Management.........   47
DESCRIPTION OF KROLL-O'GARA CAPITAL STOCK...................   47
COMPARISON OF RIGHTS OF HOLDERS OF KROLL-O'GARA COMMON STOCK
  AND BACKGROUND AMERICA COMMON STOCK.......................   50
RIGHTS OF HOLDERS OF BACKGROUND AMERICA PREFERRED STOCK.....   54
LEGAL MATTERS...............................................   55
EXPERTS.....................................................   56
OTHER BUSINESS..............................................   56
WHERE YOU CAN FIND MORE INFORMATION.........................   56
INDEX TO FINANCIAL STATEMENTS...............................  F-1
APPENDIX A:  Agreement and Plan of Merger...................  A-1
APPENDIX B:  Business Corporations -- Dissenters' Rights....  B-1

                                    SUMMARY


This summary highlights selected information from this document. It does not contain all the information that is important to you. You should read this entire document carefully. For additional information, see "Where You Can Find More Information" on page 55.



We call this document a proxy statement/prospectus. It is a proxy statement sent by Background America to you and the other shareholders of Background America. It also is a prospectus of The Kroll-O'Gara Company covering the shares of Kroll-O'Gara common stock which you and the other shareholders of Background America will receive if the merger is completed. These Kroll-O'Gara shares have been registered with the Securities and Exchange Commission. Background America has supplied the information in this document which relates to it, and Kroll-O'Gara has supplied the information which relates to it.



THE COMPANIES (PAGES 33 AND 35)

THE KROLL-O'GARA COMPANY
9113 LeSaint Drive
Fairfield, Ohio 45014
(513) 874-2112


Kroll-O'Gara is a leading global provider of a broad range of specialized products and services designed to provide governments, businesses and individuals with information, analysis, training, advice and products that mitigate risks. Kroll-O'Gara has a network of 60 offices in 19 countries and had 1998 revenues of $264.8 million.

BACKGROUND AMERICA, INC.
1900 Church Street, Suite 400
Nashville, Tennessee 37203
(615) 320-9800

Background America provides background investigation services to government, corporate, not-for-profit, professional and other clients. Headquartered in Nashville, Tennessee, Background America maintains operations centers in Hampstead, Maryland and Clearwater, Florida.

THE MERGER

GENERAL


We propose a merger as a result of which Background America will be acquired by, and will become a wholly owned subsidiary of, Kroll-O'Gara. We hope to complete the merger in May 1999. The merger agreement is the document that governs the merger. We have attached this agreement as Appendix A to this proxy statement/prospectus, and we encourage you to read it.



WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 25-27)


The merger agreement provides that each share of Background America common or preferred stock which you own just before the merger will convert to 0.2689628
of a share of Kroll-O'Gara common stock. On              , 1999, the closing
price of Kroll-O'Gara common stock was $     per share, which means that the
value of 0.2689628 of a share of Kroll-O'Gara common stock was $          on
that date. This value will vary from time to time as the price of Kroll-O'Gara common stock fluctuates.


At least initially, you will receive only 90% of the shares of Kroll-O'Gara common stock into which your Background America common or preferred stock converts. The remaining 10% will be deposited in an escrow fund as security for claims Kroll-O'Gara may have as a result of the merger.



After one year, any shares of Kroll-O'Gara common stock in the escrow fund which are not subject to claims by, and return to, Kroll-O'Gara will be released and apportioned to former Background America shareholders. If the amount required to pay claims against the escrow equals or exceeds the value of the shares in the escrow, you will not receive any shares from the escrow. Therefore, it is possible that you will not receive any shares of Kroll-O'Gara common stock beyond the 90% issued at the time of the merger.



The escrow fund will be Kroll-O'Gara's only source of indemnification for claims relating to the merger. If you do not properly exercise dissenters' rights in connection with the merger, you will be deemed to have agreed to the escrow as described in this document.


In the merger you will receive only whole shares of Kroll-O'Gara stock and cash in payment for any fractional share.


SPECIAL INFORMATION FOR OPTION AND WARRANT HOLDERS (PAGE 25)



In addition to its shareholders, Background America is furnishing this proxy statement/ prospectus to holders of its stock options and warrants in connection with the solicitation of the consents described below.



The merger agreement requires that the holders of all options and warrants to purchase Background America common stock must consent to amending these options and warrants so that, unless previously exercised, they survive the merger and become exercisable for Kroll-O'Gara common stock. In addition, holders of stock options and warrants will be asked to decide whether to exercise their options and/or warrants at the time of the merger. Options and warrants which are not exercised will remain outstanding as options and warrants to purchase Kroll-O'Gara common stock. The price of each option and warrant outstanding after the merger, and the number of shares issuable on exercise, will be proportionately adjusted in accordance with the merger exchange ratio of
0.2689628 of a share of Kroll-O'Gara common stock for each share of Background America stock.



If you hold options and/or warrants to purchase Background America common stock and you elect to exercise them at the time of the merger, 10% of the shares of Kroll-O'Gara common stock that you receive in the merger which are attributable to those options and warrants will be subject to escrow. If you do not exercise your options and warrants until after the merger, the shares of Kroll-O'Gara common stock that you receive upon exercise will not be subject to escrow.



COMPARATIVE PER SHARE INFORMATION (PAGE 11)


Kroll-O'Gara's stock trades on the National Market tier of The Nasdaq Stock Market. On January 21, 1999, the last trading day before we announced the
merger, Kroll-O'Gara common stock closed at $37.25 per share. On              ,
1999, Kroll-O'Gara common stock closed at $     per share. There is no trading
market for Background America's stock.


You can obtain current stock price quotations for Kroll-O'Gara common stock (symbol "KROG") from a newspaper, on the Internet or by calling your broker.



REASONS FOR THE MERGER (PAGE 18)



The Background America Board of Directors believes the merger will benefit both you and Background America for a number of reasons, including providing you with ownership in a larger, public company and with liquidity for your investment and providing Background America with access to capital resources for the development of its business.



VOTE REQUIRED AND VOTING AGREEMENT (PAGE 17)



To approve the merger, Background America shareholders holding a majority of the outstanding shares of Background America common and preferred stock, voting together, must vote in favor of the merger agreement. Additionally, the merger must be approved by the holders of at least 66 2/3% of the outstanding shares of Background America preferred stock, voting as a separate class.


Three of the holders of Background America common stock, who together own 83.2% of the common stock, and six of the holders of Background America preferred stock, who together own 85.9% of the preferred stock, have entered into an agreement committing themselves to vote FOR the merger. These percentages include shares held by Michael D. Shmerling,

Background America's Chief Executive Officer, and shares held by Alan Wernick, a director. In addition, based upon the unanimous recommendation of the Board, we expect that Background America's other executive officers and directors, who own approximately 4% of the common and 1% of the preferred stock, also will vote all of their shares to approve the merger agreement. Accordingly, we expect that the merger will be approved regardless of the vote by other shareholders.



EXCHANGE OF CERTIFICATES (PAGE 27)


If the merger is completed, your shares of Background America stock will be converted into shares of Kroll-O'Gara common stock and you will need to exchange your Background America stock certificates for Kroll-O'Gara stock certificates.

If we complete the merger, we will send you detailed instructions on how to exchange your stock certificates. Please do not send us any stock certificates until you receive these instructions.


WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE 30)


The completion of the merger depends on a number of conditions being met. These conditions are set forth in the merger agreement. Some of the conditions are:

1.  Background America shareholders must approve the merger agreement;

2. there must be no governmental order blocking completion of the merger, and no governmental proceeding trying to block the merger;

3. Kroll-O'Gara must receive a letter from its independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment and Background America must receive a letter from its accountants as to its poolability;

4. Holders of no more than 7.5% of the outstanding stock of Background America may exercise dissenters' rights; and
5. Holders of Background America's outstanding options and warrants must consent to amending these options and warrants so that, unless previously exercised, they survive the merger, are exercisable for Kroll-O'Gara common stock and otherwise do not interfere with Kroll-O'Gara's ability to account for the merger as a "pooling of interests."

Unless prohibited by law, either Kroll-O'Gara or Background America could waive a condition to the merger that has not been satisfied and complete the merger anyway.

We cannot be certain whether or when any of these conditions will be satisfied, or waived if permissible. We cannot be certain that we will complete the merger.


TERMINATION OF THE MERGER AGREEMENT (PAGE 31)


The two companies can agree at any time to terminate the merger agreement without completing the merger, even if the Background America shareholders already have approved the merger.

Either company also can terminate the merger agreement if:

1.  the merger is not completed by June 30, 1999; or

2. the other company materially violates any of its representations, warranties or obligations under the merger agreement.


FEDERAL INCOME TAX CONSEQUENCES (PAGE 22)


We expect that neither of the two companies nor the shareholders of Background America will recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with any cash that Background America shareholders receive instead of fractional shares. This tax treatment will not apply, however, to any Background America shareholder who exercises dissenters' rights under Tennessee law. Additionally, the exercise of options and warrants may result in taxable income.

Determining the actual tax consequences of the merger to you as a taxpayer can be complicated. Your tax treatment will depend on your specific situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the merger.


ACCOUNTING TREATMENT (PAGE 22)


We expect the merger to qualify as a "pooling of interests," which means that, for accounting and financial reporting purposes, Kroll-O'Gara will treat Background America as if it had always been a part of Kroll-O'Gara.


MANAGEMENT OF KROLL-O'GARA AFTER THE MERGER


The current directors and executive officers of Kroll-O'Gara will remain unchanged after the merger.


INTERESTS OF BACKGROUND AMERICA'S DIRECTORS AND OFFICERS IN THE MERGER (PAGE 20)



Some directors and officers of Background America have interests in the merger that are, or may be, different from your interests. Background America has nine directors and seven officers, one of whom also is a director. Four of the directors and six of the officers hold options to purchase shares of Background America common stock which, if not exercised at the time of the merger, will be converted into options to purchase Kroll-O'Gara common stock. One of these directors also holds warrants to purchase Background America common stock which will be converted into options to purchase Kroll-O'Gara common stock.


Four of Background America's officers have entered into employment agreements with Background America which will be effective at the time of the merger, and three of these officers also will receive "stay" bonuses from Kroll-O'Gara if the merger is completed and they stay in the employ of Kroll-O'Gara. In addition some officers and directors own or have interests in companies that may have business dealings with Background America after the merger.

The Board of Directors of Background America was aware of these interests and took them into account in approving the merger agreement.


DIFFERENCES IN RIGHTS OF SHAREHOLDERS (PAGE 49)


Tennessee law and Background America's Charter and Bylaws currently govern your rights as a shareholder of Background America. Kroll-O'Gara is an Ohio corporation and, if the merger is completed, Ohio law and Kroll-O'Gara's Articles of Incorporation and Code of Regulations will govern your shareholder rights.

Additionally, if you own Background America preferred stock, you have certain preferential rights as a preferred stock owner which you will lose as a holder of Kroll-O'Gara common stock.


DISSENTERS' RIGHTS OF APPRAISAL (PAGE 23)



Tennessee law permits holders of Background America common and preferred stock to dissent from the merger and to have the fair value of their stock appraised by a court and paid to them in cash. To do this, holders of dissenting shares must follow required procedures, including filing notices with us and either abstaining or voting against the merger. If you dissent from the merger and follow the required procedures, your shares of Background America common and/or preferred stock will not become shares of Kroll-O'Gara common stock. Instead, your only right will be to receive the appraised value of your shares in cash. We have attached the applicable provisions of Tennessee law related to dissenters' rights to this proxy statement/prospectus as Appendix B.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL INFORMATION

INFORMATION PRESENTED


     The following pages contain tables which present, either singly or in combination, two types of selected financial information for Kroll-O'Gara and Background America.


     (1) Historical financial information -- This is consolidated financial information which has not been restated or adjusted to give effect to transactions which occurred after it was prepared or to transactions which are proposed.


     Selected historical financial information for Kroll-O'Gara appears on page 7, and selected historical financial information for Background America appears on page 8.



     Except as discussed below, the selected historical financial information for Kroll-O'Gara and Background America is derived from their full audited historical financial statements and notes which are incorporated by reference or set forth elsewhere in this document. You should read the selected historical financial information of each company together with its full historical financial statements and their notes.



     The selected historical financial information for Kroll-O'Gara includes data as of December 31, 1994 and 1995 and for the year ended December 31, 1994 that is derived from unaudited consolidated financial statements of Kroll-O'Gara. The selected historical financial information for Background America includes data as of December 31, 1995 and for the period ended December 31, 1995 that is derived from unaudited consolidated financial statements of Background America. These unaudited financial statements are not incorporated by reference or included in this document.



     You also should read Kroll-O'Gara's and Background America's selected historical financial information together with each company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference or included elsewhere in this document.



     (2) Pro forma financial information -- This is unaudited data which assumes something happened at an earlier time, although the event may not be reflected in the company's historical financial statements. The following pro forma information is presented:



    Page 9      --  Pro forma selected financial information for Kroll-O'Gara which is based on Kroll-O'Gara's historical financial
                    statements and assumes Background America was merged with
                    Kroll-O'Gara throughout the time periods or at the times
                    presented. See also the related full pro forma financial
                    statements beginning on page F-25.
    Page 10     --  Pro forma selected financial information for Kroll-O'Gara which is based on Kroll-O'Gara's historical financial
                    statements and assumes that both Background America and
                    Kizorek, Inc. were merged with Kroll-O'Gara throughout the time period presented. Kizorek was acquired by Kroll-O'Gara on September 1, 1998, in a transaction accounted for as a
                    purchase, effective for accounting purposes on July 1, 1998.
                    Under purchase accounting, the results of operations of
                    Kizorek actually are included in Kroll-O'Gara's historical financial statements only from July 1, 1998 forward. See
                    also the related full pro forma financial statement
                    beginning on page F-33.

     You need to keep a number of things in mind when you read the pro forma information in this document:


     - Pro forma financial information does not include transaction fees and costs incident to an acquisition, nor does it include post-merger costs associated with integrating the operations of the acquired company or companies with Kroll-O'Gara's operations. Kroll-O'Gara currently expects to incur nonrecurring charges of approximately $2.0 million, net of tax benefits, for these purposes in the acquisition of Background America.



     - Pro forma information does not include discontinued operations, extraordinary items or the cumulative effects of accounting changes. The basic and diluted per share impact of these items, if and when applicable, are disclosed in the related full pro forma financial statements beginning on page F-24.



     - Pro forma data does not reflect any reduced operating expenses or other financial benefits which may be achieved after a merger.


     - Pro forma data does not show how Kroll-O'Gara actually would have performed had an acquisition taken place at the beginning of the time periods presented.


     - As a result, although -- under one set of assumptions -- the pro forma data in this proxy statement/prospectus may illustrate some of the financial characteristics of Kroll-O'Gara after the acquisition of Background America, it does not predict or suggest future results.


OTHER RELEVANT INFORMATION

     In reviewing the financial information which follows, you also should know, and bear in mind, the following:


     - Kroll-O'Gara completed acquisitions using the purchase method of accounting with aggregate purchase prices totalling approximately $23.2 million in 1997 and approximately $36.5 million in 1998. As a result, financial results from period-to-period are not comparable.



     - Kroll-O'Gara's full year 1997 results were impacted significantly by approximately $7.2 million of costs relating to the merger in December 1997 with Kroll Holdings, Inc., which was accounted for as a pooling of interests.



     - Kroll-O'Gara's full year 1998 results also were impacted significantly by approximately $5.3 million of costs relating to mergers in December 1998 with Laboratory Specialists of America, Inc., Securify Inc. and Schiff & Associates, Inc. which were accounted for as poolings of interest.



     - Prior to October 28, 1996, a number of the entities that now are a part of Kroll-O'Gara were not subject to federal and state income taxes.



     - The pro forma basic and diluted earnings per share information presented assumes that no shares escrowed in the Background America merger ultimately are returned to Kroll-O'Gara and cancelled. The pro forma information on pages F-27 to F-33 includes footnote disclosure of the impact on the share information if all shares to be escrowed were returned to Kroll-O'Gara.

KROLL-O'GARA SELECTED CONSOLIDATED FINANCIAL INFORMATION



                                                                       YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------
                                                           1994      1995       1996       1997       1998
                                                          -------   -------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...............................................  $91,784   $94,998   $164,918   $206,103   $264,845
Cost of sales...........................................   58,480    66,764    117,298    139,766    173,318
                                                          -------   -------   --------   --------   --------
  Gross profit..........................................   33,304    28,234     47,620     66,337     91,527
Selling, general and administrative expenses, including
  amortization..........................................   32,227    31,809     37,712     47,646     61,773
Merger related costs....................................       --        --         --      7,205         --
Asset impairment........................................       --        --        125         --      5,339
                                                          -------   -------   --------   --------   --------
  Operating income (loss)...............................    1,077    (3,575)     9,783     11,486     24,414
Interest expense........................................   (2,599)   (2,897)    (3,261)    (5,092)    (4,482)
Other income (expense), net.............................      533        18        386       (332)       622
                                                          -------   -------   --------   --------   --------
  Income (loss) from continuing operations before
    minority interest, provision (benefit) for income
    taxes, extraordinary item and cumulative effect of
    change in accounting principle......................     (989)   (6,454)     6,908      6,062     20,555
Minority interest.......................................       --        --         --       (156)        --
                                                          -------   -------   --------   --------   --------
  Income (loss) from continuing operations before
    provision (benefit) for income taxes, extraordinary
    item and cumulative effect of change in accounting
    principle...........................................     (989)   (6,454)     6,908      5,906     20,555
Provision (benefit) for income taxes....................   (1,540)     (824)       365      3,305      7,466
                                                          -------   -------   --------   --------   --------
  Income (loss) from continuing operations before
    extraordinary item and cumulative effect of change
    in accounting principle.............................      551    (5,630)     6,543      2,601     13,089
Loss from operations and disposal of discontinued
  clinical business, net of tax.........................       --        --     (1,274)        --         --
                                                          -------   -------   --------   --------   --------
  Income (loss) before extraordinary item and cumulative
    effect of change in accounting principle............      551    (5,630)     5,268      2,601     13,089
Extraordinary item, net of tax benefit..................       --        --         --       (194)        --
                                                          -------   -------   --------   --------   --------
  Income (loss) before cumulative effect of change in
    accounting principle................................      551    (5,630)     5,268      2,407     13,089
Cumulative effect of change in accounting principle, net
  of tax benefit........................................       --        --         --       (360)        --
                                                          -------   -------   --------   --------   --------
  Net income (loss).....................................      551    (5,630)     5,268      2,047     13,089
Dividends on preferred stock............................       --        13         --         --         --
                                                          -------   -------   --------   --------   --------
  Net income (loss) available to common shareholders....  $   551   $(5,643)  $  5,268   $  2,047   $ 13,089
                                                          =======   =======   ========   ========   ========
Basic earnings (loss) per share from continuing
  operations............................................  $  0.06   $ (0.52)  $   0.45   $   0.15   $   0.71
                                                          =======   =======   ========   ========   ========
Basic weighted average shares outstanding...............    8,926    10,884     11,607     14,007     18,439
                                                          =======   =======   ========   ========   ========
Diluted earnings (loss) per share from continuing
  operations............................................  $  0.01   $ (0.52)  $   0.42   $   0.14   $   0.69
                                                          =======   =======   ========   ========   ========
Diluted weighted average shares outstanding.............    9,384    10,884     12,161     14,799     18,965
                                                          =======   =======   ========   ========   ========



                                                                          AS OF DECEMBER 31,
                                                           -------------------------------------------------
                                                            1994      1995      1996       1997       1998
                                                           -------   -------   -------   --------   --------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................................  $17,396   $ 7,627   $11,991   $ 35,278   $ 83,370
Net property, plant and equipment........................    7,752     8,305    10,763     17,560     23,893
Total assets.............................................   70,907    75,440    92,064    150,484    248,956
Long-term debt, including current portion................   28,010    31,953    27,939     54,239     41,223
Shareholders' equity.....................................   16,926    11,471    23,117     38,468    141,095

BACKGROUND AMERICA SELECTED CONSOLIDATED FINANCIAL INFORMATION



                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                          1995     1996       1997       1998
                                                          ----    -------    -------    -------
                                                                     (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues................................................  $ --    $ 1,776    $ 4,221    $ 7,351
Cost of sales...........................................    --      1,624      3,448      5,104
                                                          ----    -------    -------    -------
  Gross profit..........................................    --        152        773      2,247
Selling, general and administrative expenses, including
  amortization..........................................    76      1,237      2,178      3,393
Merger related costs....................................    --         --         --        388
                                                          ----    -------    -------    -------
  Operating loss........................................   (76)    (1,085)    (1,405)    (1,534)
Interest expense........................................    --        (42)       (84)       (12)
Other income (expense), net.............................    --         (2)       152        130
                                                          ----    -------    -------    -------
  Net loss..............................................  $(76)   $(1,129)   $(1,337)   $(1,416)
                                                          ====    =======    =======    =======
                                                                   AS OF DECEMBER 31,
                                                          -------------------------------------
                                                          1995     1996       1997       1998
                                                          ----    -------    -------    -------
                                                                     (IN THOUSANDS)

BALANCE SHEET DATA:
Working capital.........................................  $(86)   $(1,365)   $ 3,051    $ 1,406
Property, plant and equipment, net......................    20        343        629        747
Total assets............................................    61      1,675      5,202      4,646
Long-term debt, including current portion...............    70      1,310        152        124
Shareholders' deficit...................................   (66)      (243)    (1,575)    (2,681)

KROLL-O'GARA AND BACKGROUND AMERICA


SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION



                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................   $166,694      $210,324      $272,196
Cost of sales...............................................    118,922       143,214       178,422
                                                               --------      --------      --------
  Gross profit..............................................     47,772        67,110        93,774
Selling, general and administrative expenses, including
  amortization..............................................     38,949        49,824        65,166
Merger related costs........................................         --         7,205         5,727
Asset impairment............................................        125            --            --
                                                               --------      --------      --------
  Operating income..........................................      8,698        10,081        22,881
Interest expense............................................     (3,303)       (5,176)       (4,494)
Other income (expense), net.................................        384          (180)          752
                                                               --------      --------      --------
  Income from continuing operations before minority
     interest, provision for income taxes, extraordinary
     item and cumulative effect of change in accounting
     principle..............................................      5,779         4,725        19,139
Minority interest...........................................         --          (156)           --
                                                               --------      --------      --------
  Income from continuing operations before provision for
     income taxes, extraordinary item and cumulative effect
     of change in accounting principle......................      5,779         4,569        19,139
Provision for income taxes..................................        365         3,305         7,466
                                                               --------      --------      --------
  Income from continuing operations.........................   $  5,414      $  1,264      $ 11,673
                                                               ========      ========      ========
Basic earnings per share from continuing operations.........   $   0.45      $   0.09      $   0.60
                                                               ========      ========      ========
Basic weighted average shares outstanding...................     12,112        14,751        19,345
                                                               ========      ========      ========
Diluted earnings per share from continuing operations.......   $   0.41      $   0.08      $   0.59
                                                               ========      ========      ========
Diluted weighted average shares outstanding.................     12,671        15,560        19,917
                                                               ========      ========      ========



                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $ 38,329    $ 84,777
Net property, plant and equipment...........................    18,189      24,640
Total assets................................................   155,686     253,602
Long-term debt, including current portion...................    54,391      41,347
Shareholders' equity........................................    36,893     144,383

KROLL-O'GARA AND BACKGROUND AMERICA


SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION INCLUDING


KIZOREK, INC.



                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                               (IN THOUSANDS,
                                                                 EXCEPT PER
                                                                 SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................      $278,581
Cost of sales...............................................       182,333
                                                                  --------
  Gross profit..............................................        96,248
Selling, general and administrative expenses, including
  amortization..............................................        67,746
Merger related costs........................................         5,727
                                                                  --------
  Operating income..........................................        22,775
Interest expense............................................        (4,529)
Other income, net...........................................           752
                                                                  --------
  Income before provision for income taxes..................        18,998
                                                                  --------
Provision for income taxes..................................         7,409
                                                                  --------
  Income from continuing operations.........................      $ 11,589
                                                                  ========
Basic earnings per share from continuing operations.........      $   0.60
                                                                  ========
Basic weighted average shares outstanding...................        19,345
                                                                  ========
Diluted earnings per share from continuing operations.......      $   0.58
                                                                  ========
Diluted weighted average shares outstanding.................        19,917
                                                                  ========

UNAUDITED COMPARATIVE PER SHARE INFORMATION



     The table below shows comparative earnings per share and shareholders' equity (book value) per share for Kroll-O'Gara and Background America on historical and pro forma bases. The historical data is derived from the historical financial statements of Kroll-O'Gara and Background America. Because the merger will be accounted for as a pooling of interests, the pro forma data assumes that Background America has been merged with Kroll-O'Gara throughout the periods shown. We computed the pro forma equivalent for the merger data by multiplying the pro forma combined for the merger amounts by an exchange ratio of 0.2689628 of a share of Kroll-O'Gara common stock for each share of Background America common and preferred stock. Unaudited comparative per share information does not include discontinued operations, extraordinary items or the cumulative effects of accounting changes. The basic and diluted per share impact of these items, if and when applicable, are disclosed in the related full pro forma financial statements beginning on page F-24.



     Unaudited comparative per share information does not include transaction fees and costs incident to an acquisition, nor does it include post-merger costs associated with integrating the operations of the acquired company or companies with Kroll-O'Gara's operations. Kroll-O'Gara currently expects to incur nonrecurring charges of approximately $2.0 million, net of tax benefits, for these purposes in the acquisition of Background America.


     The calculation of shareholders' equity per common share assuming full dilution includes the (1) proceeds from the assumed exercise of stock options and warrants outstanding at the end of each period as a component of shareholders' equity, and (2) stock options and warrants outstanding at the end of each period as a component of common shares outstanding.


                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
Earnings (loss) per common share from continuing operations
  (basic)

Kroll-O'Gara:
  Historical................................................  $ 0.56    $ 0.19    $ 0.71
  Pro forma combined for the merger.........................    0.45      0.09      0.60
  Pro forma combined for the merger and for Kizorek.........     n/a       n/a      0.60
  Pro forma combined for the merger assuming return of all
     escrowed shares........................................    0.45      0.09      0.61
  Pro forma combined for the merger and for Kizorek assuming
     return of all escrowed shares..........................     n/a       n/a      0.60
Background America:
  Historical, assuming conversion of preferred shares.......   (0.60)    (0.48)    (0.42)
  Pro forma equivalent for the merger.......................    0.12      0.02      0.16
  Pro forma equivalent for the merger assuming return of all
     escrowed shares........................................    0.12      0.02      0.16



                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
Earnings (loss) per common share from continuing operations
  (diluted)

Kroll-O'Gara:
  Historical................................................  $ 0.52    $ 0.18    $ 0.69
  Pro forma combined for the merger.........................    0.41      0.08      0.59
  Pro forma combined for the merger and for Kizorek.........     n/a       n/a      0.58
  Pro forma combined for the merger assuming return of all
     escrowed shares........................................    0.42      0.08      0.59
  Pro forma combined for the merger and Kizorek assuming
     return of all escrowed shares..........................     n/a       n/a      0.58

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
Background America:
  Historical, assuming conversion of preferred shares.......   (0.60)    (0.47)    (0.40)
  Pro forma equivalent for the merger.......................    0.11      0.02      0.16
  Pro forma equivalent for the merger assuming return of all
     escrowed shares........................................    0.11      0.02      0.16



                                                                   AT              AT
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1998
                                                              ------------    ------------
Shareholders' equity (deficit) per common share (end of
period)

Kroll-O'Gara:
  Historical................................................     $2.75           $7.65
  Pro forma combined for the merger.........................      2.91            7.46
  Pro forma combined for the merger and for Kizorek.........      3.38            7.46
  Pro forma combined for the merger assuming return of all
     escrowed shares........................................      2.92            7.50
  Pro forma combined for the merger and for Kizorek assuming
     return of all escrowed shares..........................      3.40            7.50
Background America:
  Historical................................................     (0.73)          (1.21)
  Pro forma equivalent for the merger.......................      0.78            2.01
  Pro forma equivalent for the merger assuming return of all
     escrowed shares........................................      0.79            2.02
Shareholders' equity (deficit) per common share assuming
  full dilution

Kroll-O'Gara:
  Historical................................................     $2.73           $7.59
  Pro forma combined for the merger.........................      2.87            7.39
  Pro forma combined for the merger and for Kizorek.........      3.33            7.39
  Pro forma combined for the merger assuming return of all
     escrowed shares........................................      2.89            7.42
  Pro forma combined for the merger and for Kizorek assuming
     return of all escrowed shares..........................      3.34            7.42
Background America:
  Historical................................................     (0.71)          (1.12)
  Pro forma equivalent for the merger.......................      0.77            1.99
  Pro forma equivalent for the merger assuming return of all
     escrowed shares........................................      0.78            2.00


Neither Kroll-O'Gara nor Background America has paid any dividends on its common stock, and no dividends accrue or are payable on Background America's preferred stock until June 2000. Kroll-O'Gara does not anticipate paying any dividends on the Kroll-O'Gara common stock in the foreseeable future. Additionally, the terms of Kroll-O'Gara's Senior Notes due 2004 and of its credit agreement with its bank require maintenance of certain financial ratios which may limit the funds available for cash dividends. See "Market Prices and Dividends."

                                  RISK FACTORS


     You should carefully consider the risk factors discussed below in evaluating the merger of Background America with Kroll-O'Gara. Further information about Kroll-O'Gara is given in its annual report on Form 10-K, as amended, for the year ended December 31, 1998, particularly in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of that document. See "Where You Can Find More Information."



     Some of the information in this proxy statement/prospectus is forward-looking. Forward-looking statements can be identified by the use of language such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations which are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified in this section and in the Kroll-O'Gara documents incorporated by reference in this document.



KROLL-O'GARA MAY NOT BE ABLE TO MANAGE THE GROWTH THAT RESULTS FROM ITS AGGRESSIVE GROWTH STRATEGY.



     Kroll-O'Gara has made multiple acquisitions since January 1, 1997 and currently intends to continue an aggressive acquisition and internal growth strategy. When companies are acquired, Kroll-O'Gara may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Additionally, issues relating to new acquisitions may divert the attention of Kroll-O'Gara's management from existing operations.



     Kroll-O'Gara also will need to enhance the capabilities of its operational and financial systems and will require additional employees, management and operational and financial resources to support its growth strategy. If Kroll-O'Gara cannot do these things when necessary, it could be adversely affected.



THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, KROLL-O'GARA'S U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON KROLL-O'GARA.



     U.S. Military contracts, primarily the HMMWV contract discussed below, account for a significant portion of Kroll-O'Gara's business, representing 33%, 21% and 23% of net sales for 1996, 1997 and 1998, respectively. The U.S. Military funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation which may not occur or which may provide less than the total amount of the contract. Fluctuations in spending by the U.S. Government for national defense could adversely affect Kroll-O'Gara's ability to receive future contracts. Also, the U.S. Government generally may cancel its contracts unilaterally, at its convenience. Moreover, as a government contractor, Kroll-O'Gara's operations are subject to routine audit to assure compliance with a variety of regulations. Adverse findings in an audit or other investigation, including violations of environmental or labor laws, could result in fines or other penalties up to and including disqualification as a U.S. Government contractor.



KROLL-O'GARA IS DEPENDENT ON SINGLE SOURCE SUPPLIERS OF COMPONENTS FOR ITS UP-ARMORED HMMWVS, WHICH ACCOUNT FOR ALMOST 23% OF ITS NET SALES.



     Kroll-O'Gara is the prime contractor to the U.S. Military for the supply of armoring and blast protection for High Mobility Multi-Purpose Wheeled Vehicles, commonly known as HMMWVs. HMMWVs armored by Kroll-O'Gara are manufactured by AM General Corporation under separate U.S. Military contracts. Should deliveries of HMMWVs to Kroll-O'Gara be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of components for the Up-Armored HMMWV, there could be a material adverse effect on Kroll-O'Gara.

KROLL-O'GARA'S SIGNIFICANT BUSINESS OUTSIDE THE UNITED STATES EXPOSES IT TO NUMEROUS RISKS WHICH, SINGLY OR TOGETHER, COULD MATERIALLY AND ADVERSELY AFFECT ITS BUSINESS.



     In addition to its U.S. facilities, Kroll-O'Gara has operations and assets in Argentina, Australia, Brazil, Canada, China, Colombia, France, Germany, India, Italy, Japan, Mexico, the Philippines, Russia, Saudi Arabia, Singapore, Switzerland and the United Kingdom. Kroll-O'Gara also sells its products and services in other foreign countries and is seeking to increase its level of international business activity. Kroll-O'Gara's international business exposes it to various risks. Currently, the most significant risks relate to regional economic downturns in Central and South America and in Asia. Although the impact of these downturns has been more than offset to date with growth in other areas of Kroll-O'Gara's business, these results may not continue. Other risks of foreign business include exchange rate fluctuations, foreign currency restrictions, expropriation of assets, war, civil uprisings and riots, government instability, the vagaries of foreign legal systems, and unanticipated taxes, duties or other governmental assessments. Any of these risks could result in a loss of business, significant unexpected write-offs of assets or other unexpected costs which could have a material adverse effect on Kroll-O'Gara.



KROLL-O'GARA'S INABILITY OR FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS AND LICENSING REQUIREMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS.



     The services provided by Kroll-O'Gara's Investigations and Intelligence Group are subject to various federal, state, local and foreign laws, including privacy laws. Subsidiaries of Kroll-O'Gara hold private investigative licenses from, and their investigative activities are regulated by, government agencies in various jurisdictions. Kroll-O'Gara also utilizes certain data from outside sources, including data from third party vendors and various government and public record services, in performing its services. To date, applicable laws and regulations have not interfered materially with the manner in which Kroll-O'Gara obtains information and conducts its operations, including Kroll-O'Gara's access to data used in its business. However, changes in these laws and regulations, particularly those relating to privacy, could have a material adverse effect on Kroll-O'Gara.



     Additionally, the laboratory of Kroll-O'Gara's drug testing subsidiary is certified on the federal level and licensed in a number of states. If the subsidiary fails to continue to meet all applicable requirements, its certification could be suspended or lost, which would have a material adverse effect on this aspect of Kroll-O'Gara's business.



KROLL-O'GARA DEPENDS ON THE SERVICES OF MANY OF ITS PROFESSIONAL AND TECHNICAL EMPLOYEES. COMPETITION FOR THESE EMPLOYEES IS INTENSE.



     Kroll-O'Gara is highly dependent on the quality and efforts of the senior managers and professional and technical staff in its Investigations and Intelligence Group and its Information Security Group. Kroll-O'Gara relies heavily on these employees for continued business development. Also, personnel in Kroll-O'Gara's new Information Security Group must be fully up-to-date, and -- indeed -- "ahead of the curve," in the rapidly evolving areas of e-commerce and computer security. Competition for these employees is intense. Kroll-O'Gara's business could be materially and adversely affected if a number of its senior managers and professional and technical employees were to leave and if Kroll-O'Gara were unable to attract and retain qualified replacements.

DUE TO THE NATURE OF ITS BUSINESS, KROLL-O'GARA IS SUSCEPTIBLE TO POTENTIALLY SIGNIFICANT LIABILITY CLAIMS.



     The very nature of Kroll-O'Gara's business exposes it to potential liability claims in instances in which its clients suffer losses in spite of Kroll-O'Gara's efforts to mitigate their risks. Kroll-O'Gara maintains product liability and professional liability insurance policies with per occurrence and annual aggregate limits of $25 million and $15 million, respectively; however, a successful claim could result in liability in excess of coverage limits and have a material adverse effect on Kroll-O'Gara. Also, in the ordinary course of its business, Kroll-O'Gara is subject to claims of third parties other than clients alleging trespass, invasion of privacy and other tortious conduct by its investigators and other personnel. Although Kroll-O'Gara endeavors to minimize the risk of such claims, they could have a material adverse effect on Kroll-O'Gara.



THE FAILURE OF THIRD PARTIES TO RESOLVE THEIR YEAR 2000 ISSUES COULD HAVE A MATERIAL ADVERSE EFFECT ON KROLL-O'GARA.



     Although Kroll-O'Gara currently expects to complete its own Year 2000 conversions on a timely basis and without costs that are material to its financial condition or results of operations, many of Kroll-O'Gara's operations, especially in the Voice and Data and the Investigations and Intelligence Groups, rely on third party computer systems and data bases. The failure of third parties to address adequately their Year 2000 issues could have a material adverse effect on Kroll-O'Gara.

                              THE SPECIAL MEETING


     Background America, Inc., a Tennessee corporation, is mailing this proxy statement/prospectus to holders of shares of its common stock and its Series A
Preferred Stock, on or about              , 1999, together with a Notice of
Special Meeting of Shareholders and a form of proxy solicited by the Board of Directors of Background America for use at the special meeting.


TIME AND PLACE; PURPOSE


     The special meeting will be at 1900 Church Street, Suite 400, Nashville,
Tennessee, on              , 1999, starting at                , local time. At
the special meeting, you will be asked to approve an Agreement and Plan of Merger dated as of January 21, 1999 and amended as of April 20, 1999, among The Kroll-O'Gara Company, an Ohio corporation, Kroll-O'Gara Tennessee, Inc., a wholly owned subsidiary of Kroll-O'Gara, and Background America. If the proposed merger is approved and completed, Background America will become a wholly owned subsidiary of Kroll-O'Gara.


PROXIES


     You may use the accompanying proxy card if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting. You may revoke any proxy that you give at any time before it is exercised, either by submitting a written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person. You should address written notice of revocation and other communications with respect to the revocation of Background America proxies to Background America, Inc., 1900 Church Street, Suite 400, Nashville, Tennessee 37203, Attention: Corporate Secretary.



     All shares of Background America common stock and Background America preferred stock represented by properly executed proxies received prior to or at the special meeting and not revoked before they are exercised will be voted in accordance with the instructions indicated in such proxies. If you do not specify how your proxy is to be voted, it will be voted "FOR" the merger agreement.


SOLICITATION OF PROXIES


     Background America will pay the expenses of solicitation of proxies for the special meeting. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Background America without additional compensation and by telephone, teletype, facsimile or similar method.


RECORD DATE AND VOTING RIGHTS


     RECORD DATE.  Background America's Board of Directors has fixed the close
of business on              , 1999 as the record date for determining the
Background America shareholders entitled to notice of and to vote at the special meeting. You will be entitled to vote at the special meeting if you were a shareholder of record on the close of business on the record date. As of the
record date, there were                shares of Background America common stock
outstanding and entitled to vote and 1,143,700 shares of Background America preferred stock outstanding and entitled to vote.



     QUORUM. A majority of the shares of Background America common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting.


     VOTING RIGHTS. Each share of Background America common stock entitles its holder to one vote. Each share of Background America preferred stock entitles its holder to one vote.

     VOTE REQUIRED AND VOTING AGREEMENT.  The merger agreement must be approved by:


          (1) the affirmative vote of the holders of a majority of the shares of Background America common stock and Background America preferred stock outstanding on the record date and voting together, and


          (2) the affirmative vote of at least 66 2/3% of the outstanding shares of Background America preferred stock voting as a separate class.



     Three of the holders of Background America common stock, who together own 83.21% of those shares, and six of the holders of Background America preferred stock, owning 85.94% of those shares, have entered in a voting agreement committing themselves to vote FOR the merger. These percentages include shares held by Michael D. Shmerling, Background America's Chief Executive Officer, who owns 51.38% of the Background America common stock and 16.66% of the Background America preferred stock, and shares held by Alan Wernick, a director, who owns 4.55% of the Background America common stock and 1.22% of the Background America preferred stock. Each person also has granted officers of Kroll-O'Gara an irrevocable power of attorney to vote his shares of Background America common stock and Background America preferred stock. In addition, based upon the unanimous recommendation of the Background America Board, it currently is expected that Background America's other directors and executive officers, who own approximately 4% of the Background America common stock and 1% of the Background America preferred stock, also will vote their shares for approval of the merger agreement. Accordingly, Background America expects the merger to be approved regardless of the vote by other shareholders.



     Approval of the merger agreement by the holders of Background America preferred stock constitutes a waiver of the preferred stock's liquidation rights. See "Rights of Holders of Background America Preferred Stock."



     If you do not properly exercise and perfect dissenters' rights in connection with the merger, you will be deemed to have agreed to the escrow of a total of 10% of the shares of Kroll-O'Gara common stock into which your shares of Background American common stock and/or Background America preferred stock will convert in the merger. In this regard, you should read and consider the information provided under the captions "The Merger Agreement -- Terms of the Merger -- The Escrow Fund" and "The Merger -- Dissenters' Rights of Appraisal."



     ABSTENTIONS. Shares represented by a properly executed proxy marked "abstain" will be counted as present for purposes of determining a quorum but will not be voted on the merger agreement proposal. An abstention will, therefore, have the same effect as a vote against the merger.

                                   THE MERGER

BACKGROUND OF THE MERGER


     In September 1998, officers of Background America were approached by representatives of Kroll-O'Gara regarding a possible acquisition of Background America. Kroll-O'Gara was seeking a suitable acquisition in the pre-employment background checking area to complement its other risk mitigation services and the services to be provided by its soon-to-be-acquired drug testing subsidiary. Background America's officers responded that they would be willing to discuss a combination between the companies, and discussions between the parties continued from that date until January 1999.



     During that time, Kroll-O'Gara and Background America conducted various due diligence activities and negotiated the terms and conditions to be included in a definitive agreement. Background America's management chose not to seek alternative bidders because the results of negotiations and due diligence activities by Background America revealed an opportunity determined by management to be unique based upon its familiarity with the background investigation services marketplace. The Board of Directors did not consider any alternative strategic business combinations in addition to the merger with Kroll-O'Gara.



     At a meeting held on December 30, 1998, the Board of Directors of Background America reviewed and considered the merger agreement. All of the directors of Background America present at the meeting then voted to approve the merger and the merger agreement, with such changes as the proper officers of Background America determined would be appropriate. The merger agreement was executed on January 21, 1999, and Kroll-O'Gara announced the merger after the close of business on that same day. Holders of 83.2% of Background America's common stock and 85.9% of its preferred stock have entered into an agreement committing themselves to vote for the merger. In addition, all of the directors and officers of Background America who are not parties to the voting agreement have informally advised Background America that, as of the date of this proxy statement/prospectus, they intend to vote for the approval of the merger agreement.



     The 0.2689628 of a share of Kroll-O'Gara common stock to be exchanged for each share of Background America common stock and Background America preferred stock reflect prices that were negotiated on an arms-length basis between representatives of Background America and representatives of Kroll-O'Gara. There was no affiliation, relationship, understanding or transaction between Background America and its affiliates, on one hand, and Kroll-O'Gara and its affiliates, on the other hand, prior to the execution of the merger agreement.


REASONS FOR AND ADVANTAGES OF THE MERGER


     The Board of Directors of Background America evaluated the opportunity of a strategic business combination represented by the merger in light of the ability of Background America to continue to build its business and the ability of Background America eventually to engage in a public offering of its common stock. Although the Board of Directors identified no cause for inability to continue to build Background America's business or eventually to seek to engage in a public offering based upon the results of its operations to date, the terms of the merger proposal caused the Board of Directors to approve and recommend the merger. The Board of Directors of Background America considered a variety of factors in evaluating whether the merger was in the best interests of the shareholders of

Background America and in approving the merger and the merger agreement. The factors deemed material by the Board of Directors were as follows:



          - Shareholders of Background America will receive equity securities of Kroll-O'Gara in the merger, which will allow them to maintain an indirect interest in the business of Background America through their ownership of Kroll-O'Gara common stock.



          - The closing sale price of the Kroll-O'Gara common stock on December 29, 1998, the day prior to the approval of the merger by the Board of Directors, was $38.50 compared to the book value of the Background America common stock of a negative $1.27 per share and the redemption price of the Background America preferred stock of $5.93 per share on September 30, 1998. Additionally, the equivalent assumed value of the Background America common and preferred stock, giving effect to their conversion into Kroll-O'Gara common stock, was $10.36 per share, representing a premium of $11.36 for Background America common stock and a premium of $4.43 for Background America preferred stock.



          - The anticipated tax-free status of the merger.



          - The active trading market for Kroll-O'Gara common stock on the Nasdaq National Market, as opposed to the lack of a public market for Background America common and preferred stock, which will provide Background America shareholders with liquidity which did not exist previously.



          - The diversification of the business enterprises and operations of Kroll-O'Gara compared to Background America's focus on employment screening.



          - The capital resources available to Kroll-O'Gara as a public company for use in the development and growth of Background America's business.



          - Cost savings to Background America in an amount estimated to be in excess of $500,000 achieved through avoidance of a public offering of Background America's common stock. The Background America Board did not analyze other possible synergies and cost savings which might benefit Background America after the merger.



          - The opportunity made available by Kroll-O'Gara for current management of Background America to continue to develop its business.



          - The fact that 10% of the merger payment would be placed into escrow and perhaps never be paid to shareholders of Background America.



     The Board of Directors of Background America did not assign any relative weights to the above factors, but it considered all of them to be material. Each of the factors other than the last supported the determination by the Board of Directors of Background America that the merger was in the best interests of the shareholders of Background America. The last factor was adverse to the Board of Directors' determination. However, the Board of Directors was aware that the escrow was specifically bargained for and insisted upon by Kroll-O'Gara as a condition to the merger agreement and believed it was outweighed by the remaining positive factors. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with Kroll-O'Gara in concluding that the terms of the transaction with Kroll-O'Gara are fair to the shareholders of Background America from a financial point of view. The Board of Directors of Background America did not retain the services of a financial advisor in determining whether the merger consideration is fair to its shareholders because it believed it had the business experience necessary to evaluate the terms of the merger and was satisfied with them.

DISADVANTAGES OF THE MERGER


     Upon consummation of the merger, you and the other shareholders of Background America will own a maximum of approximately 4% of the issued and outstanding shares of Kroll-O'Gara. By comparison, Kroll-O'Gara's officers and directors will control approximately 33% of Kroll-O'Gara common stock and are likely to be able to control most matters requiring approval by shareholders, including the election of directors. Additionally, if you own Background America preferred stock, you have certain preferential rights as a preferred stock owner which you will lose as a holder of Kroll-O'Gara common stock. See "Rights of Holders of Background America Preferred Stock."


     In considering the merger, you should consider, in addition to the advantages described above, the risks associated with the merger and with Kroll-O'Gara's business which are discussed in "Risk Factors." Of course, after the merger, Background America will be owned by Kroll-O'Gara. Therefore the various risks involved in Background America's business will be assumed by Kroll-O'Gara and its shareholders. There is no certainty regarding the effect of consummation of the merger upon the market price of the Kroll-O'Gara common stock.


INTERESTS OF CERTAIN PERSONS IN THE MERGER



     Some of the officers and members of the Board of Directors of Background America have interests in the merger that are in addition to their interests as shareholders of Background America generally.



     Most of the officers and directors of Background America own options to purchase shares of Background America common stock, the terms of which provide for the acceleration of vesting in connection with the consummation of a fundamental corporate event to which Background America is a party, including the merger. One director also owns warrants with similar terms. The following table describes the associated realizable value to each such officer and director with respect to the options owned by him:


                                                     NUMBER            AVERAGE
NAME                                               OF SHARES        EXERCISE PRICE    REALIZABLE VALUE(1)
----                                            ----------------    --------------    -------------------
Directors:
  Alan L. Wernick.............................       14,000             $ 1.25             $131,001
  Tom Martin..................................        4,500             $ 0.75             $ 44,357
  William Denny...............................        2,500             $ 1.91             $ 21,743
  Nick Manis
     (options)................................          400             $ 2.00             $  3,443
     (warrants)...............................        2,000             $ 3.25             $ 14,714
Officers:
  Marc C. Curvin..............................      120,202             $2.456             $979,791
  A. Michael Rosen............................       19,000             $2.063             $162,340
  Benny Ball..................................       18,000             $2.389             $147,928
  Tim Davison.................................        5,350             $1.761             $ 47,327
  Tom Ellis...................................       12,900(2)          $2.016             $110,833
  Robert Schlossnagle.........................       12,000             $2.292             $ 99,782

---------------
(1) Calculated based on the closing price for Kroll-O'Gara common stock of $39 7/16, as reported on the Nasdaq National Market at the close of trading on December 31, 1998, less the applicable average exercise price.

(2) Includes options to purchase an aggregate of 1,700 shares of Background America common stock which will be issued after the merger in the form of options to purchase Kroll-O'Gara common stock.

     It is currently anticipated that the officers of Background America after the merger will be substantially the same as those who are serving immediately before the merger. Additional officers also may be designated by Kroll-O'Gara.


     Michael D. Shmerling, Marc C. Curvin, A. Michael Rosen and Benny Ball have entered into employment agreements with Background America which will become effective at the time of the merger and will expire on December 31, 2001. Each employment agreement contains terms and provisions customary in an executive employment agreement, including a covenant by the employee not to compete with Background America or Kroll-O'Gara for two years following termination of employment and a provision for the payment of severance benefits to each employee upon the occurrence of certain events, including the employee's termination of employment by Background America without cause. The annual salaries payable to Messrs. Shmerling, Curvin, Rosen and Ball under the employment agreements are $150,000, $125,000, $100,000 and $100,000, respectively. Additionally, each of Messrs. Rosen, Ball and Robert Schlossnagle will be paid a one-time "stay bonus" of $50,000, Mr. Tim Davison will be paid a one-time "stay bonus" of $20,000 and Mr. Tom Ellis will be paid a one-time "stay bonus" of $10,000, in each case if he continues to be employed by Background America on June 30, 1999. Finally, each person is eligible to participate in the incentive compensation plans of Kroll-O"Gara during the term of his employment by Background America.



     Mr. Shmerling is the indirect owner, through two limited liability companies controlled by him, of approximately 17,500 square feet of office space occupied by Background America in Nashville, Tennessee. The current annual rent paid by Background America to the companies is $236,895. On April 20, 1999, Background America entered into two leases for the Nashville office space with the two companies controlled by Mr. Shmerling. Background America will lease 5,625 square feet of space for $15.50 per square foot and 6,225 square feet of space for $18.50 per square foot. Each lease expires in 2004. Background America and Kroll-O'Gara believe that the terms of these leases are no less favorable than those which Background America could otherwise have obtained from unrelated third parties and that the terms were negotiated on an arms-length basis.


     Each of Michael D. Shmerling, Alan L. Wernick, Marc C. Curvin, A. Michael Rosen and Tim Davison is an officer or director of Background America and is also a former shareholder of AMICUS Staffing, Inc., a corporation engaged in the business of providing professional and support personnel on a temporary or permanent basis in the legal industry. Each of those persons sold his stock in AMICUS in May 1997 in exchange for a cash payment and the contingent right to receive additional cash payments based on the future financial performance of AMICUS. Currently, AMICUS is subleasing office space from Background America at an annual rental rate of $49,816. Background America and AMICUS also are sharing expenses associated with telephone systems and a receptionist. Background America's portion of the total annual shared expenses is approximately $10,000. It is currently anticipated that these arrangements will continue following the merger.


     Each of Michael D. Shmerling and Marc C. Curvin is an owner of System-X, LLC, a company engaged in the business of providing technology related services. Currently, System-X provides system maintenance for Background America's computer systems in exchange for forgiveness of rental costs associated with office space. Background America estimates the value of rental space forgiven in calendar year 1998 to be approximately $24,868. It is not currently anticipated that Kroll-O'Gara will require the services of System-X following the merger. If any System-X services are purchased by Kroll-O'Gara, it is anticipated that they will be on terms negotiated on an arms-length basis. System-X and Background America have entered into an agreement in which System-X acknowledges that any intellectual property developed for Background America by System-X in connection with services provided by System-X to Background America is the property of Background America.



     The Board of Directors of Background America was aware of the interests of the directors and officers in the merger and took them into account in approving the merger agreement.


ACCOUNTING TREATMENT

     Kroll-O'Gara will account for the merger as a pooling of interests. Under this method of accounting, the assets and liabilities of Background America will be carried forward to the Kroll-O'Gara financial statements at their recorded amounts; the income of Kroll-O'Gara will include income of Background America for the entire fiscal year in which the merger occurs; and the reported income of Background America for prior periods will be combined with and restated as income of Kroll-O'Gara on a consolidated basis. It is a condition to the merger that Kroll-O'Gara receive an opinion from Arthur Andersen LLP, its independent public accountants, confirming the appropriateness of this accounting treatment under generally accepted accounting principles. Another condition of the merger, which is included in order to preserve pooling of interests accounting, is that holders of no more than 7.5% of Background America's outstanding stock exercise dissenters' rights. See "The Merger Agreement -- Conditions to the Merger."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following discussion is a summary of the material U.S. federal income tax consequences of the merger to holders of Background America common stock, preferred stock, stock options and warrants. This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and pronouncements and judicial decisions as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect.



     The discussion does not address the state, local or foreign tax consequences of the merger. In addition, the discussion relates to persons who hold Background America common stock or Background America preferred stock as capital assets. Your tax treatment may vary depending upon your particular situation. Shareholders such as insurance companies, foreign persons, tax-exempt organizations, financial institutions and broker-dealers, as well as individuals who received Background America common stock pursuant to the exercise of employee stock options or otherwise as compensation, may be subject to special rules not discussed. You are urged to consult your own tax advisor concerning the United States federal, state and local and any foreign tax consequences of the merger to you.


     We expect that the material U.S. federal income tax consequences that will result from the merger are as follows:


          a. You will not recognize any income, gain or loss as a result of the exchange of your Background America stock for Kroll-O'Gara common stock in the merger, except in connection with any cash received instead of a fractional share of Kroll-O'Gara common stock. If, however, you hold options or warrants which you exercise at the time of or after the merger, you may have tax liability related to the exercise of those options or warrants.



          b. Your tax basis in the Kroll-O'Gara common stock received in the merger will equal your tax basis in the Background America common stock and/or Background America preferred stock exchanged, reduced by your basis in any Background America common and/or preferred stock for which you receive cash instead of a fractional share of Kroll-O'Gara common stock.

          c. The holding period for the Kroll-O'Gara common stock which you receive in the merger will include your holding period of the Background America common stock or Background America preferred stock surrendered.

          d. If you receive cash instead of a fractional share of Kroll-O'Gara common stock in the merger, you will recognize gain or loss in an amount equal to the difference between the cash received and your basis in the Background America common stock or Background America preferred stock allocable to the fractional share.

          e. No income, gain or loss will be recognized by Kroll-O'Gara or Background America as a result of the merger.

          f. If you hold warrants to acquire Background America common stock, you will not recognize gain or loss upon the conversion of the warrants into warrants to purchase Kroll-O'Gara common stock.

          g. If you hold unexercised options to acquire Background America common stock, you will not recognize income upon the conversion of those options into options to purchase Kroll-O'Gara common stock.

FEDERAL SECURITIES LAW CONSEQUENCES


     Generally, all shares of Kroll-O'Gara common stock received by Background America shareholders in the merger will be freely transferable. If, however, you are an "affiliate" of Background America prior to the merger or of Kroll-O'Gara after the merger, you may resell the Kroll-O'Gara common stock which you receive in the merger only in compliance with the volume, manner-of-sale and notice requirements of Rules 144 and 145 under the Securities Act of 1933. You may be deemed to be an affiliate of Kroll-O'Gara or Background America if you control, are controlled by, or are under common control with, either company. Officers, directors and principal shareholders are often deemed affiliates of a company.



     Under Rules 144 and 145, an affiliate may sell Kroll-O'Gara common stock in ordinary brokers' transactions. The maximum number of shares which may be sold within a three-month period is the greater of 1% of the Kroll-O'Gara common stock then outstanding or the average weekly reported volume of trading in the common stock during the four calendar weeks preceding the sale. In addition, it is a condition of the merger that each Background America affiliate agree not to sell, transfer or dispose of any Kroll-O'Gara common stock until Kroll-O'Gara has announced results of operation that include at least 30 days of combined operations with Background America. If the merger is completed during May 1999, this means that affiliates will not be able to resell Kroll-O'Gara common stock until Kroll-O'Gara has announced results of operation for the six months ending June 30, 1999, which probably will happen in late July or early August 1999.



DISSENTERS' RIGHTS OF APPRAISAL



     The following is a summary of the principal steps which you must take to perfect dissenters' rights under Chapter 23 of the Tennessee Business Corporation Act. Because this is a summary, it does not contain all the information that may be important to you if you want to exercise dissenters' rights. You should review this discussion and Chapter 23 carefully if you wish to exercise dissenters' rights, or wish to preserve the right to do so, since failure to comply with the required procedures will result in the loss of those rights. The full text of Chapter 23 is attached as Appendix B to this proxy statement/ prospectus.

     If you dissent from the merger and demand and perfect dissenters' rights under Chapter 23 and if the merger is approved and becomes effective, your shares of Background America common stock and/or Background America preferred stock will not be converted into Kroll-O'Gara common stock. Instead, you will have the right to receive the "fair value" of your Background America shares. The "fair value" of your Background America Stock may be more or less than the value of the Kroll-O'Gara common stock which you would have received in the merger if you did not dissent. If you are considering dissenting, you should consult with your legal advisor. If your Background America shares are held of record in the name of another person and you desire to perfect dissenters' rights, you must obtain the record shareholder's written consent to the dissent and must file it with Background America along with your own notice, as described in the next paragraph.


     To exercise dissenters' rights, you


          (1) must file with Background America, before the class votes on the merger agreement at the special meeting, a written notice of your intent to demand payment for your shares if the merger agreement is approved, and



          (2) must not vote in favor of the merger agreement.



     A vote in favor of the merger agreement will waive your dissenters' rights. Holders of Background America preferred stock must not vote in favor of the merger agreement in either the combined vote with the common stock or the separate preferred stock class vote. Your failure to vote on the merger agreement will not in itself waive your dissenters' rights. However, a vote against the merger agreement or a failure to vote does not, alone, constitute a demand. If you dissent and demand payment, you must do so as to all the shares of Background America common stock and Background America preferred stock beneficially owned by you.



     If you comply with (1) and (2) above, within 10 days after the earlier of the date the merger becomes effective or the date of the special meeting, Background America must send you a dissenters' notice which


          (a) tells you by when and to where you must send your payment demand,

          (b) tells you when and where to deposit your certificates for Background America common stock and Background America preferred stock,

          (c) requires you to certify as to your ownership of Background America shares prior to announcement of the proposed merger, and

          (d) includes a form for demanding payment.

Once you have filed a demand for payment, it cannot be withdrawn unless Background America and Kroll-O'Gara consent to the withdrawal.

     If you timely file a payment demand with Background America, Background America must notify you of what it considers to be the "fair value" of your Background America shares. Background America must then pay you that amount, plus accrued interest. If you are dissatisfied with Background America's determination of "fair value," within one month you must either notify Background America of your own estimate of "fair value" or reject Background America's offer in accordance with Chapter 23. If you and Background America cannot agree on the "fair value" of your Background America shares, you will have the right to receive the "fair value" as determined by a Tennessee court.

     If you exercise dissenters' rights under Chapter 23, you will not have any rights as a shareholder of Background America or Kroll-O'Gara after the merger. However, if you subsequently withdraw your payment demand or otherwise lose your dissenters' rights, your shares of Background America common stock and Background America preferred stock will be converted into shares of Kroll-O'Gara common stock in accordance with the merger agreement. You will lose your dissenters' rights:



     - if you fail to file a written objection before the vote on the merger agreement,



     - if you vote in favor of approval of the merger agreement in either class vote,


     - if you do not send in your demand for payment within the specified time period, or

     - if you fail to deposit the certificates for your shares.

                              THE MERGER AGREEMENT


     The description of the merger agreement set forth below summarizes the material terms of the agreement. You also should read the complete merger agreement, a copy of which is included as Appendix A to, and is incorporated by reference in, this proxy statement/prospectus.


TERMS OF THE MERGER

     THE MERGER. In the merger, a wholly owned subsidiary of Kroll-O'Gara, which was established for purposes of the merger and essentially has no assets or liabilities, will merge into Background America. As a result, Background America will continue as the surviving corporation and will be a wholly owned subsidiary of Kroll-O'Gara.


     EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the merger agreement, Kroll-O'Gara and Background America will complete the merger by filing a Certificate of Merger with the Secretary of State of the State of Tennessee. The merger will become effective when the Certificate of Merger is filed.



     CONVERSION OF BACKGROUND AMERICA STOCK IN THE MERGER. When the merger becomes effective, each then outstanding share of Background America common and preferred stock, excluding shares as to which dissenters' rights have been exercised, will be converted into the right to receive 0.2689628 of a share of Kroll-O'Gara common stock. Initially, however, a total of 10% of the shares of Kroll-O'Gara common stock into which each holder's shares of Background American common stock and Background America preferred stock are converted will be escrowed. These shares will be subject to return to Kroll-O'Gara. SEE "THE ESCROW FUND" BELOW. YOU MAY NOT RECEIVE ANY SHARES OF KROLL-O'GARA COMMON STOCK BEYOND THOSE ISSUED TO YOU AT THE TIME OF THE MERGER.



     OUTSTANDING STOCK OPTIONS AND WARRANTS. The merger agreement requires that the holders of all options and warrants to purchase Background America common stock must consent to amending these options and warrants so that, unless previously exercised, they survive the merger and become exercisable for Kroll-O'Gara common stock. In addition, holders of stock options and warrants will be asked to decide whether their options and/or warrants should be exercised at the time of the merger or remain outstanding as options and warrants to purchase Kroll-O'Gara common stock. If you hold options and/or warrants to purchase Background America common stock and you elect to exercise them at the time of the merger, 10% of the shares of Kroll-O'Gara common stock that you receive in the merger which are attributable to those options and warrants will be escrowed. If you do not exercise your options and warrants until after the merger, the shares of Kroll-O'Gara common stock that you receive upon exercise will not be escrowed.


     Each outstanding stock option and warrant to purchase Background America common stock that is not exercised before or at the time of the merger will become exercisable after the merger for the number of shares of Kroll-O'Gara common stock that the holder would have been entitled to receive in the merger had he or she exercised the option or warrant before the merger, at a price per share equal to

          (x) the aggregate exercise price for Background America common stock purchasable pursuant to the stock option or warrant divided by

          (y) the number of shares of Kroll-O'Gara common stock deemed purchasable pursuant to the stock option or warrant.

     The number of shares of Kroll-O'Gara common stock that may be purchased upon exercise of a stock option or warrant will not include any fractional share, and any fractional share will be rounded up to the nearest whole number.


     The shares of Kroll-O'Gara common stock issuable upon exercise of the stock options and warrants are included in the shares of Kroll-O'Gara common stock registered under the Securities Act through this proxy statement/prospectus. Kroll-O'Gara will use its best efforts to maintain the effectiveness of that registration for so long as the stock options and warrants remain outstanding.


     FRACTIONAL SHARES. No fractional shares of Kroll-O'Gara common stock will be issued in the merger. Instead, Kroll-O'Gara will pay each Background America shareholder who would otherwise have been entitled to a fractional share of Kroll-O'Gara common stock an amount equal to the fraction multiplied by the "Market Value" on the closing date of the merger. "MARKET VALUE" means, on any day, the average of the last sale prices per share of Kroll-O'Gara common stock on the Nasdaq National Market for the five consecutive trading days ending four days prior to that date.


THE ESCROW FUND



     A total of 10% of the shares of Kroll-O'Gara common stock otherwise issuable to each Background America shareholder in the merger will be placed into escrow. The escrow fund will provide security and indemnification for any claims which Kroll-O'Gara and its affiliates have for damages arising from



          (1) breaches by Background America of its representations, warranties, covenants and obligations in the merger agreement and


          (2) any claim for brokerage or finder's fees in connection with the merger.


The escrow is the only source of indemnification for Kroll-O'Gara and its affiliates for these damages.



     Kroll-O'Gara may not recover from the escrow fund for any breach or series of related breaches as to which the damages are less than $25,000. Also, amounts otherwise payable from the escrow must be offset by any insurance proceeds received by Kroll-O'Gara, and some claims first must be satisfied from an escrow fund established by Background America in connection with an earlier acquisition.



     If Kroll-O'Gara makes any non-cash distributions on the Kroll-O'Gara common stock during the life of the escrow, the distributions will be paid into the escrow and will be subject to claims against the escrow fund. Any cash dividends relating to shares in the escrow will be redistributed as promptly as practicable to former Background America shareholders in proportion to their interests in the escrow fund.



     The representations, warranties, covenants and obligations of the parties to the merger agreement will survive for one year after the merger, and Kroll-O'Gara must assert any claims against the escrow fund during that time period. The escrow will terminate on the first anniversary of the merger unless there is ongoing litigation relating to claims by Kroll-O'Gara against the fund. When the escrow terminates, any shares of Kroll-O'Gara common stock remaining in it will be distributed to former

Background America shareholders in proportion to the shares originally withheld from each to fund the escrow.



     Shares of Kroll-O'Gara common stock which are returned to Kroll-O'Gara in satisfaction of claims against the escrow will be valued at the Market Value at the time of the merger.



     Any Background America shareholder who does not properly exercise and perfect dissenters' rights in connection with the merger (see "The
Merger -- Dissenters' Rights of Appraisal") agrees to accept the terms and conditions of the escrow fund, consents to the appointment of Russell R. French as shareholder representative in connection with the escrow and agrees to indemnify the shareholder representative for any costs and expenses which he incurs in that capacity.



     The shareholder representative will have the right to vote all shares of Kroll-O'Gara common stock held in the escrow.



     The Escrow Agreement for the escrow fund is included as Exhibit A to the merger agreement and you are encouraged to read it.



EXCHANGE OF CERTIFICATES



     EXCHANGE AGENT. The Fifth Third Bank, Cincinnati, Ohio will act as exchange agent for the merger.



     EXCHANGE PROCEDURES. As soon as reasonably practicable after the merger, the exchange agent will mail each record holder of Background America shares at the time of the merger a letter of transmittal and instructions for exchanging certificates representing Background America common stock and Background America preferred stock for certificates evidencing Kroll-O'Gara common stock. You will have to follow the instructions and surrender your certificates for Background America common stock and Background America preferred stock, together with the properly executed letter of transmittal, and any other required documents, to the exchange agent. You then will be entitled to receive



          (a) certificates for that number of whole shares of Kroll-O'Gara common stock which you have the right to receive in the merger, less shares which are escrowed,


          (b) any dividends or other distributions on the Kroll-O'Gara common stock declared or made after the merger to which you may be entitled, and

          (c) cash in lieu of any fractional share of Kroll-O'Gara common stock.


     Until so surrendered, each outstanding certificate that, prior to the merger, represented shares of Background America common stock or Background America preferred stock, other than Background America shares as to which dissenters' rights have been exercised, will be deemed to evidence the ownership of the number of whole shares of Kroll-O'Gara common stock into which your Background America shares have been converted, less shares which are escrowed.



     DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. If any dividends or other distributions are declared or made after the merger on shares of Kroll-O'Gara common stock, you will not receive them until you surrender your Background America share certificates. When you do surrender your certificates, Kroll-O'Gara will pay you, without interest, any dividends or other distributions with a record date after the merger previously paid to holders of Kroll-O'Gara common stock. Any dividends or distributions on escrowed shares will be paid into the escrow fund and will be held or distributed as described above in "The Escrow Fund."


     TRANSFERS OF OWNERSHIP. If you want a certificate for shares of Kroll-O'Gara common stock to be issued in a name other than that in which the Background America certificate surrendered in exchange is registered, your Background America certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to Kroll-O'Gara or its agent any resulting transfer or other tax, or establish to the satisfaction of Kroll-O'Gara that the tax has been paid or is not payable.



     Any shares of Kroll-O'Gara common stock released to you from the escrow fund will be registered in your name and may not be issued in a different name.



     ESCHEAT AND WITHHOLDING. Neither Kroll-O'Gara nor Background America will be liable to you for any shares of Kroll-O'Gara common stock and cash in lieu of any fractional share delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Kroll-O'Gara or the exchange agent will deduct from the shares of Kroll-O'Gara common stock and cash in lieu of any fractional share paid to you any amounts that Kroll-O'Gara or the exchange agent is required to withhold under federal, state, local or foreign tax law.



     LOST, STOLEN OR DESTROYED CERTIFICATES. If you are the owner of a lost, stolen or destroyed Background America stock certificate, the exchange agent will issue a certificate for Kroll-O'Gara common stock in exchange for your lost, stolen or destroyed Background America stock certificate upon receipt from you of an affidavit of that fact. However, in its discretion, Kroll-O'Gara may require you to deliver a reasonable indemnity bond against any claim that may be made against Kroll-O'Gara or the exchange agent with respect to a certificate alleged to have been lost, stolen or destroyed.


     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO BACKGROUND AMERICA SHAREHOLDERS PROMPTLY FOLLOWING THE MERGER EXPLAINING HOW TO EXCHANGE BACKGROUND AMERICA CERTIFICATES FOR KROLL-O'GARA CERTIFICATES. YOU SHOULD NOT SEND IN YOUR BACKGROUND AMERICA SHARE CERTIFICATES UNTIL YOU RECEIVE YOUR TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES


     The merger agreement contains various representations and warranties of Background America and of Kroll-O'Gara. Those relate, among other things, to the following matters, some of which are subject to specified exceptions:



          CORPORATE STATUS. The organization, good standing, qualification and capitalization of each party are as described in the merger agreement and there are no commitments by Background America to issue capital stock;


          APPROVALS AND FILINGS. There are no governmental or regulatory approvals or filings required to complete the merger;

          ABSENCE OF CONFLICT. The merger will not conflict with charter documents, laws or agreements to which the party is subject, or contravene any governmental permit or license relating to the business of the party;

          ACCURACY OF REPORTS AND FINANCIAL STATEMENTS. Kroll-O'Gara has filed its required reports and documents with the Securities and Exchange Commission and there are no material misstatements or omissions contained in these filings. Background America's financial statements have been prepared fairly and in accordance with generally accepted accounting principles and there are no undisclosed liabilities that would have a material adverse effect on the business, assets, prospects, results of operations or condition (a "MATERIAL ADVERSE EFFECT") of Background America;


          CONDUCT OF BUSINESS. There has been no material adverse change in the business, assets, prospects, results of operations or condition, financial or otherwise, of either party;

          ABSENCE OF MATERIAL UNTRUE STATEMENTS. There are no material untrue statements or omissions in this proxy statement/prospectus or the registration statement filed with the SEC of which it is a part; and



          OTHER MATTERS. The merger agreement also includes representations and warranties of Background America dealing with the conduct of its business in the ordinary course, employee relations, benefit plans, title to properties, compliance with laws, the absence of litigation that could reasonably be expected to have a Material Adverse Effect, intellectual property rights, contracts, the validity and standing of any required permits and authorizations, compliance with environmental laws, maintenance of books and records, Year 2000 compliance, customers, taxes, private investigation licenses and relationships and transactions with affiliates.


CONDUCT OF BUSINESS BY BACKGROUND AMERICA PENDING THE MERGER


     Prior to the merger, Background America will conduct its business only in the ordinary course of business and in a manner consistent with past practice. Background America also will use reasonable commercial efforts to preserve substantially intact its business organization, to keep the services of its principal employees and to preserve its present relationships with material customers and suppliers. For all of these purposes, and those described below, Background America's agreements cover actions by its subsidiaries. Without the prior consent of Kroll-O'Gara, except as permitted by the merger agreement:



          AMENDMENTS. Background America will not amend its governing documents;


          CHANGES IN CAPITAL STRUCTURE OR ASSETS. Background America will not change its capital structure, including issuing or repurchasing stock, or mortgage, sell, pledge or otherwise dispose of its assets, declare or pay any dividend or distribution or amend the terms of any of its securities;

          INDEBTEDNESS, CAPITAL EXPENDITURES AND ACQUISITIONS. Background America will not incur or guarantee any additional indebtedness, make any loans, make any capital expenditures or acquire any other business;

          EMPLOYMENT MATTERS. Background America will not increase the compensation of any of its employees or increase any employee benefits;

          ACCOUNTING CHANGES. Background America will not change its accounting policies or procedures except as required by generally accepted accounting principles;

          SATISFACTION OF CLAIMS OR LIABILITIES. Background America will not pay any material obligation, discharge or satisfy any encumbrance, institute or settle any legal proceedings, or cancel or waive any material debt, claim or right;

          CONTRACTS. Background America will not enter into any contracts or terminate or modify any material contract or commit to provide services for a period of more than twelve months; and

          COMMITMENTS. Background America will not commit to do any of the foregoing.


The merger agreement contains a number of exceptions to the prohibitions listed above which are designed to permit Background America to operate its business in the ordinary course.


ADDITIONAL AGREEMENTS

     CONSENTS; APPROVALS. Background America and Kroll-O'Gara have agreed to use their best efforts to obtain all consents, waivers, approvals, authorizations or orders, and to make all required filings, necessary to complete the merger.

     TAX TREATMENT. Each of Kroll-O'Gara and Background America has agreed not to take any action that would reasonably be expected to adversely affect the qualification of the merger as a tax-free reorganization under the provisions of
Section 368 of the Internal Revenue Code.

     TREATMENT OF OPTIONS AND WARRANTS. Background America will use its reasonable best efforts to obtain the consents of holders of its stock options and warrants to amendments to those options and warrants to negate actions which would interfere with Kroll-O'Gara's ability to account for the merger as a pooling of interests.

     POOLING ACCOUNTING TREATMENT. Each of Kroll-O'Gara and Background America has agreed not to take any action that would reasonably be expected to affect adversely the ability of Kroll-O'Gara to treat the merger as a pooling of interests. Additionally, Background America has agreed to use its best efforts to negate any past actions which would reasonably be expected to impact adversely Kroll-O'Gara's ability to account for the merger as a pooling of interests.

CONDITIONS TO THE MERGER

     CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The obligations of Kroll-O'Gara and Background America to complete the merger are subject to various conditions, including:


          (1) the merger agreement must have been approved by the requisite votes of the shareholders of Background America;


          (2) there must not be any pending or threatened action, proceeding or inquiry by any court or governmental authority, or any other legal restraint, preventing or seeking to prevent or invalidate the merger or Kroll-O'Gara's ownership or operation of the business of Background America;


          (3) in each case, the representations and warranties of the other party contained in the merger agreement must be complete and correct in all material respects;



          (4) in each case the other party must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement; and


          (5) for Kroll-O'Gara there must have been no event or series of events which has had, or is reasonably likely to have, a Material Adverse Effect on Background America since October 31, 1998 and, for Background America, there must have been no event or series of events which has had, or is reasonably likely to have, a Material Adverse Effect on Kroll-O'Gara since September 30, 1998.

     ADDITIONAL CONDITIONS TO OBLIGATIONS OF KROLL-O'GARA. The obligations of Kroll-O'Gara to complete the merger are subject to additional conditions, including:

          (1) Background America must have obtained all material required consents, waivers, approvals, authorizations or orders, and made all required filings, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

          (2) Kroll-O'Gara must have received an opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to Kroll-O'Gara, regarding the qualification of the merger for pooling of interests accounting treatment and Background America must have received an opinion of its accountants, in form and substance reasonably satisfactory to Kroll-O'Gara, regarding the poolability of Background America;

          (3) with the consents of their holders, Background America's stock options and warrants must have been amended or otherwise dealt with on terms and conditions reasonably satisfactory to Kroll-O'Gara;

          (4) Kroll-O'Gara must have received from each "affiliate" of Background America an agreement to comply with the restrictions on affiliates under Rule 145 under the Securities Act and under pooling of interests accounting treatment;

          (5) the holders of no more than 7.5% of Background America's outstanding shares may have exercised dissenters' rights in connection with the merger; and


          (6) the escrow agreement must have been executed by Background
     America.


TERMINATION


     The merger agreement may be terminated at any time prior to its effectiveness, notwithstanding its approval by the shareholders of Background
America:


          (1) by mutual written consent authorized by the Boards of Directors of Kroll-O'Gara and Background America; or


          (2) by either Kroll-O'Gara or Background America if the merger is not completed by June 30, 1999, except that a party whose failure to fulfill a material obligation under the merger agreement has prevented consummation of the merger by that date cannot terminate the merger agreement for this reason; or


          (3) by Kroll-O'Gara if there has been a material misrepresentation, breach or failure to comply with its obligations by Background America; or

          (4) by Background America if there has been a material misrepresentation, breach or failure to comply with its obligations by Kroll-O'Gara.

                          MARKET PRICES AND DIVIDENDS

MARKET PRICES


     Kroll-O'Gara common stock trades on the Nasdaq National Market under the symbol "KROG." On March 31, 1999, there were approximately 197 record owners of Kroll-O'Gara common stock.


     There is no public trading market for Background America's common or preferred stock. There are 19 holders of Background America common stock and 17 holders of Background America preferred stock.

     The table below sets forth the high and low sale prices for Kroll-O'Gara common stock as reported by The Nasdaq Stock Market for the periods indicated.

                                                              HIGH      LOW
                                                              -----    -----
1997
  First Quarter.............................................  13.25     9.00
  Second Quarter............................................  13.00     9.00
  Third Quarter.............................................  15.00    10.25
  Fourth Quarter............................................  20.00    16.00
1998
  First Quarter.............................................  19.25    16.50
  Second Quarter............................................  22.00    17.00
  Third Quarter.............................................  26.00    18.50
  Fourth Quarter............................................  40.50    20.00

                                                              HIGH      LOW
                                                              -----    -----
1999
  First Quarter.............................................  40.88    26.31
  Second Quarter (through             , 1999)...............


DIVIDENDS

     Kroll-O'Gara expects that any future earnings will be retained to finance its operations and for the growth and development of its business. Accordingly, Kroll-O'Gara currently does not expect to pay cash dividends on its shares of common stock in the foreseeable future. Additionally, the terms of Kroll-O'Gara's Senior Notes and the credit agreement with its bank require maintenance of certain financial ratios which may limit the funds available for cash dividends. The payment of any future dividends will be subject to the discretion of the Board of Directors of Kroll-O'Gara and will depend on Kroll-O'Gara's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors its Board of Directors deems relevant.

     Background America has never paid a cash dividend on its common stock. Background America's dividend policy has been to retain any earnings to support the expansion of operations. If the merger is not completed, Background America's Board of Directors currently does not intend to pay cash dividends on the Background America common stock in the foreseeable future. Any future cash dividends would depend on earnings, capital requirements, Background America's financial condition and other factors then deemed relevant by the Background America Board. No dividends accrue or are payable on the Background America preferred stock until June 2000.

                            THE KROLL-O'GARA COMPANY


     Kroll-O'Gara is a leading global provider of a broad range of specialized products and services designed to supply solutions to a variety of security needs. Kroll-O'Gara provides governments, businesses, and individuals with information, analysis, training, advice and products to mitigate the growing risks associated with fraud, electronic threats, physical threats, and uninformed decisions based upon incomplete or inaccurate information. Kroll-O'Gara is organized into four primary business groups: Investigations and Intelligence, Security Products and Services, Information Security and Voice and Data Communications.



     The Investigations and Intelligence Group provides:



        - financial services, including forensic accounting, asset tracing services and pre-acquisition due diligence;



        - business investigations and intelligence, including litigation support, monitoring, and intellectual property infringement investigations;



        - corporate services, including pre-employment background checking, drug testing, surveillance and vendor integrity programs;



        - corporate security, including security architecture and planning; and



        - computer forensics.



     The Security Products and Services Group provides:



        - armored products, including ballistic and blast protected armoring systems for commercial and military vehicles; and



        - security services, including advanced driver training, force protection training and risk and crisis management.



     The Information Security Group provides objective information security services, including:



        - network and system security review and repair;



        - product assessment;



        - the creation and implementation of security policies;



        - architecture and design; and



        - training.



     The Voice and Data Communications Group:



        - resells satellite communication and navigation equipment through a network of over 1200 distributors around the world;



        - sells airtime for satellite telephones; and



        - designs and installs integrated satellite communication systems in vehicles for use in areas of the world without reliable communication services and for those with specific secure communication needs.

     Kroll-O'Gara serves a diverse customer base, including large multinational corporations, medium and small businesses, individuals, law firms, investment and commercial banks and U.S. and foreign government agencies.



     See "Where You Can Find More Information" for additional information on Kroll-O'Gara which is incorporated by reference into this proxy statement/prospectus.

                            BACKGROUND AMERICA, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the financial statements and notes thereto of Background America appearing elsewhere in this proxy statement/prospectus.


GENERAL

     Background America and its wholly owned subsidiaries, Concord Security Services, Inc., a Maryland corporation, Quality Facts, Inc., an Alabama corporation, and Background America of Florida, Inc., a Tennessee corporation, deliver background investigation services to government, corporate, not-for-profit, professional and other clients. Background America was incorporated in Tennessee on September 8, 1995.

     Background America offers five primary types of services: Conventional Contract Services, Automated Contract Services, Telephony Services, Database Services and Due Diligence Services. In providing Conventional Contract Services, Background America delivers, in response to a specific background inquiry, a report based upon manual research of public and non-public sources utilizing mail, facsimile or courier for communication to and from the customer. Background America provides services similar to Conventional Contract Services by means of its Automated Contract Services, which integrates the report request, data gathering and report delivery functions with the information transfer capabilities of the internet. Background America's Telephony Services provide customers with automated human resources functions, such as pre-screening and recruitment of potential employees. Another proposed feature of Background America's Telephony Services is an information delivery system providing access, by means of computer telephony services, to educational and employment records that have been downloaded to a Background America file server. Background America also provides Database Services, which permit customers to perform their own searches of public information maintained by Background America on its central file server, and Due Diligence services which consist of more involved background searches.


     QUALITY FACTS STOCK PURCHASE. On January 31, 1996, Background America acquired all of the issued and outstanding stock of Quality Facts, Inc. Prior to the acquisition, Quality Facts was engaged in the business of providing background checks and pre-employment screening. In the acquisition, Background America paid $300,000 cash; issued 12,000 shares of Background America common stock; and agreed to pay 50% of the federal income taxes payable by each Quality Facts shareholder, and $500 to each Quality Facts shareholder for state income taxes, relating to the sale of the shareholder's Quality Facts stock. In addition, Background America issued to the Quality Facts shareholders options to purchase a total of 10,200 shares of Background America common stock at per share exercise prices ranging from $0.75 to $2.00, with a weighted average exercise price of $1.55 per share. In conjunction with the acquisition of Quality Facts, Background America entered into employment agreements with each of the three shareholders of Quality Facts, guaranteeing each employment for a period of two years ending in February 1998 at an annual salary of $36,000. Background America continues to employ two of these shareholders and has entered into new employment agreements with them.


     BACKGROUND SOURCE ASSET PURCHASE. Effective June 27, 1996, Background America acquired substantially all of the assets and assumed certain liabilities of Background Source, Inc., a Tennessee corporation. The assets purchased included all of the tangible and intangible assets of Background Source used in its business of performing background searches. In connection with the purchase of these assets, Background America paid $110,000 and assumed some current liabilities of Background Source incurred in the ordinary course of business. Background America also issued to the majority shareholder of Background Source a stock purchase warrant to purchase 500 shares of Background America common stock at an exercise price of $3.50 per share.


     CONCORD STOCK PURCHASE. Background America acquired all of the issued and outstanding stock of Concord Security Services, Inc. effective June 1, 1996. Concord was engaged in the business of performing background searches and pre-employment screening. Background America issued 128,572 shares of Background America common stock in the acquisition and granted to each Concord shareholder the right to put to Background America all, but not less than all, of the shares of Background America common stock issued to that shareholder at a price of $3.85 per share. The put right expired in May 1997, without being exercised by any former shareholder of Concord. So long as the former Concord shareholders own at least 128,572 shares of Background America common stock, they are entitled to recommend one person for election to the Background America Board of Directors, and Background America is required to use its reasonable efforts to cause the nominee to be elected to the Board of Directors. It is anticipated that this right will be waived in connection with the merger with Kroll-O'Gara. In connection with the Concord acquisition, Background America also entered into a three-year employment agreement with one of the principals of Concord to serve as Director of Maryland Operations. The employment agreement provides for an annual compensation package comprised of salary, benefits, car allowance, taxes and all other costs attributed to employment in an aggregate amount not to exceed $80,000.


     TCIC ASSET PURCHASE. As of December 9, 1996, Background America acquired substantially all of the assets of Tennessee Criminal Information Center, a Tennessee general partnership. The assets purchased included all of the tangible and intangible assets of TCIC used in its business of performing background searches and maintaining a computerized database of criminal arrest records. In connection with the asset purchase, Background America paid $183,678 and assumed liabilities of TCIC with respect to prepaid customer credits.

     1997 ISSUANCE OF PREFERRED STOCK. In June 1997, Background America issued 1,143,700 shares of Series A Preferred Stock to various purchasers at a price of $5.25 per share. In connection with the issuance of the Preferred Stock, Background America, the Preferred Stock purchasers and selected employees of Background America (the "MANAGERS") entered into a Shareholders' Agreement providing some of the Preferred Stock purchasers rights regarding representation on Background America's Board of Directors, and rights of first refusal and co-sale with respect to Background America common stock owned by some of the Managers. As a condition to the purchase of the Preferred Stock, each of the Managers also executed a covenant-not-to-compete with Background America.


     PROFILES PLUS MERGER. On March 26, 1998, Profiles Plus, Inc., a Florida corporation engaged in the business of performing background searches and pre-employment screening, merged into Background America of Florida, Inc., a wholly owned subsidiary of Background America. In connection with the Profiles Plus merger, 83,334 shares of Background America common stock were issued, approximately $140,000 of indebtedness of Profiles Plus was repaid, and Background America granted each of the shareholders of Profiles Plus the right to put to Background America all, but not less than all, of the shareholder's Background America common stock at a price of $6.00 per share. A put option relating to 27,778 shares issued in the acquisition was exercised; the remaining put options expired unexercised. Background America paid $133,996 to the Profiles Plus shareholders in consideration of agreements not to compete and entered into an independent contractor agreement with one Profiles Plus shareholder providing for, over a period of 48 months, guaranteed payments $175,000 and allowing him to earn commissions. In addition, Background America entered into two-year employment agreements with two non-shareholder employees providing for annual salaries of $48,000 and $38,000, respectively, and providing bonuses based upon the net operating income derived from the activities of the Clearwater, Florida office. Background America granted the non-shareholder employees stock options to purchase 5,000 shares of Background America common stock at an exercise price of $3.00 per share and options to purchase 500 shares of Background America common stock at an exercise price of $6.00 per share.


     ACCOUNTING TREATMENT. The acquisitions and the merger described above were accounted for using the purchase method. Accordingly, the purchase prices paid by Background America have been allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of all net assets acquired is being amortized on a straight-line basis over 12 years.

RESULTS OF OPERATIONS


COMPARISON OF FISCAL 1997 AND 1998



     The following table sets forth selected results of operations for the fiscal years ending December 31, 1997 and 1998, which are derived from the audited consolidated financial statements of Background America appearing elsewhere in this proxy statement/prospectus.



                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
REVENUES....................................................  $ 4,221,059    $ 7,350,666
COSTS OF SALES..............................................    3,447,569      5,103,967
                                                              -----------    -----------
     Gross profit...........................................      773,490      2,246,699
OPERATING EXPENSES:
  Selling, general and administrative expenses..............    1,899,086      2,897,725
  Depreciation and amortization.............................      279,214        513,394
  Merger related costs......................................           --        388,000
                                                              -----------    -----------
  Total operating expenses..................................    2,178,300      3,781,119
                                                              -----------    -----------
  Operating loss............................................   (1,404,810)    (1,534,420)
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (84,463)       (12,258)
  Interest income...........................................       93,106         91,639
  Other, net................................................       59,523         38,665
                                                              -----------    -----------
  Total other income........................................       68,166        118,046
                                                              -----------    -----------
NET LOSS....................................................  $(1,366,644)   $(1,416,374)
                                                              ===========    ===========



     REVENUES. Background America recognizes revenues at the time services are completed using the accrual method. Revenues increased $3,129,607, or 74%, from $4,221,059 in 1997 to $7,350,666 in 1998. Of this amount $1,333,327, or 43%, related to sales contributed during 1998 due to the acquisition of Profiles Plus on March 26, 1998. The remainder of the increase was due to an overall increase in the volume of services provided by Background America's existing businesses.



     COST OF SALES AND GROSS PROFIT. Costs of sales for 1998 increased $1,656,398, or 48%, from $3,447,569 in 1997 to $5,103,967 in 1998. Gross operating profit as a percentage of revenues increased from 18% in 1997 to 31% in 1998. The increase in cost of sales was due to increases in Background America's business activities as discussed above in "Revenues." The increase in gross profit percentage was primarily due to a reduction in labor costs resulting from the further implementation of Background America's automated background report development system. Background America expects continued reduction in labor costs throughout 1999 as a result of broader implementation of the report development system inclusive of additional system refinements.

     OPERATING EXPENSES. Operating expenses for 1998 increased $1,602,819, or 74%, from $2,178,300 in 1997 to $3,781,119 in 1998. Operating expenses as a percentage of revenues decreased from 52% in 1997 to 51% in 1998. The increase in operating expenses consisted of approximately $495,000 of operating expenses generated by Profiles Plus, $388,000 of merger related professional fees, and approximately $475,000 in additional sales commissions due to increased sales volumes. The remaining increase was attributable to additional depreciation and information systems labor reflecting Background America's commitment to the advancement of its automated background report development system.



     OTHER INCOME AND EXPENSE. Interest expense decreased $72,205, or 85%, from $84,463 in 1997 to $12,258 in 1998. Interest expense, primarily related to notes payable to shareholders, was significantly reduced beginning in July 1997 as a result of $1,053,735 of the notes payable and related accrued interest being cancelled in exchange for the sale of the Series A Preferred Stock, with a further reduction in the notes payable from cash provided from the sale of the Series A Preferred Stock. Interest income was virtually the same in 1998 and 1997, with a decrease of $1,467 in 1998. Interest income was generated as a result of availability of liquid assets derived from the sales of Series A Preferred Stock in June 1997. Other income decreased $20,858, or 35%, from $59,523 for 1997 to $38,665 for 1998 resulting primarily from the discontinuance by Background America, in July 1998, of providing payroll and accounting services to companies with common ownership with Background America.



     NET LOSS. Net loss increased $79,730, or 6%, from $1,336,644 in 1997 to $1,416,374 in 1998. The increase was due primarily to the $1,602,819 increase in operating expenses offset somewhat by the improvement in gross margin during 1998.



COMPARISON OF FISCAL 1996 AND 1997



     The following table sets forth selected results of operations for the fiscal years ended December 31, 1996 and 1997, which are derived from the audited consolidated financial statements of Background America appearing elsewhere in this proxy statement/prospectus.



                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
REVENUES....................................................  $ 1,775,815    $ 4,221,059
COSTS OF SALES..............................................    1,624,319      3,447,569
                                                              -----------    -----------
     Gross profit...........................................      151,496        773,490
OPERATING EXPENSES:
  Selling, general and administrative expenses..............    1,118,116      1,899,086
  Depreciation and amortization.............................      118,624        279,214
                                                              -----------    -----------
  Total operating expenses..................................    1,236,740      2,178,300
                                                              -----------    -----------
  Operating loss............................................   (1,085,244)    (1,404,810)
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (41,801)       (84,463)
  Interest income...........................................           --         93,106
  Other, net................................................       (1,874)        59,523
                                                              -----------    -----------
  Total other income (expense)..............................      (43,675)        68,166
                                                              -----------    -----------
NET LOSS....................................................  $(1,128,919)   $(1,336,644)
                                                              ===========    ===========



     REVENUES. Revenues increased $2,445,244, or 138%, from $1,775,815 in 1996 to $4,221,059 in 1997. The primary reasons for this increase were a full year's contribution to revenues provided by

Concord, as well as increases in the number of customers attributable to increased sales efforts. In 1997, Background America revenues included nearly $2,000,000 of revenues from Concord, an increase of more than $1,350,000 over the revenues contributed by Concord in 1996.



     COST OF SALES AND GROSS PROFIT. Costs of sales for 1997 increased $1,823,250, or 112%, from $1,624,319 in 1996 to $3,447,569 in 1997. Gross operating profit as a percent of revenues increased from 8% in 1996 to 18% in 1997. The increase in cost of sales was due to increases in Background America's business activities as discussed above in "Revenues." In particular, Background America's cost of sales attributable to Concord increased by approximately $900,000 in 1997 over 1996. The increase in gross profit percentage was primarily due to reduction of labor costs resulting from Background America's automated background report development system.



     OPERATING EXPENSES. Operating expenses for 1997 increased $941,560, or 76%, from $1,236,740 in 1996 to $2,178,300 in 1997. Operating expenses as a percentage of revenues decreased from 70% to 52% from 1996 to 1997. The primary reasons for the increase in operating expenses were an increase of approximately $300,000 in operating costs due to a full year's expenses associated with the Concord acquisition and approximately $300,000 of additional sales and marketing costs. Other significant items contributing to increased operating expenses included increased depreciation and amortization associated with the expansion of Background America's computer system, and the impact of a full year's amortization of the goodwill associated with the 1996 acquisitions.



     OTHER INCOME AND EXPENSE. In 1996, Background America incurred a net other expense of $43,675, consisting primarily of interest expense in the amount of $41,801. Interest expense of $39,600 was incurred on notes payable to Michael D. Shmerling and Alan Wernick, who were shareholders, officers and directors of Background America at the time the loans were made. In 1997, Background America received net other income of $68,166, comprised of interest expense of $84,463, interest income of $93,106 and other income of $59,523. The increased interest expense was due to increased borrowings to support an increased level of operations and expenses associated with Background America's automated background report development system, including the expansion of Background America's computer system. The interest income in 1997 was due to interest earned on the proceeds derived from the sale of Series A Preferred Stock. The other income of $59,523 in 1997 was comprised of payroll and accounting services provided to companies with common ownership with Background America and of rental income from subleasing a portion of the building in which Background America's corporate headquarters is located. The payroll and accounting services were discontinued in July 1998.



     NET LOSS. Net loss for 1997 increased $207,725, or 18%, from $1,128,919 in 1996 to $1,336,644 in 1997. The increased net loss was due to an increase in cost of sales and operating expenses as described above resulting from the growth of Background America's business from 1996, its first year of operations, to 1997.


  PRO FORMA EFFECT OF STOCK-BASED COMPENSATION


     Background America has historically used stock options to retain and compensate officers, directors, employees and others. During 1996, 1997 and 1998, Background America granted options for the purchase of 59,952, 189,125 and 112,200 shares, respectively, of Background America common stock to officers, directors, employees and others. SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to adopt the fair value method of accounting for stock-based compensation. Background America has chosen to continue to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and Related Interpretations. If compensation cost for stock-based compensation had been determined based on the fair value of the options at the grant dates consistent with the methodology prescribed under SFAS No. 123, Background America's pro forma loss for 1996 would have increased to $1,134,412, an increase of $5,493 over the reported loss, Background America's pro forma loss for 1997 would have increased to $1,383,360, an increase of $46,716 over the reported loss, and Background America's pro forma loss for 1998 would have increased to $1,475,749, an increase of $59,375 over the reported loss.


ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which modifies segment reporting requirements and establishes certain criteria for reporting disclosures concerning a company's products and services, geographic areas and major customers in annual and interim financial statements. This statement is effective for financial statements of Background America for the year ended December 31, 1998. Management of Background America believes that adoption of SFAS No. 131 will not have a material effect on Background America's results of operations.

LIQUIDITY AND CAPITAL RESOURCES


     CAPITAL SOURCES. To supplement cash generated from operations, Background America has borrowed money pursuant to various credit arrangements and, in June 1997, issued shares of Series A Preferred Stock. During 1996, 1997 and 1998, certain shareholders of Background America made loans to Background America payable on demand, bearing interest at annual rates ranging from 8.50% to 8.75%. The shareholder loans have been repaid in full. From the preferred stock sale, Background America received cash proceeds of $4,914,317, net of issuance costs totaling $36,373, and cancelled $1,053,735 of principal and accrued interest under the shareholder loans. On April 4, 1997, Background America entered into a credit agreement with NationsBank of Tennessee, N.A., which provides for a line of credit of up to $1,000,000. The outstanding principal balance of the NationsBank line of credit bears interest at a floating rate equal to NationsBank index rate. The NationsBank line of credit matures in April 1999 and is guaranteed by certain shareholders of Background America. As of March 1, 1999, no amounts were outstanding under the NationsBank line of credit. As of September 30, 1998, Background America had approximately $1,058,328 remaining from the preferred stock sale, all in the form of highly liquid investments with original maturities of three months or less.



     CASH FLOW. Net cash used in operating activities in 1998 totaled $764,117, a decrease of $719,202 from the $1,482,319 used in operating activities in 1997. Net cash used in operating activities in 1998 was significantly lower than in 1997 because Background America began to break even on operations in August 1998 primarily due to a reduction in labor costs associated with implementation of automated background reporting.



     Net cash used in investing activities in 1998 increased $146,445 from $495,488 in 1997 to $641,933 in 1998. The primary reason for the increase was that Background America did not consummate any acquisitions in 1997, but paid approximately $260,000 in 1998 in connection with the Profiles Plus merger. This increase was partially offset by a decrease of approximately $113,000 in capital expenditures in 1998.



     Background America used $342,725 in financing activities in 1998, compared to $4,810,942 generated from financing activities in 1997. The 1997 financing activities primarily consisted of the sale of Series A Preferred Stock. 1998 financing activities included the payment of $166,668 to a shareholder of Background America who exercised the right to put all of his Background America common stock to the company. The common stock was issued and the put right was granted as partial payment in the

Profiles Plus merger. The other 1998 financing activity was the payment of $176,057 of notes payable to certain officers of Background America.



     FUTURE OPERATIONS AND LIQUIDITY. Background America leases certain office space under noncancelable operating lease agreements. Total estimated rents for 1999 are $222,814. Certain of these office leases are between Background America and Michael D. Shmerling, an executive officer of Background America and member of its board of directors. Background America believes that the terms of these leases are comparable to terms that would be obtained in arms' length transactions with unaffiliated third parties. Background America is also obligated to make payments on various agreements executed in connection with acquisitions previously consummated in an estimated aggregate amount of $60,400 for 1999. Background America has approximately $1,000,000 available from the proceeds of the June 1997 sale of Series A Preferred Stock to fund its operations, which Background America believes will provide it with sufficient liquidity for the next three to six months. Background America intends to continue to increase its revenues, both by acquisitions and penetration of new markets and believes that its liquidity needs for the next six months to two years will be satisfied by anticipated positive cash flows.



     QUARTERLY FLUCTUATIONS. Background America normally does not have long term contracts with its clients, and, accordingly, net sales are dependent upon the initiation of new engagements, many of which may be for a short duration. Period-to-period comparisons within a year or between years may not be indicative of results for a full fiscal year, and results of operations for a particular quarter may not be indicative of the results to be expected for other quarters.


     FORWARD-LOOKING STATEMENTS. Forward-looking statements are made throughout this Management's Discussion and Analysis of Financial Conditions and Results of Operations. Background America's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as actions of competitors, changes in laws and regulations, customer demand, effectiveness of programs, strategic relations, fluctuations in the cost and availability of resources.


YEAR 2000 ISSUES AND CONTINGENCIES



     STATE OF READINESS. Background America's business relies significantly on the appropriate functioning of various internally-operated and designed software system applications and also uses the Internet to process and receive requests to conduct background checks. Background America's management believes that the Year 2000 issue will not have an adverse effect on use of the Internet as an order and delivery platform, but it is reviewing and updating other operating systems on an ongoing basis to resolve the potential Year 2000 risks. Background America plans to complete assessment, remediation, validation and implementation of its multi-phase plan by August 31, 1999.



     Background America began preliminary meetings in the fall of 1995 to develop a Year 2000 plan. A formal Y2K Committee was formed in August 1998. Based on this committee's work, Background America has implemented a comprehensive working assessment for both information technology and non-information technology systems. The Y2K Committee established goals and deadlines and created the following three target categories to address:



        - infrastructure & hardware



        - operating systems and applications, and



        - external factors.

          Infrastructure and Hardware: Background America installed a Y2K compliant core networking infrastructure in February 1999. Y2K compliant application and file servers also have been installed. Currently, analytical polling software is being used to record and diagnose Y2K compliance problems on all work stations, and Background America promptly addresses any problems that are identified.



          Operating Systems and Applications: Background America has been developing code in four-digit year format since its incorporation in 1995. Therefore, Background America does not anticipate any material problems with internally developed software. Further, Background America has already replaced externally developed accounting and office software that was not Y2K compliant. The polling software which is being used is expected to identify any uncorrected issues by May 1999.



          External Factors: In October 1998 Background America sent written surveys to its vendors and clients requesting information regarding their Y2K compliance issues, progress and/or plans. A follow-up survey to those who did not respond was sent in April 1999. The Y2K Committee will review and analyze the responses by June 1999. Vendors who fail to respond have been warned that they risk being replaced with a vendor that is addressing potential Y2K issues. Background America is continuing to assess the risks and contingencies for third-party providers of records, strategic partners, and governmental repositories and has initiated dialogue with its key vendors and customers to determine the extent of any exposure that may exist with respect to failure on the part of third parties to become Year 2000 compliant. Currently, Background America is working with all of the vendors with whom it transmits key criminal records/data electronically to address any Y2K issues in the transmission of that data.



     COSTS. To date, Background America has spent approximately $75,000 to address Year 2000 issues. Most of this amount has been spent on professional services, hardware replacement, software support and maintenance. The cost of replacement or new hardware/software purchased is capitalized. All other costs associated with remedial actions are expensed as incurred. Background America expects to incur approximately $115,000 in additional Y2K related expenses.



     RISKS. The costs associated with Background America's efforts to become Year 2000 compliant and the date it expects to complete the required modifications are based on management's current estimates. These estimates reflect numerous assumptions as to future events, including the continued availability of required resources and the actions of third party vendors and government agencies. There can be no assurance that the final costs of the Year 2000 compliance project will not exceed the current estimates or that all systems will be compliant by the anticipated compliance date. Many of the databases of public records that Background America accesses in its business of performing background searches utilize a two-digit year format. If some portion of these databases, or the information provided by other vendors, is not available due to Year 2000 noncompliance, the timeliness of Background America's service may be impacted. Background America would then have to resort to manual searches, which would be more expensive and time-consuming and likely would decrease its database revenues. There can be no assurances that any failure in Background America's systems or those of third parties to be Year 2000 compliant will not have an adverse material effect on Background America.



     CONTINGENCY PLAN. Background America has begun to implement a contingency plan to address the possible worst risk scenario relating to the Year 2000 issue. The contingency plan includes a search for alternative vendors, installation of redundant server hardware, installation of terminal server stations to cover workstation compliance, and staff rotation schedules from 12:01 a.m. New Years Day to support any disruptions in services. Background America expects that the systems will be in place internally to accept and process Year 2000 compliant information/data on or before December 31, 1999.

BUSINESS

GENERAL

     Background America provides background investigation services to government, corporate, not-for-profit, professional and other clients. Background America was incorporated in Tennessee on September 8, 1995. Background America of Florida was incorporated in Tennessee on March 19, 1998, as a wholly owned subsidiary of Background America, to act as the acquiring company in a merger with Profiles Plus, Inc. of Clearwater, Florida. Prior to its acquisition by Background America, Concord Security Services, Inc. was incorporated in Maryland on March 21, 1991. Prior to its acquisition by Background America, Quality Facts, Inc., was incorporated in Alabama on December 1, 1992. The corporate headquarters of Background America is located at 1900 Church Street, Suite 400, Nashville, Tennessee 37203.

     Background America's founders established Background America in response to a perceived need for faster access to background investigation services. The core of Background America's senior management team was previously part of a private criminal justice firm specializing in correctional facility management. Recognizing the importance of pre-employment screening for potential employees in correctional facilities management, Background America researched the industry and the existing providers of background services. As a result, Background America developed an automated system to obtain and report relevant background information. In addition to traditional means of communication, such as mail, fax and telephone, Background America's system utilizes the internet, asynchronous dial-up and a computer telephony integration system to receive, produce and report its findings to its customers, providing them with background reports.

SERVICES

     Background America's corporate headquarters is located in Nashville, Tennessee, and Background America maintains operations centers and sales offices in Hampstead, Maryland; Clearwater, Florida; and Nashville, Tennessee. In addition, Background America has regional sales representatives located in Birmingham, Alabama; Jacksonville, Florida; Memphis, Tennessee; Chicago, Illinois; Omaha, Nebraska; and Annapolis, Maryland. Background America markets five primary types of services: Conventional Contract Services, Automated Contract Services, Telephony Services, Database Services and Due Diligence Services.

     CONVENTIONAL CONTRACT SERVICES. In providing Conventional Contract Services, Background America delivers, in response to each background inquiry, background reports specifically tailored for a particular client. The information provided by Background America in each report is based on research of both public and non-public sources of information. Historically, Background America has performed Conventional Contract Services using conventional methods of communication with the client and with Background America's information sources, such as mail, fax and telephone.


     AUTOMATED CONTRACT SERVICES. In February 1997, Background America initiated its first internet client, bringing into first use its Automated Contract Services, which it markets under the brand name BAI Online(sm). Automated Contract Services are essentially a means of providing background investigation services formerly available only under Background America's Conventional Contract Services by more efficient methods. Automated Contract Services simplify the Conventional Contract Services process and eliminate duplication of effort, such as multiple faxes and redundant data entry, by integrating the report request, data gathering and report delivery functions with the information transfer capabilities of the internet.

     Background America expects Automated Contract Systems to become its largest revenue generator over the next two to four years. As discussed above, Automated Contract Systems, by automating the order entry, file transfer, information procurement, report generation and integrated billing functions, significantly increase efficiencies in operation by reducing human capital requirements. Background America believes that these efficiencies will result in a higher gross margin than services provided under Conventional Contract Services.

     TELEPHONY SERVICES. In late 1997, Background America invested in a computer telephony integration system, which Background America offers under the brand name TelApply(sm). TelApply(sm)enables clients to screen respondents to media advertisements for employment. Applicants are initially screened through a series of questions asked by the computer telephony system, with the actual format and questions established by the client. Candidates who satisfy the client's initial screening requirements may be invited to a personal interview with the client company. Background America intends to offer the TelApply(sm) service by means of internet access in the future, through the U.R.L. selectsuccess.com. In the future, Background America intends to offer clients the ability to outsource verification of employment and educational history as a part of its Telephony Services, as well.

     DATABASE SERVICES. Database Services permit customers to search public information maintained and regularly updated by Background America on its central file server. The information available from this database includes local arrest records and state felony records. Background America anticipates that additional information will be added to this database in the future. Database Services can be accessed directly by the client via the internet, allowing Background America's customers to formulate and perform their own ad hoc searches of available data. Background America also searches the information available through its Database Services to assist in generating background reports offered through its Conventional Contract and Automated Contract Services. Database Services have a very low marginal service cost component, with the majority of costs attributable to in-house technical support by management information systems personnel. Costs of sales associated with the provision of Database Services result from supplier costs incurred in the pass-through of data.

     DUE DILIGENCE SERVICES. Background America offers its more comprehensive background searches through the Capital Intelligence(TM) brand name. Capital Intelligence(TM) services are marketed to banks, investors and lawyers for assistance with high level executive decisions. In addition to the information provided by means of Conventional Contract Services, Capital Intelligence(TM) services include a ten-year comprehensive search of tax liens, civil litigation and periodical articles regarding individuals and business entities.

CUSTOMERS AND CONTRACTUAL ARRANGEMENTS

     Background America's has approximately 3500 clients nationwide, including large, publicly held companies, small, private businesses, non-profit organizations and governmental entities. Significant clients include Mariner Post-Acute Health Network, Gaylord Entertainment, American General Life & Accident Insurance, Aerotek, SouthTrust Bank, Genesis Elder Care and Sylvan Learning Centers. Background America has written service agreements with its clients, but these agreements do not provide for any minimum level of usage and typically may be terminated upon relatively short notice by either Background America or the client. Approximately one-third of Background America's 1998 revenues were derived from only three clients, and the loss of one or more of such clients could have a material, adverse effect on Background America's results of operations. In particular, one client, Aerotek, generated over 10% of Background America's revenues during 1998.

     Background America relies upon outside vendors to retrieve public records from remote sources. These vendors include individuals, private investigation firms and large public record retrieval companies. Background America is not able to direct the search methodology of its vendors or confirm that, in conducting a particular search, the vendor has conducted an actual search, searched properly, deciphered public information correctly, and returned search information to Background America with all required information. Background America has entered into written contracts with the majority of its vendors which require the vendors to indemnify Background America against any claims by a consumer or customer based on inaccurate or incomplete public record information.


MARKETING AND SALES

     Background America has focused its marketing efforts on emphasizing its transition to an information technology company. Background America strategy is to grow by means of:

     - forging strategic alliances with companies who can feed Background America's core business;

     - making strategic acquisitions of companies who offer a technological, geographic or specific product advantage;

     - developing internal systems to provide higher quality products requiring less labor that may be delivered more quickly to the client;

     - developing internal products and databases that allow Background America to create new sources of revenue, providing Background America opportunities to participate earlier in the hiring process, thereby creating more demand for its core products;

     - developing a cost-effective telephony system to automate data access and permit Background America to access such data for its own core business uses and for marketing to others; and

     - earning a reputation for quality, fairness in pricing and staying on the cutting edge of technology.

COMPETITION

     Background America believes that the market for its services is crowded with, and fragmented by, providers of various services. Background America believes that one major vendor -- a spin-off of a credit bureau -- controls a significant portion of the background investigation market. Background America believes that a large segment of the market is occupied by thousands of "mom and pop" competitors, that are often operated by a former law enforcement officer or other individual with substantial courthouse contacts in a single locality who can locate the records for a background report. Many of these businesses are suppliers of public records to Background America.


     Background America believes that the principal methods of competition in its industry consist of differentiation based upon price; quality of service, including both timeliness and accuracy; the ability to offer clients automated solutions to information needs; and the ability to offer ancillary research and information to permit clients to comply with legal requirements. Background America believes that it is highly competitive within its industry when evaluating these factors.


CERTIFICATION AND GOVERNMENT REGULATION

     Background America's services are subject to various federal, state and local laws, including laws designed to protect the privacy of persons and laws requiring licensure of private investigators. Individuals who are the subject of a background check are entitled by federal law to a reinvestigation. Background America is licensed as a private investigation firm in Tennessee and Maryland, and Background America of Florida is licensed as a private investigation firm in the State of Florida. If the officers of Background America change following the merger, the State of Tennessee requires notification, and the States of Florida and Maryland require notification and application by the new officers. Various officers and employees of Background America and/or its subsidiaries are licensed as private investigators in Tennessee, Florida or Maryland. In some cases, notification of a change in ownership of the employer of a private investigator is required.

ENVIRONMENTAL MATTERS

     Background America is subject to various federal, state and local environmental laws and regulations. Background America has obtained a Phase I environmental report on its headquarters site in Nashville, Tennessee which indicates that the site is "acceptable." Background America's Uninterrupted Power Source backup system, maintained at its headquarters, contains sealed batteries, the use and disposal of which are subject to environmental laws and regulations. Since its formation in 1995, Background America has not received any notices that it or its properties are not in compliance with environmental laws and regulations.

EMPLOYEES

     As of March 1, 1999, Background America had approximately 100 full-time employees and approximately 25 part-time employees, none of whom are represented by a labor organization. Background America considers its relations with its employees to be good.

PROPERTIES

     Background America does not own any real property. Background America leases approximately 15,000 square feet at its headquarters site in Nashville, Tennessee, and approximately 5,000 square feet in Hampstead, Maryland. Background America of Florida leases approximately 4,000 square feet at its location in Clearwater, Florida. Certain of these office leases are between Background America and companies controlled by Michael D. Shmerling, the President, Chief Executive Officer and a director of Background America. Background America believes that the terms of its leases with Mr. Shmerling are comparable to terms that would be obtained in arms-length transactions with unaffiliated third parties. Background America believes that its properties, including equipment, are adequate for its current needs, in generally good condition and well maintained.

LEGAL PROCEEDINGS

     From time to time, Background America is involved in litigation in the ordinary course of its business. Background America currently does not believe that there is any pending or overtly threatened litigation, individually or in the aggregate, that is likely to have a material adverse effect on its business or financial condition.

INTELLECTUAL PROPERTY

     Background America has registered the trademark BACKGROUND AMERICA, INC. (name and logo) with the United States Patent and Trademark Office. Background America has also filed intent-to-use applications for the following marks:
TELAPPLY, HR INFOSOURCE, SELECTSUCCESS.COM, CAPITAL INTELLIGENCE, BAI ONLINE, and ALIAS. Background America believes that it has taken adequate steps to protect its intellectual property. There can be no assurance, however, that any of the intent-to-use applications will be registered or that Background America will be able to adequately protect its proprietary rights.

PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT


     The following table sets forth certain information as to the beneficial ownership of Background America common and preferred stock as of March 1, 1999, by each director and executive officer, all current executive officers and directors as a group, and each beneficial owner of more than five percent of Background America stock.


NAME                                COMMON STOCK (%)(1)     PREFERRED STOCK (%)        TOTAL (%)(2)
----                                --------------------    --------------------    ------------------
Michael D. Shmerling(3)...........  1,130,267   (51.4%)      190,500    (16.7%)     1,320,767  (39.5%)
Jacob May(3)......................    600,000   (27.3%)           --                  600,000  (17.9%)
Noro-Moseley Partners III,
  LP(3)...........................         --                285,700    (25.0%)       285,700   (8.5%)
Franklin Capital Associates III,
  LP(3)...........................         --                238,100    (20.8%)       238,100   (7.1%)
R-H Capital Partners, LP(3).......         --                190,500    (16.7%)       190,500   (5.7%)
Alan Wernick(3)...................    100,000    (4.5%)       14,000     (1.2%)       114,000   (3.4%)
Marc Curvin(3)....................         --                  1,000        (*)         1,000      (*)
Robert Schlossnagle...............     51,428    (2.3%)           --                   51,428   (1.5%)
Michael Rosen.....................     20,000       (*)        5,000        (*)        25,000      (*)
Dana Caro.........................     19,286       (*)           --                   19,286      (*)
Benny Ball........................         --                     --                       --
Thomas Ellis......................      4,000       (*)           --                    4,000      (*)
William Denny.....................         --                  5,000        (*)         5,000      (*)
Tom Martin........................         --                  2,000        (*)         2,000      (*)
Tim Davison.......................         --                     --                       --
Nicholas Manis....................         --                     --                       --
Russell French(3)(4)..............         --                285,700    (25.0%)       285,700   (8.5%)
James Hoffman(3)(5)...............         --                238,100    (20.8%)       238,100   (7.1%)
Stacey Garrett....................         --                     --                       --
All directors and executive
  officers as a group (15
  persons)........................  1,324,981   (60.2%)      741,300    (64.8%)     2,066,281  (61.8%)

---------------
 *  Less than 1%.

(1) Does not include shares of Background America common stock which may be acquired through the exercise of stock options or warrants which are not currently exercisable or which will not become exercisable within 60 days after March 1, 1999, but will become exercisable at the time of the merger, as described under "The Merger -- Interests of Certain Persons in the Merger."

(2) Gives effect to the conversion, on a one-for-one basis, of all shares of Background America preferred stock to shares of Background America common stock.

(3) The address of Messrs. Shmerling, May, Wernick, and Curvin is 1900 Church Street, Nashville, Tennessee 37203. The address of Noro-Moseley Partners III, LP and Mr. French is 9 North Parkway Square, 4200 Northside Parkway, Atlanta, Georgia 30327. The address of Franklin Capital Associates III, LP and Mr. Hoffman is 237 Second Avenue South, Franklin, Tennessee 37067. The address of R-H Capital Partners, LP is 3333 Peachtree Road, Atlanta, Georgia 30326.

(4) Shares voting power with respect to stock owned by Noro-Moseley Partners III, LP.

(5) Shares voting power with respect to stock owned by Franklin Capital Associates III, LP.

                   DESCRIPTION OF KROLL-O'GARA CAPITAL STOCK


     Kroll-O'Gara's authorized capital stock consists of 50,000,000 shares of common stock $.01 par value per share, of which 20,873,499 shares were outstanding at April 15, 1999 and 1,000,000 shares of undesignated preferred stock, $.01 par value per share, none of which is issued or outstanding. The following description is only a summary of the material terms of the capital stock of Kroll-O'Gara. Your rights as a shareholder of Kroll-O'Gara will be governed by the provisions of Kroll-O'Gara's Amended and Restated Articles of Incorporation and Code of Regulations and by the provisions of Ohio law, including the Ohio General Corporation Law ("OGCL").

COMMON STOCK

     You will be entitled to one vote for each share held of record by you on all matters submitted to a vote of shareholders. You will not have the right to cumulate your votes in the election of directors.

     Subject to preferences which may be granted to holders of any preferred stock which is issued, you will be entitled to share in any dividends that the Board of Directors, in its discretion, validly declares from funds legally available. In the event of liquidation, each outstanding share of Kroll-O'Gara common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences.

     You will have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of Kroll-O'Gara. There are no redemption or sinking fund provisions with regard to the Kroll-O'Gara common stock. All outstanding shares of Kroll-O'Gara common stock are fully paid, validly issued and nonassessable.

     The vote of holders of a majority of all outstanding shares of Kroll-O'Gara common stock is required to amend the Kroll-O'Gara Articles and to approve mergers, reorganizations, and similar transactions.

PREFERRED STOCK


     Kroll-O'Gara may issue up to 1,000,000 authorized shares of preferred stock from time to time in series having such designations, preferences and rights, qualifications and limitations as the Board of Directors may determine, without any need for your approval. Preferred stock could be given rights which would adversely affect your equity and could have preference to your Kroll-O'Gara common stock with respect to dividends and liquidation, voting and other rights and privileges. Issuance of preferred stock could have the effect of acting as an anti-takeover device to prevent or delay a change of control of Kroll-O'Gara.


PROVISIONS AFFECTING BUSINESS COMBINATIONS AND CHANGES IN CONTROL


     Ohio law governs the rights of shareholders of Kroll-O'Gara. Chapter 1704 of the Ohio Revised Code may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation," the definition of which includes Kroll-O'Gara, from entering into a "Chapter 1704 Transaction" with the beneficial owner of 10% or more of the outstanding shares of the corporation (an "INTERESTED SHAREHOLDER") for at least three years after the date on which the interested shareholder attains a 10% ownership, unless the board of directors of the corporation approves, prior to the person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in the 10% ownership position. A "Chapter 1704 Transaction" includes, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit which is not proportionately received by all shareholders from, the interested shareholder. After the three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is required by the corporation's articles of incorporation), including a majority of the shares not owned by the interested shareholder, or the business combination results in shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.


     In addition, Section 1707.043 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.



     Section 1701.831 of the OGCL, Ohio's Control Share Acquisition Statute, requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle the person to exercise or direct the exercise of



          (a) 20% or more, but less than 33 1/3%, of the voting power of the corporation in the election of directors or



          (b) 33 1/3% or more, but less than a majority, of such voting power or


          (c) a majority or more of such voting power.

The control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

     The purpose of the Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Statute grant shareholders of Kroll-O'Gara the assurance that they will have adequate time to evaluate the proposal of an acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of Kroll-O'Gara were before them and, most importantly, that the interests of all shareholders will be taken into account and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the proposal is approved.

     The Control Share Acquisition Statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of that voting power excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of Kroll-O'Gara of the value and validity of his offer may cause such offer to be more financially attractive in order to gain shareholder approval.

     In addition, Section 1701.59 of the OGCL provides that in determining what such director reasonably believes to be in the best interests of the corporation the director may consider, in addition to the interests of the corporation's shareholders, any of the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the U.S., community and societal considerations and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.


     Although Kroll-O'Gara believes that these provisions are in its best interests, you should be aware that such provisions could be disadvantageous to you because the overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for Kroll-O'Gara's common stock is The Fifth Third Bank, Cincinnati, Ohio.

          COMPARISON OF RIGHTS OF HOLDERS OF KROLL-O'GARA COMMON STOCK
                      AND BACKGROUND AMERICA COMMON STOCK


     Your rights as a shareholder of Background America currently are governed by the Tennessee Business Corporation Act ("TBCA") and by Background America's Charter and Bylaws. Because Kroll-O'Gara is an Ohio corporation, your shareholder rights after the merger will be governed by Ohio law and by Kroll-O'Gara's Articles and Code of Regulations. The following discussion summarizes material differences between Ohio and Tennessee law and between Kroll-O'Gara's and Background America's governing documents which may affect your rights as a shareholder.


     AUTHORIZED CAPITAL. For the authorized capital of Kroll-O'Gara see "Description of Kroll-O'Gara Capital Stock." The total number of authorized shares of capital stock of Background America is 25,000,000, consisting of 20,000,000 shares of Background America common stock, no par value, and 5,000,000 shares of Background America preferred stock, $1.00 par value per share.

     DIRECTORS. There are no material differences in shareholder rights in this area.

     AMENDMENT OF CODE OF REGULATIONS AND BYLAWS. Kroll-O'Gara's Code may be amended by the vote of Kroll-O'Gara shareholders entitled to exercise a majority of the voting power of Kroll-O'Gara. Background America's Bylaws may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote at any regular or special meeting of shareholders. Background America's Board also may amend the Background America Bylaws, except to change the number of directors.

     AMENDMENT OF CHARTER DOCUMENTS. There are no material differences in shareholder rights in this area.

     CUMULATIVE VOTING. Neither Background America nor Kroll-O'Gara shareholders may vote cumulatively in the election of directors.

     FILLING VACANCIES ON THE BOARD OF DIRECTORS. There are no material differences in shareholder rights in this area.

     SHAREHOLDER MEETINGS AND PROVISIONS FOR NOTICES. Kroll-O'Gara's Code provides that special meetings of shareholders may be called by the Chairman of the Board, the President, a majority of directors, or person or persons holding 50% of all voting power who would be entitled to vote at such meeting. Background America's Bylaws provide that a special meeting of shareholders may be called by the President, the Board of Directors or at the written request of the holder or holders of 10% or more of the shares entitled to vote at the meeting.

     Under Kroll-O'Gara's Code, written notice of any meeting of shareholders stating the time and place of the meeting must be given to each shareholder entitled to vote at the meeting between seven and sixty days before the date of the meeting. Written notice of a special meeting also must include the purpose or purposes for which the meeting is called, and only the business stated in the notice may be acted upon. Under Background America's Bylaws, notice of the time and place of annual or special meetings of shareholders, and in the case of a special meeting the purpose(s) for which the meeting is called and the person(s) calling the meeting, must be given between ten and sixty days before the date of the meeting.


     NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS. Kroll-O'Gara's Code provides that, with respect to an annual meeting of shareholders, nominations of persons for election to the Kroll-O'Gara Board and the proposal of business to be considered at the annual meeting must be specified in the notice of annual meeting given by or at the direction of Kroll-O'Gara's Board, or brought before the annual meeting by or at the direction of Kroll-O'Gara's Board or brought before the annual meeting by a shareholder who has complied with advance notice procedures set forth in Kroll-O'Gara's Code. There is no similar provision in Background America's Charter or Bylaws.


     QUORUM. Under Kroll-O'Gara's Code, a quorum for the transaction of business at any regular or special meeting of the Kroll-O'Gara Board consists of not less than one-half of the whole authorized number of directors. Under Background America's Bylaws, a quorum for the transaction of business at any regular or special meeting of the Background America Board consists of a majority of the directors of the Board.

     The quorum required for the transaction of business at shareholder meetings of Kroll-O'Gara and Background America is essentially the same, i.e., a majority of the shares entitled to vote.

     PREEMPTIVE RIGHTS. Neither the Kroll-O'Gara shareholders nor the holders of Background America common or preferred stock have preemptive rights.

     VOTING BY SHAREHOLDERS. There are no material differences in shareholder rights in this area.


     ANTI-TAKEOVER STATUTES. Tennessee's "Business Combination Act" applies to a broad range of business combinations between a Tennessee corporation and an "interested shareholder." The Business Combination Act's definition of "business combination" includes mergers; sales, leases, exchanges, mortgages, pledges or transfers of assets; exchanges of shares; issuance of voting stock; and almost any related party transaction.



     The Business Combination Act prohibits a corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the shareholder became an "interested shareholder" unless the board of directors approved the business combination before the shareholder became an "interested shareholder," or the corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the SEC or the interested shareholder became an interested shareholder inadvertently. An "interested shareholder" is defined as any person who owns, directly or indirectly, 10% or more of the outstanding voting stock of a corporation. A person "owns" voting stock if such person individually or with or through any of its affiliates or associates


          (a) beneficially owns such stock, directly or indirectly,


          (b) has the right to acquire or vote such stock pursuant to any agreement, except that a person who has the right to vote such stock pursuant to an agreement which arises solely from a revocable proxy given in response to a proxy solicitation is not deemed to be an owner for purposes of the Business Combination Act, or

          (c) has any agreement for the purposes of acquiring, holding, voting or disposing of such stock with any other person who beneficially owns such stock, directly or indirectly. A corporation may elect in the charter not to be governed by the Business Combination Act. Background America has not taken action to opt out of the Business Combination Act.

     Ohio's anti-takeover statutes are described under "Description of Kroll-O'Gara Capital Stock -- Provisions Affecting Business Combinations and Changes in Control."

     MERGERS, CONSOLIDATIONS AND OTHER CORPORATE TRANSACTIONS. Under the OGCL, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by shareholders of each constituent Ohio corporation (other than the surviving corporation) holding at least two-thirds of the corporation's voting power, or a different proportion, but not less than a majority of the voting power, as provided in the articles of incorporation. In the case of a merger, the agreement must, in certain situations, also be adopted by the shareholders of the surviving corporation by a similar vote. Kroll-O'Gara's Articles provide that any such agreement must be adopted by shareholders holding at least a majority of the voting power.


     Holders of a majority of Kroll-O'Gara shares must approve combinations and majority share acquisitions involving the transfer or issuance of that number of shares as would entitle their holders to exercise at least one-sixth of the voting power of the corporation in the election of directors immediately after the consummation of the transaction; the disposition of all or substantially all of the corporation's assets other than in the regular course of business; and voluntary dissolutions.


     Under the TBCA, an agreement of merger or consolidation must be approved by the directors of each constituent corporation, or each corporation whose charter is to be amended or adopted, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposal. The separate vote of any class of shares is required, whether or not otherwise entitled to vote, if the agreement of merger or consolidation provides for the acquisition of all or part of the shares of the class. No vote of the shareholders of the surviving corporation is required to approve the merger if

          (a) the agreement of merger does not amend in any respect the corporation's charter,

          (b) each share outstanding immediately before the effective date is to be an identical outstanding or treasury share of the surviving corporation after the effective date, and

          (c) the number of shares of the surviving corporation's common stock to be issued in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are initially convertible does not exceed 20% of its common stock outstanding immediately before the effective date of the merger.

     CLASS VOTING. There are no material differences in shareholder rights in this area.

     DISSENTERS' RIGHTS. Under the OGCL, shareholders are entitled to dissenters' rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to dissenters' rights. Shareholders of an acquiring corporation are entitled to dissenters' rights in a merger, combination or majority share acquisition in which the shareholders are entitled to voting rights.

     Under the TBCA, dissenting shareholders are entitled to dissenters' rights in the event of several corporate actions. These include:

          (1) consummation of a plan of merger to which the corporation is a party, if shareholder approval is required and the shareholder is entitled to vote on the merger, or if the corporation is a subsidiary that is merged with its parent;

          (2) consummation of a plan of share exchange where the corporation is
     the party whose      shares are being acquired, if the shareholder is
     entitled to vote on the plan;

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation, if the shareholder is entitled to vote on the sale or exchange; and

          (4) certain amendments to a corporation's charter.

     DIVIDENDS. Kroll-O'Gara may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of surplus other than earned surplus. Kroll-O'Gara does not pay dividends on its common stock and currently does not expect to do so in the foreseeable future. See "Market Prices and Dividends -- Dividends." Background America may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year unless the payment would prevent it from paying its debts as they become due in the usual course of business or cause its total assets to be less than the sum of its total liabilities plus the amount needed to satisfy all classes of shares having a preference upon the distribution of assets.

     REPURCHASES. Kroll-O'Gara may purchase or redeem its own shares unless its assets would be less than its liabilities plus its stated capital, if any, or if it is insolvent or would be rendered insolvent by such a purchase or redemption. Background America may repurchase or redeem its shares unless it would be unable to pay its debts as they come due in the ordinary course of business or if its total assets would be less than the amount needed on dissolution to satisfy its total liabilities and to make any preferential distributions to shareholders.

     INDEMNIFICATION AND LIMITATION OF LIABILITY. Kroll-O'Gara's Code provides that Kroll-O'Gara shall indemnify to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding because he or she is or was a director, officer, employee or agent of Kroll-O'Gara, or is or was serving at the request of an executive officer of Kroll-O'Gara as a director, officer, employee or agent of another entity, against all expense, liability and loss actually incurred or suffered by the indemnitee.

     Under the OGCL a director is liable for damages for any action or failure to act only if it is proved by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.


     Background America's Bylaws provide that Background America shall indemnify to the maximum extent permitted by law, and in the manner provided by law, any person made, or threatened to be made, a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the corporation, because he or she is or was a director or officer of Background America or because such person, at the request of Background America, is or was serving such other organization in any capacity against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred if he or she acted in good faith and reasonably believed that:


          (1) in the case of conduct in the officer's or director's official capacity with Background America, his or her conduct was in Background America's best interests;

          (2) in all other cases, his or her conduct was at least not opposed to Background America's best interests; and

          (3) in the case of any criminal proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.

     Under the TBCA Background America may not indemnify a director or officer until a determination has been made by Background America's Board of Directors or by independent special legal counsel that indemnification is permissible in the circumstances because the director has met the standard of conduct set forth in the preceding paragraph.

     Background America's Charter provides that, to the fullest extent authorized or permitted by law, no director shall be personally liable for money damages for breach of fiduciary duties, except for liability for any breach of the director's duty of loyalty to Background America or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

                    RIGHTS OF HOLDERS OF BACKGROUND AMERICA
                                PREFERRED STOCK


     As a holder of Background America preferred stock, some of your rights are superior to the rights of holders of Background America common stock. You will lose these preferential rights when your Background America preferred stock converts to Kroll-O'Gara common stock in the merger. Additionally, your rights as a shareholder of Background America currently are governed by the TBCA and by Background America's Charter and Bylaws. After the merger, your shareholder rights will be governed by the OGCL and by Kroll-O'Gara's Articles and Code. The following discussion summarizes your current rights as a holder of Background America preferred stock. Please see the discussion of the rights of holders of Kroll-O'Gara common stock on page 47 and the discussion of the differences between Background America common stock and Kroll-O'Gara common stock on page 49 to understand what your rights will be after the merger.


     DIVIDENDS. Dividends accrue beginning in June, 2000, the third anniversary of the original issue date of the Background America preferred stock, and are payable at an annual rate of $0.2625 per share until March 19, 2002 and at an annual rate of $0.525 per share after that date.

     LIQUIDATION RIGHTS. Unless the holders of a majority of the outstanding shares of Background America preferred stock vote as a class to exclude a sale or merger from triggering liquidation rights, you have the right to receive, in the event of a sale or merger, in exchange for and in redemption of your Background America preferred stock and in lieu of any other consideration, a portion of the net proceeds of the sale or merger equal to the number of your votes divided by the aggregate of votes of all holders of Background America preferred and common stock.


     Approval of the merger agreement by the holders of Background America preferred stock constitutes a vote to exclude the merger from triggering liquidation rights.

     A sale or merger includes a merger or consolidation of Background America after which the shareholders of Background America own less than 50% of the voting securities of the surviving corporation or the sale, transfer or lease of all or substantially all of the assets of Background America.

     VOTING RIGHTS. At any time, you are entitled to that number of votes equal to the number of shares of Background America common stock into which your shares of Background America preferred stock are convertible. You have voting rights and powers equal to the voting rights and powers of the holders of Background America common stock and vote with the holders of Background America common stock on any matter submitted to a vote of shareholders, except those required, either by law or by the terms of the Background America preferred stock, to be submitted to a separate class vote. In the event of a sale or merger, you vote both with the holders of Background America common stock and in a separate class vote with the holders of Background America preferred stock.


     If Background America fails for any reason to comply with the terms of the Background America preferred stock, and this failure continues for 30 days after written notice to Background America, then the holders of Background America preferred stock will be entitled to elect that number of directors necessary to constitute a majority of the full Board of Directors and also will have the right to fill any vacancies that may occur in the directors that they elect. This right will continue until the failure is cured.


     CONVERSION. You may convert your shares of Background America preferred stock into Background America common stock at any time. At present this is on a one-for-one basis. Also, upon the affirmative vote of 60% of the then outstanding shares of Background America preferred stock, each share of Background America preferred stock will automatically be converted into Background America common stock.


     REDEMPTION. You have no redemption rights prior to March 19, 2002. After that date, if the holders of a majority of the Background America preferred stock so vote or request, Background America must redeem the Background America preferred stock as follows: one quarter of all then outstanding shares within 90 days of the vote or request; one-third of the then remaining shares 6 months after the initial redemption; one-half of the then remaining shares on or before the first anniversary of the initial redemption; and all then remaining shares on or before 18 months after the initial redemption. Payment for redeemed shares must be made in cash at the fair market value of the shares as established by Background America's Board of Directors.


     PROTECTIVE PROVISIONS. Holders of a majority of the Background America preferred stock must approve the sale, assignment, lease or other disposal of any of Background America's assets or those of any subsidiary other than in the ordinary course of business. Holders of a majority of the Background America preferred stock also must approve the payment of any dividend with respect to the Background America common stock.


     Holders of two-thirds of the Background America preferred stock must approve any alteration or change in the preferences, rights, privileges or powers of the Background America preferred stock. Holders of two-thirds of the Background America preferred stock also must approve Background America entering into any sale or merger agreement.


                                 LEGAL MATTERS

     The validity of the Kroll-O'Gara common stock to be issued in connection with the merger will be passed upon by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

     Sherrard & Roe, PLC has delivered an opinion to the effect that the description of the federal income tax consequences of the merger under the heading "The Merger -- United States Federal Income Tax Consequences" correctly sets forth the material federal income tax consequences of the merger to Background America and its shareholders. Kramer Levin Naftalis & Frankel LLP has delivered a similar opinion to Kroll-O'Gara regarding the federal income tax consequences to Kroll-O'Gara.


                                    EXPERTS


     The consolidated financial statements of Kroll-O'Gara as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this proxy statement/ prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP for the year ended December 31, 1996. Reference is made to said reports, which include an explanatory paragraph with respect to the change in the method of accounting in 1997 for costs incurred in connection with business process reengineering activities. The audited consolidated financial statements referred to above are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The consolidated financial statements of Kroll Holdings, Inc. and subsidiaries as of December 31, 1996 and for the year then ended (not presented separately herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Background America as of December 31, 1996 and 1997 and for the years then ended, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The audited financial statements of Kizorek, Inc. as of October 31, 1997 and for the year ended October 31, 1997, included in this proxy statement/prospectus, have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.



     It is expected that representatives of Deloitte & Touche LLP will be present at the special meeting, where they will have an opportunity to respond to appropriate questions of shareholders and to make a statement if they so desire.


                                 OTHER BUSINESS


     We are not aware of any matters which properly may be presented at the special meeting other than those discussed above. However, if other matters do come before the special meeting, proxies will be voted on those matters in accordance with the recommendation of Background America's Board of Directors.


                      WHERE YOU CAN FIND MORE INFORMATION

     Kroll-O'Gara files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document filed by Kroll-O'Gara at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.


     Kroll-O'Gara has filed a registration statement with the SEC covering the shares of Kroll-O'Gara common stock to be issued in the Background America merger. This proxy statement/prospectus does not contain all of the information set forth in the registration statement. The full registration statement is on the SEC's web site and is available at the SEC's public reference rooms.



     You should rely only on the information provided in this proxy statement/prospectus. No one is authorized to provide you with different information. Kroll-O'Gara is not making an offer of its common stock in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this document.



     The SEC allows Kroll-O'Gara to "incorporate by reference" information into this proxy statement/prospectus, which means that Kroll-O'Gara can disclose important information about itself to you by referring you to another document filed separately with the SEC. The information about Kroll-O'Gara that is incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this document.



     This proxy statement/prospectus incorporates by reference the documents listed below that Kroll-O'Gara has previously filed with the SEC.



THE KROLL-O'GARA COMPANY SEC FILINGS (FILE NO. 000-               PERIOD/AS OF DATE
21629) --------------------------------------------               -----------------
Annual Report on Form 10-K/A.................          Year ended December 31, 1998
Current Reports on Form 8-K and 8-K/A........          September 1, 1998 (filed September 15,
                                                       1998 and amended on October 23, 1998)
                                                       January 21, 1999 (filed January 29,
                                                         1999)
Description of Kroll-O'Gara's common stock in
  Registration Statement on Form 8-A.........          October 28, 1996



     Kroll-O'Gara also incorporates by reference all additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.



     You can obtain any of the documents incorporated by reference through Kroll-O'Gara, the SEC or the SEC's Internet world wide web site as described above. Kroll-O'Gara will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with this prospectus. Exhibits are not available unless Kroll-O'Gara has specifically incorporated an exhibit by reference.



     You should direct any requests for delivery of such information to Abram S. Gordon, Esq., Vice President and General Counsel, The Kroll-O'Gara Company, 9113 LeSaint Drive, Fairfield, Ohio 45014, telephone (513) 874-2112.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
BACKGROUND AMERICA, INC.
Reports of Independent Public Accountants
  Report of Arthur Andersen LLP.............................    F-1
  Report of Deloitte & Touche LLP...........................    F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................    F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997 and 1998................................    F-4
Consolidated Statements of Common Shareholders' Equity
  (Deficit) for the Years Ended December 31, 1997 and
  1998......................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1998................................    F-6
Notes to Consolidated Financial Statements..................    F-7
KIZOREK, INC.
Report of Independent Auditors..............................   F-17
Balance Sheet as of October 31, 1997........................   F-18
Statement of Income and Retained Earnings for the Year Ended
  October 31, 1997..........................................   F-19
Statement of Cash Flows for the Year Ended October 31,
  1997......................................................   F-20
Notes to Financial Statements...............................   F-21
Statements of Income and Retained Earnings for the Six
  Months Ended April 30, 1997 and 1998 (unaudited)..........
Statements of Cash Flows for the Six Months Ended April 30,
  1997 and 1998 (unaudited).................................
Notes to Unaudited Financial Statements.....................
THE KROLL-O'GARA COMPANY PRO FORMA FINANCIAL STATEMENTS
  (UNAUDITED)
Kroll-O'Gara and Background America Unaudited Pro Forma
  Combining Condensed Financial Statements..................   F-24
Kroll-O'Gara and Background America Unaudited Pro Forma
  Combining Condensed Balance Sheets as of December 31, 1997
  and 1998..................................................   F-25
Kroll-O'Gara and Background America Unaudited Pro Forma
  Combining Condensed Statements of Operations for the Years
  Ended December 31, 1996, 1997 and 1998....................   F-27
Kroll-O'Gara and Kizorek Unaudited Pro Forma and Background
  America Unaudited Pro Forma Combining Condensed Statement
  of Operations for the Year Ended December 31, 1998........   F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO BOARD OF DIRECTORS AND SHAREHOLDERS OF


  BACKGROUND AMERICA, INC.:



     We have audited the accompanying consolidated balance sheet of BACKGROUND AMERICA, INC. (a Tennessee corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, common shareholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Background America, Inc. as of and for the year ended December 31, 1997, were audited by other auditors whose report dated December 18, 1998 (January 21, 1999 as to a certain subsequent event), expressed an unqualified opinion on those statements.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Background America, Inc. and subsidiaries as of December 31, 1998 and their results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                          Arthur Andersen LLP



Cincinnati, Ohio


  March 26, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Background America, Inc.
Nashville, Tennessee


     We have audited the accompanying consolidated balance sheet of Background America, Inc. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, common shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Background America, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                /s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
December 18, 1998
(January 21, 1999 as to
second paragraph of
Note 15)

                            BACKGROUND AMERICA, INC.



                          CONSOLIDATED BALANCE SHEETS


                        AS OF DECEMBER 31, 1997 AND 1998



                                                                 1997           1998
                                                              -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,925,547    $ 1,177,772
  Accounts receivable --
     Trade, net of allowance for doubtful accounts of $8,682
      and $51,682 in 1997 and 1998, respectively............      608,569      1,389,938
     Related party (Note 14)................................      272,244         42,644
  Prepaid expenses and other current assets.................       53,302         64,462
                                                              -----------    -----------
          Total current assets..............................    3,859,662      2,674,816
PROPERTY AND EQUIPMENT......................................      925,641      1,523,417
  Less -- accumulated depreciation and amortization.........     (296,248)      (776,455)
                                                              -----------    -----------
                                                                  629,393        746,962
GOODWILL AND OTHER INTANGIBLE ASSETS, net (Notes 2 and 3)...      703,808      1,209,596
OTHER ASSETS................................................        9,080         14,458
                                                              -----------    -----------
                                                              $ 5,201,943    $ 4,645,832
                                                              ===========    ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON
  SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of note payable (Note 6)...............  $        --    $    34,547
  Accounts payable, trade...................................      201,013        435,943
  Accounts payable, related party (Note 14).................      231,499         11,875
  Accrued expenses and other current liabilities (Notes 4
     and 7).................................................      224,301        786,865
  Notes payable to shareholders (Notes 9 and 14)............      152,000             --
                                                              -----------    -----------
          Total current liabilities.........................      808,813      1,269,230
NOTE PAYABLE (Note 6).......................................           --         89,310
                                                              -----------    -----------
          Total liabilities.................................      808,813      1,358,540
SERIES A REDEEMABLE AND CONVERTIBLE CUMULATIVE PREFERRED
  STOCK (Notes 9 and 15) ($1 par value; authorized,
  5,000,000 shares; issued and outstanding, 1,143,700)......    5,968,052      5,968,052
COMMITMENTS (Note 13)
COMMON SHAREHOLDERS' EQUITY (DEFICIT) (Notes 9, 10, 11, 14,
  and 15):
  Common stock (no par value; authorized, 20,000,000 shares;
     issued and outstanding, 2,144,172 and 2,199,728,
     respectively)..........................................      966,571      1,277,107
  Retained deficit..........................................   (2,541,493)    (3,957,867)
                                                              -----------    -----------
          Total common shareholders' deficit................   (1,574,922)    (2,680,760)
                                                              -----------    -----------
                                                              $ 5,201,943    $ 4,645,832
                                                              ===========    ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            BACKGROUND AMERICA, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



                                                                 1997           1998
                                                              -----------    -----------
REVENUES....................................................  $ 4,221,059    $ 7,350,666
COST OF SALES...............................................    3,447,569      5,103,967
                                                              -----------    -----------
          Gross profit......................................      773,490      2,246,699
OPERATING EXPENSES:
  Selling, general and administrative expenses..............    1,899,086      2,879,725
  Depreciation and amortization (Notes 2 and 3).............      279,214        513,394
  Merger related costs (Note 15)............................           --        388,000
                                                              -----------    -----------
          Total operating expenses..........................    2,178,300      3,781,119
          Operating loss....................................   (1,404,810)    (1,534,420)
OTHER INCOME (EXPENSE):
  Interest expense (Notes 5, 6 and 14)......................      (84,463)       (12,258)
  Interest income...........................................       93,106         91,639
  Other, net................................................       59,523         38,665
                                                              -----------    -----------
          Total other income................................       68,166        118,046
                                                              -----------    -----------
          Loss before income taxes..........................   (1,336,644)    (1,416,374)
INCOME TAX (Note 8).........................................           --             --
                                                              -----------    -----------
NET LOSS....................................................  $(1,336,644)   $(1,416,374)
                                                              ===========    ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            BACKGROUND AMERICA, INC.



                           CONSOLIDATED STATEMENTS OF


                     COMMON SHAREHOLDERS' EQUITY (DEFICIT)


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



                                                                                         TOTAL
                                               COMMON STOCK                          SHAREHOLDERS'
                                          -----------------------     RETAINED           EQUITY
                                           SHARES        AMOUNT        DEFICIT         (DEFICIT)
                                          ---------    ----------    -----------    ----------------
BALANCE, December 31, 1996..............  2,140,572    $  962,071    $(1,204,849)     $  (242,778)
  Exercise of stock options (Note 11)...      3,600         4,500             --            4,500
  Net loss..............................         --            --     (1,336,644)      (1,336,644)
                                          ---------    ----------    -----------      -----------
BALANCE, December 31, 1997..............  2,144,172       966,571     (2,541,493)      (1,574,922)
  Exercise of stock put option (Note
     14)................................    (27,778)     (166,668)            --         (166,668)
  Issuance of common stock in
     acquisition (Note 3)...............     83,334       477,204             --          477,204
  Net loss..............................         --            --     (1,416,374)      (1,416,374)
                                          ---------    ----------    -----------      -----------
BALANCE, December 31, 1998..............  2,199,728    $1,277,107    $(3,957,867)     $(2,680,760)
                                          =========    ==========    ===========      ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            BACKGROUND AMERICA, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



                                                                 1997           1998
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,336,644)   $(1,416,374)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      279,214        513,394
     Noncash compensation related to consulting arrangement
      (Note 6)..............................................           --        147,914
  Changes in assets and liabilities, net of effects of
     acquisition:
     Increase in accounts receivable........................     (436,155)      (372,570)
     Increase in prepaid expenses and other current
      assets................................................      (37,471)        (5,781)
     Increase in other assets...............................       (4,375)        (5,378)
     Increase in accounts payable and accrued expenses......       53,112        375,678
                                                              -----------    -----------
       Net cash used in operating activities................   (1,482,319)      (763,117)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (495,488)      (382,221)
  Cash paid for acquisitions, net of cash acquired (Note
     3).....................................................           --       (125,716)
  Cash paid for non-compete agreements (Note 3).............           --       (133,996)
                                                              -----------    -----------
       Net cash used in investing activities................     (495,488)      (641,933)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock, net of issuance
     costs..................................................    4,914,317             --
  Proceeds from issuance of notes payable to shareholders...      761,000             --
  Repayment of notes payable................................     (868,875)      (176,057)
  Advances under line-of-credit facility....................      232,000             --
  Payments under line-of-credit facility....................     (232,000)            --
  Exercise of stock options.................................        4,500             --
  Exercise of stock put option (Note 3).....................           --       (166,668)
                                                              -----------    -----------
       Net cash provided by (used in) financing
        activities..........................................    4,810,942       (342,725)
                                                              -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    2,833,135     (1,747,775)
CASH AND CASH EQUIVALENTS, beginning of year................       92,412      2,925,547
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, end of year......................  $ 2,925,547    $ 1,177,772
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................  $   107,042    $    12,258
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
  Retirement of shareholders' notes payable and accrued
     interest...............................................  $ 1,053,735    $        --
                                                              ===========    ===========
  Issuance of preferred stock...............................  $ 1,053,735    $        --
                                                              ===========    ===========
  Common stock issued in acquisition........................  $        --    $   477,204
                                                              ===========    ===========
  Issuance of note payable (Note 6).........................  $        --    $   147,914
                                                              ===========    ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            BACKGROUND AMERICA, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998



(1) NATURE OF OPERATIONS AND BASIS OF PRESENTATION --



     Background America, Inc. (the "Company"), a Tennessee corporation, was formed in September 1995 to deliver background investigation services to government, corporate and other professional clients. The consolidated financial statements include the amounts of the Company and its inactive subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --



     (a) ACCOUNTING ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     (b) CASH AND CASH EQUIVALENTS -- Cash equivalents consist of highly liquid investments with original maturities of three months or less at the date of purchase. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.



     (c) PROPERTY AND EQUIPMENT -- Property and equipment is carried at cost and is depreciated using an accelerated method over the estimated useful lives of the assets, generally five years. Significant improvements are capitalized while maintenance and repairs are expensed as incurred. The components of property and equipment at December 31, 1997 and 1998 are as follows:



                                                                1997          1998
                                                              ---------    ----------
Furniture and fixtures......................................  $  36,471    $   63,270
Equipment...................................................    158,673       282,643
Computers, copiers and software.............................    717,574     1,068,071
Leasehold improvements......................................     12,923        54,309
Construction-in-progress....................................         --        55,124
                                                              ---------    ----------
                                                                925,641     1,523,417
Less accumulated depreciation and amortization..............   (296,248)     (776,455)
                                                              ---------    ----------
                                                              $ 629,393    $  746,962
                                                              =========    ==========



     (d) SOFTWARE POLICY -- External direct costs of materials and services and payroll-related costs of employees working solely on development of the software system are capitalized. Capitalized costs are amortized over the estimated useful life of the software, which is five years. Training costs and costs to reengineer business processes are expensed as incurred.



     (e) INTANGIBLE ASSETS -- Intangible assets are comprised of goodwill and non-compete agreements with former shareholders of acquired companies. Goodwill represents the excess of the purchase cost over the fair value of net tangible assets acquired in a purchase business combination. Goodwill is amortized using the straight-line method over twelve years which represents its estimated useful life. The non-compete agreements are amortized using the straight-line method over the terms of each agreement. The Company reviews its long-lived and intangible assets for

                            BACKGROUND AMERICA, INC.

         impairment whenever events or changes in circumstances indicate that the carrying amount may not be recovered. Intangible assets as of December 31, 1997 and 1998 are as follows:



                                                                1997          1998
                                                              ---------    ----------
Goodwill....................................................  $ 666,112    $1,161,926
Non-compete agreements......................................    150,000       283,996
                                                              ---------    ----------
                                                                816,112     1,445,922
Less accumulated amortization...............................   (112,304)     (236,326)
                                                              ---------    ----------
                                                              $ 703,808    $1,209,596
                                                              =========    ==========



     (f) INCOME TAXES -- The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under such statement, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is provided if it is more likely than not that some portion of the deferred tax assets will not be realized.



     (g) REVENUE RECOGNITION -- Revenues from background investigation services are recognized at the time that the services are completed using the accrual method of accounting.



     (h) STOCK-BASED COMPENSATION -- The Company has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). APB 25 requires compensation cost for stock-based compensation plans be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair market value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS 123 allows an entity to continue to measure compensation cost using the principles of ABP 25 if certain pro forma disclosures are made. The proforma disclosures required by SFAS 123 are presented in Note 11.



     (i) CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to credit risk consist principally of cash investments and trade receivables. The Company places its cash investments in high credit quality commercial paper, federal government agency securities and FDIC insured financial institutions thus reducing potential risk. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many geographic areas, solely in the United States.



     (j) NEW ACCOUNTING PRONOUNCEMENT -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards which require that derivative instruments be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company will be required to adopt the provisions of SFAS 133 on

                            BACKGROUND AMERICA, INC.

       January 1, 2000. Management does not believe that the adoption of SFAS 133 will have a material impact on the Company's financial position or results of operations.



     (k) RECLASSIFICATIONS -- Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.



(3) ACQUISITION --



     In March 1998, the Company entered into an Agreement and Plan of Merger to acquire the outstanding stock of Profiles Plus, Inc. ("Profiles") for 83,334 shares of common stock valued at approximately $477,000 or $5.73 per share. Profiles is in the business of providing conventional background investigation services to its clients and is headquartered in Clearwater, Florida. For accounting purposes, the acquisition of Profiles was effective March 23, 1998 and its results of operations have been included with those of the Company from that date forward.



     In conjunction with the acquisition of Profiles, the shareholders of Profiles had the option to put such shares to the Company for cash of $6.00 per share at any time during the period beginning June 1, 1998 and ending June 30, 1998. The put option relating to 27,778 shares issued in connection with this acquisition was exercised for $166,668 in cash with the remaining put options expiring unexercised. Additionally, the Company entered into non-compete agreements with the shareholders of Profiles for total cash consideration of approximately $134,000. The amounts paid by the Company for the non-compete agreements are being amortized over the terms of the agreements.



     The above acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of all net assets acquired ("goodwill") is being amortized on a straight-line basis over 12 years. The purchase price, including direct acquisition costs of approximately $75,700, has been allocated as follows:



Accounts receivable and other current assets................  $ 134,336
Property and equipment......................................     83,351
Goodwill....................................................    537,185
Liabilities assumed.........................................   (202,192)
                                                              ---------
                                                              $ 552,680
                                                              =========



(4) BALANCE SHEET ACCOUNTS --



     (a) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES -- Accrued expenses and other current liabilities consist of the following as of December 31, 1997 and 1998:



                                                                1997        1998
                                                              --------    --------
Payroll and related benefits................................  $158,901    $140,691
Accrued professional fees...................................        --     508,000
Other.......................................................    65,400     138,174
                                                              --------    --------
                                                              $224,301    $786,865
                                                              ========    ========

                            BACKGROUND AMERICA, INC.

     (b) ALLOWANCE FOR DOUBTFUL ACCOUNTS -- The following summarizes the activity in the allowance for doubtful accounts on trade accounts receivable for 1997 and 1998:



                                                                   ADDITIONS
                                                                    CHARGED
                                                        BALANCE        TO                    BALANCE
                                                       BEGINNING   COSTS AND                 END OF
                                                       OF PERIOD    EXPENSES    DEDUCTIONS   PERIOD
                                                       ---------   ----------   ----------   -------
Year ended December 31, 1997.........................   $8,682           --          --      $ 8,682
Year ended December 31, 1998.........................   $8,682       43,000          --      $51,682



(5) LINE OF CREDIT --



     The Company has a credit agreement with a bank which provides for a working capital line of $1,000,000 in maximum principal. There were no borrowings outstanding under the credit facility at December 31, 1998 and 1997. In addition, there were no amounts drawn on the line of credit during 1998. The credit facility bears interest at the bank's index rate, is due and payable monthly, matures on April 4, 1999 and is guaranteed by certain shareholders of the Company.



(6) NOTE PAYABLE --



     In March 1998, the Company entered into a consulting agreement with a former shareholder of Profiles, which among others, obligates the Company to pay a guaranteed amount of $175,000 over a four-year period. Interest has been imputed at a rate of 8.5%, with principal payments totaling approximately $148,000. Interest expense for the year ended December 31, 1998 was $8,756. The following is a schedule of the future maturity of this note as of December 31, 1998:



                                                              1998
                                                            --------
1999......................................................  $ 34,547
2000......................................................    37,601
2001......................................................    40,925
2002......................................................    10,784
                                                            --------
                                                            $123,857
                                                            ========



(7) SELF-INSURED RISK --



     The Company maintains a self-insured health benefits program on behalf of its employees, covering major medical and hospitalization costs. The Company has limited its exposure to claims costs by securing an insurance policy for the plan. The insurance policy reimburses the Company for accumulated costs incurred and paid during a calendar year related to any covered individual which exceeds $10,000. Additionally, the insurance limits the maximum amount of costs the Company will be responsible for based on the number of employees and families covered by the Plan during the year.



     As of December 31, 1997 and 1998, the Company accrued for claims which had occurred, but had not been paid of $27,306 and $46,500, respectively. Claims expense, net of insurance reimbursements relative to the health benefit program for the years ended December 31, 1997 and 1998 was $105,168 and $104,985, respectively.

                            BACKGROUND AMERICA, INC.

(8) INCOME TAXES --



     At December 31, 1997 and 1998, the Company had federal and state net operating loss carryforwards of approximately $2.4 million and $3.8 million, respectively, available to offset future taxable income. The net operating loss carryforwards expire in 2011 through 2013. The carryforwards represent a deferred tax asset of the Company which has been offset fully by a valuation allowance as of December 31, 1997 and 1998 due to the uncertainty as to the amount, if any, of the carryforwards which will ultimately be realized.



(9) PREFERRED STOCK --



     On June 16, 1997, the Company's charter was amended and restated to authorize 5,000,000 shares of preferred stock having a par value of $1.00 per share. Concurrently, the Company issued 1,143,700 shares of Series A Preferred Stock ("Preferred Stock") for $5.25 per share. Cash proceeds from this investor financing totaled $4,914,317, net of issuance costs totaling $36,373, with the remaining proceeds received in the form of cancellation of the principal and accrued interest amounts due under certain notes payable previously issued by the Company to certain shareholders totaling $1,053,735.



     The holders of Preferred Stock are entitled to vote on an "as converted" basis with the common shares and have the right to elect a certain number of representatives to the Company's Board of Directors as defined by the amended and restated corporate charter. At the holders' option, the Preferred Stock may be converted into the Company's common stock on a share for share basis, subject to certain anti-dilution conversion adjustments. The holders of Preferred Stock will be entitled to accrued dividends beginning in June 2000 at a rate of $.2625 per share, which are payable quarterly in arrears. Beginning in March 2002, the dividend rate will be increased to $.5250 per outstanding share. Such dividends are cumulative and are paid in preference to any declared dividends on common stock. In the event of a sale, merger, liquidation, dissolution or winding up of the Company, the holders of Preferred Stock are entitled to receive from the proceeds of such an event an amount not less than the initial issuance price of the stock, $5.25 per share, plus a ten percent (10%) per annum compounded return on investment, net of dividends paid in preference to holders of common stock or any other class or series of stock. Additionally, the holders of Preferred Stock, as a group, may elect to redeem their shares on or after March 2002 at the greater of the fair market value or the initial issuance price, plus a ten percent (10%) per annum compounded return on investment from the date of issuance, net of dividends paid. Preferred Stock redeemed will be retired in four quarterly installments beginning June 19, 2002. Should redemption as to any shares of Preferred Stock not occur when required based on the terms described above, interest will accrue on the unpaid redemption price at a bank's prime rate plus 1% per annum during the first year of such delay and at a bank's prime rate plus 3% per annum thereafter.



     As is described in Note 15, the Company subsequently entered into an Agreement and Plan of Merger with the Kroll-O'Gara Company. In connection with this Agreement and Plan of Merger, the holders of the Preferred Stock have agreed to vote in favor of the transaction and, upon consummation, will receive 0.2689628 shares of the Kroll-O'Gara Company's common stock for each share of Preferred Stock. This conversion ratio is the same as that being provided to common shareholders upon consummation of the transaction.

                            BACKGROUND AMERICA, INC.

     In connection with the preferred stock issuances, certain shareholders entered into shareholder agreements whereby the Company maintains the first right of refusal in future transfers of such stock.



(10) STOCK WARRANTS --



     As of December 31, 1997 and 1998, the Company had the following outstanding warrants to purchase shares of common stock (each warrant entitles the holder to acquire one share of common stock of the Company at the stated exercise price per share):



                                                             WEIGHTED
                                                             AVERAGE
                                                             EXERCISE
                                                   SHARES     PRICE        VESTING DATE
                                                   ------    --------    ----------------
Warrants granted during 1996.....................  4,000      $1.25         June 30, 1999
Warrants granted during 1996.....................    500      $3.50         July 15, 2001
                                                   -----      -----      ----------------
Balance, December 31, 1996.......................  4,500      $1.50
Warrants granted during 1997.....................     --         --
                                                   -----      -----      ----------------
Balance, at December 31, 1997....................  4,500      $1.50
Warrants granted during 1998.....................  3,000      $5.25      January 16, 2001
                                                   -----      -----      ----------------
Balance, at December 31, 1998....................  7,500      $3.00
                                                   =====      =====      ================



     Upon the occurrence of a merger, sale or initial public offering of common stock of the Company, all warrants become immediately exercisable. If not exercised upon such occurrence, 7,000 of the warrants would expire. The remaining 500 warrants do not expire unless there is a breach of certain contractual terms as defined by the Stock Purchase Warrant Agreement.



(11) STOCK OPTIONS PLANS --



     The Company has two stock option plans, the 1997 Plan and 1996 Plan (collectively, the Stock Option Plans), which provide for the granting of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock to officers, directors and other key employees who have substantial responsibility for the direction and management of the Company. At December 31, 1998, 340,000 total shares of common stock were reserved for issuance under the Stock Option Plans. Approximately 17,000 of such reserved shares are available for future grants under the Stock Option Plans.



     Outstanding options covering 219,862 shares are incentive stock options with vesting periods of three years and maximum option terms of five years. Vesting is accelerated in the event of the Company's shares being sold in an initial public offering or ten days preceding the date on which the Company enters into a merger in which the Company is not the surviving corporation. The remaining 103,500 options are non-qualified stock options of which outstanding options covering 97,300 shares vest only upon an initial public offering or ten days preceding the date in which the Company enters into a merger in which the Company is not the surviving corporation. Under the provisions of APB 25, no compensation expense related to grants under the Stock Option Plans was recorded in 1997 or 1998.

                            BACKGROUND AMERICA, INC.

     Fair market value on the date of grant is the per share value of the Company's common stock determined by the Board of Directors in their sole discretion, taking into consideration those factors affecting or reflecting value that they deem appropriate including but not limited to the Company's net worth, prospective earning power and dividend paying capacities, the goodwill of the business, the economic outlook in the industry, the values of securities of corporations engaged in the same or similar lines of business that are listed on a public stock exchange or are traded in the over-the-counter market or for which there is other information regarding value, the importance and presence of nonoperating assets and the economic environment.



     A summary of the status of the Stock Option Plans for the years ended December 31, 1997 and 1998 and changes during those years are presented below:



                                                                         WEIGHTED
                                                              NUMBER     AVERAGE
                                                                OF       EXERCISE
                                                              SHARES      PRICE
                                                              -------    --------
Balance, December 31, 1996..................................   59,852     $1.23
  Options granted...........................................  189,125      2.68
  Options forfeited.........................................   (2,350)     2.21
  Options exercised.........................................   (3,600)     1.25
                                                              -------     -----
Balance, December 31, 1997..................................  243,027      2.34
  Options granted...........................................  112,200      2.15
  Options forfeited.........................................  (31,865)     2.40
                                                              -------     -----
Balance, December 31, 1998..................................  323,362     $2.27
                                                              =======     =====



     No options were exercisable as of December 31, 1997 and 1998.



     Information relating to options under the 1997 and 1996 Plans at December 31, 1998 summarized by exercise price is as follows:



                             WEIGHTED
                              AVERAGE
 RANGE OF                    REMAINING      VESTED         WEIGHTED
 EXERCISE       OPTIONS     CONTRACTUAL     OPTIONS        AVERAGE
  PRICES      OUTSTANDING      LIFE       OUTSTANDING   EXERCISE PRICE
-----------   -----------   -----------   -----------   --------------
      $0.10       3,500        4.31           --            $0.10
      $0.75        6,000       3.52           --            $0.75
$1.25-$1.50      53,152        2.56           --            $1.26
$2.00-$3.00     255,525        3.75           --            $2.47
$5.00-$6.00       5,185        4.57           --            $5.98
                -------        ----                         -----
                323,362        3.57           --            $2.27
                =======        ====                         =====



     If compensation cost for stock-based compensation had been determined based on the fair value of the options at the grant dates consistent with the provisions of SFAS 123, the Company's net loss

                            BACKGROUND AMERICA, INC.

     for the years ended December 31, 1997 and 1998 would have been increased to the pro forma amounts presented below:



                                                               1997           1998
                                                            -----------    -----------
Net loss
  As reported.............................................  $(1,336,644)   $(1,416,374)
  Pro forma...............................................   (1,383,360)    (1,475,749)



     The fair value of each option grant in 1998 was estimated on the date of grant utilizing the Black-Scholes option pricing model. The fair value of each option grant in 1997 was estimated on the date of grant utilizing the minimum value option-pricing model. The difference in the fair value of option grants between the two methods was not material to the pro forma disclosures above. The following weighted average assumptions were used for options granted in 1997 and 1998:



                                                              1997      1998
                                                              ----    ---------
Expected dividend yield.....................................   --        --
Expected volatility.........................................  0.0%      40.0%
Risk-free interest rate.....................................  5.8%    4.2%-5.7%
Expected life of options (years)............................    5         5



     The weighted average fair value on the dates of grant for the 189,125 options granted during 1997 approximated $0.66. The weighted average fair value on the dates of grant for the 112,200 options granted during 1998 approximated $4.18.



(12) RETIREMENT PLAN



     The Company offers a defined contribution retirement plan which is available to all full-time employees of the Company with a minimum of one year of service. Participants in the plan can contribute up to 14% of annual earnings as defined by the plan and the Company may contribute a discretionary matching amount. The Company made no contributions to the plan in 1997 or 1998. The Company does not offer any other post-retirement or post-employment benefits to employees.



(13) COMMITMENTS



     The Company leases certain office space under noncancelable operating lease agreements. Total rent expense under operating leases for the years ended December 31, 1997 and 1998 was $214,009 and $261,076, respectively (see
     Note 14).



     The following is a schedule of the future minimum rental payments required under noncancelable operating leases as of December 31, 1998:



1999........................................................    $221,729
2000........................................................     170,122
2001........................................................      79,292
2002........................................................      28,875
                                                                --------
          Total.............................................    $500,018
                                                                ========

                            BACKGROUND AMERICA, INC.

(14) RELATED PARTIES



     (a)LEASES -- The Company has entered into a month to month lease agreement with a company controlled by the Chief Executive Officer of the Company. The lease involves the use of a 7,500 square foot office building located near the corporate offices and certain furniture and equipment. The lease calls for monthly rentals in the amount of $8,050 and may be terminated by either party with ninety days notice. The Company owed $64,400 under the lease agreement as of December 31, 1997 and reported rent expense of $96,600 for the years ended December 31, 1997 and 1998.



        The Company subleases approximately 2,500 square feet of its corporate office space to a company with common ownership as that of the Company, including certain officers and directors of the Company. The lease is on a month to month basis and the monthly rental charged by the Company is at cost, allocated based on the percentage of space used by the affiliate. The monthly rental amount during 1997 ranged from $2,775 to $4,400 and ranged from $4,151 to $4,398 in 1998. This sublease income has been reflected as a reduction of rental expense totaling $53,300 and $50,100 for the years ended December 31, 1997 and 1998, respectively.



        In October 1998, the Chief Executive Officer of the Company purchased a building that was being leased by the Company for its corporate office. The company leases 10,290 square feet of this building through either direct or sub-lease agreements which call for escalating monthly rentals which ranged from $12,863 to $13,292 in 1998. The Company reported rent expense of approximately $31,100 under these agreements for the year ended December 31, 1998.



     (b)ACCOUNTING AND OTHER SERVICES -- The Company has provided a company with common ownership as that of the Company with certain accounting services for a fee which totaled $127,000 and $91,100 for the years ended December 31, 1997 and 1998, respectively. The affiliated company also provided the Company with temporary personnel on a per hour basis and was paid a fee for employee recruiting services based on successful efforts. Total expense incurred for temporary employees and recruiting services was $36,525 and $80,800 for the years ended December 31, 1997 and 1998, respectively. Receivables from the affiliate were $17,000 and $18,900, and payables to the affiliate were $1,200 and $1,550 as of December 31, 1997 and 1998, respectively.



        The Company provided administrative payroll and personnel benefit services on behalf of certain companies controlled by certain shareholders, officers and directors of the Company. The Company ceased providing these services on June 30, 1998. Charges for these services are based on cost plus an administrative fee. Total billings for these services totaled $1,146,800 and $730,300 for the years ended December 31, 1997 and 1998, respectively, and receivables due to the Company resulting from such services were $216,700 and $1,500 as of December 31, 1997 and 1998, respectively.



     (c)NOTES PAYABLE TO SHAREHOLDERS -- During 1996 and 1997 certain officers of the Company issued loans to the Company, due on demand, bearing interest at annual rates ranging from 8.50% to 8.75%. Interest expense recognized by the Company on these loans totaled $78,950 and $1,100 for the years ended December 31, 1997 and 1998, respectively. In June 1997, approximately $1,053,735 of principal and accrued interest was canceled in part consideration

                            BACKGROUND AMERICA, INC.

        for the purchase of Series A Preferred Stock shares (see Note 9). The outstanding balance due under these loans was paid in full during 1998.



(15)SUBSEQUENT EVENT --



    On January 21, 1999, the Company entered into an Agreement and Plan of Merger with the Kroll-O'Gara Company (Kroll), of Fairfield, Ohio, whereby Kroll will acquire all of the outstanding capital stock and common stock equivalents of the Company for approximately 989,000 shares of Kroll's common stock. The acquisition is subject to the approval of the Company's shareholders and is expected to qualify as a pooling of interests for accounting purposes.



    Through December 31, 1998, the Company had incurred approximately $388,000 for direct costs related to the proposed merger with Kroll. The merger related costs consist primarily of fees for attorneys and accountants and such costs have been expensed as incurred. In addition, upon consummation of the merger, compensation charges of approximately $550,000 will be incurred by Kroll related to the Company's non-qualified stock options.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  Kizorek, Inc.
  Naperville, Illinois

     We have audited the accompanying balance sheet of Kizorek, Inc. as of October 31, 1997 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kizorek, Inc. as of October 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP
Oak Brook, Illinois
December 10, 1997, except for Note 8,
  as to which the date is August 31, 1998

                                 KIZOREK, INC.
                                 BALANCE SHEET
                             AS OF OCTOBER 31, 1997

ASSETS
Current assets
  Cash......................................................    $  558,315
  Accounts receivable (less allowance for doubtful accounts
     of $65,000)............................................     2,405,538
  Employee loans............................................        97,069
  Prepaid vehicle lease costs...............................       175,473
  Other prepaid expenses....................................       111,458
                                                                ----------
     Total current assets...................................     3,347,853
Property and equipment
  Photo equipment...........................................     1,033,364
  Office and computer equipment.............................     2,121,218
  Vehicles..................................................       229,329
  Leasehold improvements....................................        76,962
                                                                ----------
                                                                 3,460,873
  Accumulated depreciation..................................     2,291,904
                                                                ----------
                                                                 1,168,969
Other assets
  S corporation tax deposit.................................        30,153
  Security deposits.........................................        36,734
                                                                ----------
                                                                    66,887
                                                                ----------
                                                                $4,583,709
                                                                ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current maturities of long-term debt (Note 3).............    $   19,204
  Accounts payable..........................................       677,779
  Accrued payroll...........................................       161,107
  Accrued other expenses....................................       120,388
                                                                ----------
     Total current liabilities..............................       978,478
Long-term debt (Note 3).....................................        25,669
Stockholder's equity
  Common stock, no par value; authorized 100 shares, issued
     and outstanding 10 shares..............................         1,000
  Retained earnings.........................................     3,578,562
                                                                ----------
                                                                 3,579,562
                                                                ----------
                                                                $4,583,709
                                                                ==========

                See accompanying notes to financial statements.

                                 KIZOREK, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

REVENUE.....................................................    $14,476,272
Operating expenses
  Payroll, payroll taxes, and fringe benefits...............      7,205,295
  Vehicle operating and leasing.............................      1,718,389
  Travel....................................................      1,004,521
  Occupancy.................................................        340,129
  Depreciation..............................................        478,540
  Outside services..........................................        221,149
  Insurance.................................................        488,275
  Advertising and promotion.................................        245,531
  Telephone.................................................        443,902
  Office and computer related expenses......................        521,926
  Other.....................................................        556,566
                                                                -----------
                                                                 13,224,223
                                                                -----------
Income from operations......................................      1,252,049
Interest expense............................................         19,816
Net income..................................................      1,232,233
Retained earnings at beginning of year......................      2,730,052
Dividends to stockholder....................................       (383,723)
                                                                -----------
RETAINED EARNINGS AT END OF YEAR............................    $ 3,578,562
                                                                ===========

                See accompanying notes to financial statements.

                                 KIZOREK, INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................    $1,232,233
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation...........................................       478,540
     Gain on disposal of equipment..........................        (1,103)
     Change in assets and liabilities
       Accounts receivable..................................      (360,027)
       Other current assets.................................       (79,983)
       Other assets.........................................        18,851
       Accounts payable.....................................       145,260
       Other current liabilities............................         4,959
                                                                ----------
          Net cash provided by operating activities.........     1,438,730
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment...........................        36,103
  Additions to property and equipment.......................      (296,230)
                                                                ----------
     Net cash used in investing activities..................      (260,127)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net payments on line of credit............................      (450,000)
  Repayment of long-term debt...............................       (18,938)
  Dividends to stockholder..................................      (383,723)
                                                                ----------
     Net cash used in financing activities..................      (852,661)
                                                                ----------
NET CHANGE IN CASH..........................................       325,942
CASH AT BEGINNING OF YEAR...................................       232,373
                                                                ----------
CASH AT END OF YEAR.........................................    $  558,315
                                                                ==========
Supplemental disclosures of cash flow information
  Cash paid during the year for Interest....................    $   20,132
Supplemental schedule of noncash investing activity
  Equipment acquired through a capital lease................    $   59,108

                See accompanying notes to financial statements.

                                 KIZOREK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business: Kizorek, Inc. (the Company) is an insurance claims investigation agency based in Naperville, Illinois. The Company's primary service is providing video surveillance to insurance companies investigating disability claims primarily throughout the United States.

     Use of Estimates in Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition: Kizorek, Inc. provides surveillance services for its clients. Fees are generated and recognized for hours incurred based upon established hourly rates. Accounts receivable include unbilled balances of $192,000 for services provided prior to the end of the period but billed subsequently.

     Property and Equipment: Property and equipment are stated at cost. Depreciation is computed based on the estimated useful lives of the related assets using the straight-line method for financial reporting and accelerated methods for income tax purposes. For each classification of property and equipment, the depreciable lives are as follows:

Photo equipment.........................................  6 years
Office and computer equipment...........................  3 to 6 years
Vehicles................................................  3 years
Leasehold improvements..................................  5 years

     Income Taxes: The Company, with the consent of its stockholder, elected to have its income taxed as an S corporation which provides that, in lieu of corporate income taxes, the stockholder is taxed on the Company's taxable income.

NOTE 2 -- LINE OF CREDIT

     The Company has a line of credit of $1,000,000 with Northern Trust Bank/DuPage. The line of credit bears interest at the prime rate and is secured by all business assets of the Company. The bank's commitment under the line of credit expires on March 1, 1998. Restrictive covenants contained in the loan agreement require the maintenance of certain financial ratios. At October 31, 1997, no borrowings had been made against the line of credit.

NOTE 3 -- LONG-TERM DEBT

     Long-term debt consists of the following at October 31, 1997:

Lease payable, Naper Leasing Service, maturing January 2000
  with interest at 12.8%, payable in monthly installments
  of $1,988, secured by equipment..........................  $44,873
Less current maturities....................................   19,204
                                                             -------
                                                             $25,669
                                                             =======

                                 KIZOREK, INC.

     Future maturities are as follows:

                        YEAR ENDING
                        OCTOBER 31,
                        -----------
  1998.....................................................    19,204
  1999.....................................................    21,795
  2000.....................................................     3,874

NOTE 4 -- PROFIT SHARING PLAN

     The Company maintains a defined contribution profit sharing plan for substantially all employees which provides for contributions at the discretion of the Board of Directors, voluntary employee 401(k) contributions, and matching contributions by the Company up to specified limits. The matching contribution for the year ended October 31, 1997 was $46,335. There was no discretionary contribution for the year ended October 31, 1997.

NOTE 5 -- LEASE COMMITMENTS

     The Company conducts its operations from leased office facilities in Illinois, South Carolina, Hawaii, California, and South Africa. The leases expire at various dates through 1999.

     The total office rental expense was $309,909 for the year ended October 31, 1997.

     The Company leases vehicles under operating leases with two- or three-year lease terms. Total expense amounted to $750,559 for the year ended October 31, 1997.

     Future minimum lease commitments are as follows:

                       YEAR ENDING
                       OCTOBER 31,                           AMOUNT
                       -----------                           ------
  1998...................................................  $   788,614
  1999...................................................      213,392
                                                           -----------
                                                           $ 1,002,006
                                                           ===========

NOTE 6 -- CONTINGENCY

     The Company entered into an agreement with North American Benefits, Inc., whereby North American Benefits, Inc. provides certain administrative services and North American Specialty Insurance Company provides stop loss coverage. However, the Company is responsible for the funding of all claims up to $17,500 per individual per policy year and up to approximately $250,000 per year on the group as a whole. A liability has been recorded for the estimate of claims pending at the balance sheet date.

NOTE 7 -- PENDING LITIGATION

     The Company is a defendant in several lawsuits arising from the performance of their regular business activities. These lawsuits are being defended by counsel for the Company's insurance carrier. Damages being sought are covered by the Company's existing insurance policies and are not expected to exceed existing coverage limitations. These matters, when finally concluded and determined, will not, in

                                 KIZOREK, INC.

the opinion of management, have a material adverse effect on the results of operations or financial position of the Company.

NOTE 8 -- SUBSEQUENT EVENTS

     Effective November 1, 1997, the Company established a deferred compensation plan for key executives and employees. The total amount of benefits awarded under this plan is $1,350,000, payable November 1, 2004 plus interest accrued from the date of the award. If there is a change in control of the Company through merger, consolidation, liquidation, dissolution, or sale of all or substantially all of the Company's assets, payments become due in three installments plus interest commencing on the December 1 following the date of the change in control of the Company with the balance being due in two installments on December 1 of each of the next two years.

     On August 31, 1998, all of the outstanding shares of common stock of the Company were exchanged for cash and shares of common stock of The Kroll-O'Gara Company under the terms of a merger agreement.

                      KROLL-O'GARA AND BACKGROUND AMERICA


          UNAUDITED PRO FORMA COMBINING CONDENSED FINANCIAL STATEMENTS



     The unaudited pro forma combining financial statements give effect to the merger as a pooling of interests, and should be read in conjunction with, and is qualified by reference to, the audited consolidated financial statements of Kroll-O'Gara and Background America and the notes thereto included elsewhere in this proxy statement / prospectus. For purposes of the unaudited pro forma operating data, Kroll-O'Gara's consolidated financial statements for the three fiscal years ended December 31, 1998 have been combined with the consolidated financial statements of Background America for the three fiscal years ended December 31, 1998. For purposes of the unaudited pro forma combined condensed balance sheets, Kroll-O'Gara's consolidated financial statements have been combined with Background America's consolidated financial statements at December 31, 1997 and 1998.


     The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the periods indicated, nor are they indicative of future financial position or results of operations.

                      KROLL-O'GARA AND BACKGROUND AMERICA

             UNAUDITED PRO FORMA COMBINING CONDENSED BALANCE SHEETS

                            AS OF DECEMBER 31, 1997

                                 (IN THOUSANDS)


                                                                           BACKGROUND
                                                          KROLL-O'GARA      AMERICA      PRO FORMA
                                                          -------------    ----------    ---------
Current Assets:
  Cash and cash equivalents...........................      $  9,788         $2,926      $ 12,714
  Accounts receivable billed and unbilled, net........        44,818            881        45,699
  Costs and estimated earnings in excess of billings
     on uncompleted contracts.........................        12,078             --        12,078
  Inventories.........................................        19,563             --        19,563
  Other current assets................................         7,359             53         7,412
                                                            --------         ------      --------
     Total current assets.............................        93,606          3,860        97,466
Property, plant and equipment, net....................        17,560            629        18,189
Databases, net........................................         8,335             --         8,335
Costs in excess of assets acquired and other
  intangible assets, net..............................        26,651            704        27,355
Other assets, net.....................................         4,332              9         4,341
                                                            --------         ------      --------
     Total assets.....................................      $150,484         $5,202      $155,686
                                                            ========         ======      ========
Current liabilities:
  Accounts payable....................................      $ 33,513         $  433      $ 33,946
  Accrued liabilities.................................        15,212            224        15,436
  Other current liabilities...........................         9,603            152         9,755
                                                            --------         ------      --------
     Total current liabilities........................        58,328            809        59,137
Long-term debt, net of current portion................        49,641             --        49,641
Other long-term liabilities...........................         4,047             --         4,047
Shareholders' equity..................................        38,468          4,393(1)     42,861
                                                            --------         ------      --------
     Total liabilities and shareholders' equity.......      $150,484         $5,202      $155,686
                                                            ========         ======      ========


(1) This amount includes a reclass of approximately $6.0 million for mandatorily redeemable preferred stock that was historically reflected as a long-term liability but is treated as essentially the same as common stock in the merger transaction.

                      KROLL-O'GARA AND BACKGROUND AMERICA


             UNAUDITED PRO FORMA COMBINING CONDENSED BALANCE SHEETS

                            AS OF DECEMBER 31, 1998

                                 (IN THOUSANDS)


                                                                          BACKGROUND
                                                          KROLL-O'GARA     AMERICA      PRO FORMA
                                                          ------------    ----------    ---------
Current Assets:
  Cash and equivalents................................      $ 26,148        $1,178      $ 27,326
  Accounts receivable billed and unbilled, net........        66,058         1,433        59,725
  Costs and estimated earnings in excess of billings
     on uncompleted contracts.........................        26,408            --        26,408
  Inventories.........................................        22,398            --        22,398
  Other current assets................................         7,794            64        15,624
                                                            --------        ------      --------
     Total current assets.............................       148,806         2,675       151,481
Property, plant and equipment, net....................        23,893           747        24,640
Databases, net........................................         9,239            --         9,239
Costs in excess of assets acquired and other
  intangible assets, net..............................        60,939         1,210        62,149
Other assets, net.....................................         6,079            14         6,093
                                                            --------        ------      --------
     Total assets.....................................      $248,956        $4,646      $253,602
                                                            ========        ======      ========
Current liabilities:
  Accounts payable....................................      $ 35,895        $  448      $ 36,343
  Accrued liabilities.................................        22,013           787        22,800
  Other current liabilities...........................         7,527            34         7,561
                                                            --------        ------      --------
     Total current liabilities........................        65,435         1,269        66,704
Long-term debt, net of current portion................        39,257            89        39,346
Other long-term liabilities...........................         3,169            --         3,169
Shareholders' equity..................................       141,095         3,288(1)    144,383
                                                            --------        ------      --------
     Total liabilities and shareholders' equity.......      $248,956        $4,646      $253,602
                                                            ========        ======      ========


(1) This amount includes a reclass of approximately $6.0 million for mandatorily redeemable preferred stock that was historically reflected as a long-term liability but is treated as essentially the same as common stock in the merger transaction.

                      KROLL-O'GARA AND BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          YEAR ENDED DECEMBER 31, 1996
                                            --------------------------------------------------------
                                                              BACKGROUND     PRO FORMA
                                             KROLL-O'GARA      AMERICA      ADJUSTMENTS    PRO FORMA
                                            --------------    ----------    -----------    ---------
Net sales...............................       $164,918        $ 1,776                     $166,694
Cost of sales...........................        117,298          1,624                      118,922
                                               --------        -------                     --------
     Gross profit.......................         47,620            152                       47,772
Selling, general and administrative
  expenses, including amortization......         37,712          1,237                       38,949
Asset impairment........................            125             --                          125
                                               --------        -------                     --------
     Operating income (loss)............          9,783         (1,085)                       8,698
Interest expense........................         (3,261)           (42)                      (3,303)
Other income (loss), net................            386             (2)                         384
                                               --------        -------                     --------
  Income (loss) from continuing
     operations before provision for
     income taxes.......................          6,908         (1,129)                       5,779
Provision for income taxes..............            365             --                          365
                                               --------        -------                     --------
  Income (loss) from continuing
     operations (3).....................       $  6,543        $(1,129)                    $  5,414
                                               ========        =======                     ========
Basic earnings per share from continuing
  operations (3)........................       $   0.56                                    $   0.45(4)
                                               ========                                    ========
Basic weighted average shares
  outstanding...........................         11,607                         505(1)       12,112(2)
                                               ========                                    ========
Diluted earnings per share from
  continuing operations (3).............       $   0.52                                    $   0.41(4)
                                               ========                                    ========
Diluted weighted average shares
  outstanding...........................         12,161                         510(1)       12,671(2)
                                               ========                                    ========


---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31, 1996:

                                                                INCOME    SHARES
                                                                ------    ------
Basic earnings per share....................................    $5,414    12,112
Effect of dilutive securities:
  Options...................................................        --       137
  Restricted stock..........................................      (162)      288
  Warrants..................................................        --       102
  Convertible note payable..................................        --        32
                                                                ------    ------
Diluted earnings per share..................................    $5,252    12,671
                                                                ======    ======

(3) During the fourth quarter of 1996, a subsidiary of Kroll-O'Gara discontinued its clinical operations. The related operating loss and shut down expenses of $1,274, net of a benefit for income taxes of $747, were reported as discontinued operations by Kroll-O'Gara in its consolidated statement of operations for the year ended December 31, 1996. The pro forma basic and diluted earnings per share impact of the discontinued operations for the year ended December 31, 1996 were $0.11 and $0.10, respectively.



(4) Pro forma basic and diluted earnings per share would have been $0.45 and $0.42, respectively, under the assumption that all shares in escrow were returned to Kroll-O'Gara.

                      KROLL-O'GARA AND BACKGROUND AMERICA


        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           YEAR ENDED DECEMBER 31, 1997
                                              ------------------------------------------------------
                                                              BACKGROUND     PRO FORMA
                                              KROLL-O'GARA     AMERICA      ADJUSTMENTS    PRO FORMA
                                              ------------    ----------    -----------    ---------
Net sales.................................      $206,103       $ 4,221                     $210,324
Cost of sales.............................       139,766         3,448                      143,214
                                                --------       -------                     --------
     Gross profit.........................        66,337           773                       67,110
Selling, general and administrative
  expenses, including amortization........        47,646         2,178                       49,824
Merger related costs......................         7,205            --                        7,205
                                                --------       -------                     --------
     Operating income (loss)..............        11,486        (1,405)                      10,081
Interest expense..........................        (5,092)          (84)                      (5,176)
Other income (expense), net...............          (332)          152                         (180)
                                                --------       -------                     --------
  Income (loss) before minority interest,
     provision for income taxes,
     extraordinary item and cumulative
     effect of change in accounting
     principle............................         6,062        (1,337)                       4,725
Minority interest.........................          (156)           --                         (156)
                                                --------       -------                     --------
  Income (loss) before provision for
     income taxes, extraordinary item and
     cumulative effect of change in
     accounting principle.................         5,906        (1,337)                       4,569
Provision for income taxes................         3,305            --                        3,305
                                                --------       -------                     --------
  Income (loss) from continuing
     operations(3)........................      $  2,601       $(1,337)                    $  1,264
                                                ========       =======                     ========
Basic earnings per share from continuing
  operations(3)...........................      $   0.19                                   $   0.09(4)
                                                ========                                   ========
Basic weighted average shares
  outstanding.............................        14,007                        744(1)       14,751(2)
                                                ========                                   ========
Diluted earnings per share from continuing
  operations(3)...........................      $   0.18                                   $   0.08(4)
                                                ========                                   ========
Diluted weighted average shares
  outstanding.............................        14,799                        761(1)       15,560(2)
                                                ========                                   ========


---------------
(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.

(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31, 1997:

                                                                INCOME    SHARES
                                                                ------    -------
Basic earnings per share....................................    $1,264     14,751
Effect of dilutive securities:
  Options...................................................        --        255
  Restricted stock..........................................        --        443
  Warrants..................................................        --         97
  Convertible note payable..................................        --         14
                                                                ------    -------
Diluted earnings per share..................................    $1,264     15,560
                                                                ======    =======

(3) During the second quarter of 1997, Kroll-O'Gara recorded an extraordinary charge of $194, net of a benefit for income taxes of $129, related to the refinancing of certain debt obligations in 1997. In addition, during the fourth quarter of 1997, Kroll-O'Gara changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation and recorded a cumulative effect of change in accounting principle of $360, net of a benefit for income taxes of $240. The pro forma basic and diluted earnings per share impact of the extraordinary item was $0.01 and the pro forma basic and diluted earnings per share impact of the cumulative effect of change in accounting principle was $0.02 for the year ended December 31, 1997.


(4) Pro forma basic and diluted earnings per share would have been $0.09 and $0.08, respectively, under the assumption that all shares in escrow were returned to Kroll-O'Gara.

                      KROLL-O'GARA AND BACKGROUND AMERICA



        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS


                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                           YEAR ENDED DECEMBER 31, 1998
                                              ------------------------------------------------------
                                                              BACKGROUND     PRO FORMA
                                              KROLL-O'GARA     AMERICA      ADJUSTMENTS    PRO FORMA
                                              ------------    ----------    -----------    ---------
Net sales.................................      $264,845       $ 7,351                     $272,195
Cost of sales.............................       173,318         5,104                      178,422
                                                --------       -------                     --------
     Gross profit.........................        91,527         2,247                       93,774
Selling, general and administrative
  expenses, including amortization........        61,773         3,393                       65,166
Merger related costs......................         5,339           388                        5,727
                                                --------       -------                     --------
  Operating income (loss).................        24,415        (1,534)                      22,881
Interest expense..........................        (4,482)          (12)                      (4,494)
Other income, net.........................           622           130                          752
                                                --------       -------                     --------
  Income (loss) before provision for
     income taxes.........................        20,555        (1,416)                      19,139
Provision for income taxes................         7,466            --                        7,466
                                                --------       -------                     --------
     Net income (loss)....................      $ 13,089       $(1,416)                    $ 11,673
                                                ========       =======                     ========
Basic earnings per share from continuing
  operations..............................      $   0.71                                   $   0.60(2)(3)
                                                ========                                   ========
Basic weighted average shares
  outstanding.............................        18,439                        906(1)       19,345(2)
                                                ========                                   ========
Diluted earnings per share from continuing
  operations..............................      $   0.69                                   $   0.59(2)(3)
                                                ========                                   ========
Diluted weighted average shares
  outstanding.............................        18,965                        952(1)       19,917(2)
                                                ========                                   ========



(1) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.



(2) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the year ended December 31, 1998:



                                                            INCOME     SHARES
                                                            -------    ------
Basic earnings per share..................................  $11,673    19,345
Effect of dilutive securities:
  Options.................................................       --       569
  Warrants................................................       --         3
                                                            -------    ------
Diluted earnings per share................................  $11,673    19,917
                                                            =======    ======



(3) Pro forma basic and diluted earnings per share would have been $0.61 and $0.59, respectively, under the assumption that all shares in escrow were returned to Kroll-O'Gara.

                KROLL-O'GARA AND KIZOREK UNAUDITED PRO FORMA AND

                               BACKGROUND AMERICA

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1998

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              PRO FORMA      KROLL-O'GARA    BACKGROUND    PRO FORMA
                               KROLL-O'GARA    KIZOREK(1)   ADJUSTMENTS(2)     PRO FORMA      AMERICA     ADJUSTMENTS   PRO FORMA
                               -------------   ----------   --------------   -------------   ----------   -----------   ---------
Net sales....................    $264,845      $   6,385                       $271,230       $ 7,351                   $278,581
Cost of sales................     173,318          3,911                        177,229         5,104                    182,333
                                 --------      ---------       --------        --------       -------                   --------
    Gross profit.............      91,527          2,474                         94,001         2,247                     96,248
Selling, general and
  administrative expenses,
  including amortization.....      61,773          2,411            169(3)       64,353         3,393                     67,746
Merger related expenses......       5,339             --             --           5,339           388            --        5,727
                                 --------      ---------       --------        --------       -------                   --------
    Operating income
      (loss).................      24,415             63           (169)         24,309        (1,534)                    22,775
Interest expense.............      (4,482)            --            (35)(4)      (4,517)          (12)                    (4,529)
Other income (expense),
  net........................         622             --                            622           130                        752
                                 --------      ---------       --------        --------       -------                   --------
  Income (loss) before
    provision (benefit) for
    income taxes.............      20,555             63           (204)         20,414        (1,416)                    18,998
Provision (benefit) for
  income taxes...............       7,466             --            (57)(5)       7,409            --                      7,409
                                 --------      ---------       --------        --------       -------                   --------
    Net income (loss) from
      continuing
      operations.............    $ 13,089      $      63       $   (147)       $ 13,005       $(1,416)                  $ 11,589
                                 ========      =========       ========        ========       =======                   ========
Basic earnings per share from
  continuing operations......    $   0.71                                      $   0.71                                 $   0.60(8)
                                 ========                                      ========                                 ========
Basic weighted average shares
  outstanding................      18,439                                        18,439                         906(6)    19,345(7)
                                 ========                                      ========                                 ========
Diluted earnings per share
  from continuing
  operations.................    $   0.69                                      $   0.69                                 $   0.58(8)
                                 ========                                      ========                                 ========
Diluted weighted average
  shares outstanding.........      18,965                                        18,965                         952(6)    19,917(7)
                                 ========                                      ========                                 ========


---------------


(1) To include historical results of operations for Kizorek for the six months ended April 30, 1998. Kizorek's operating costs have been allocated into categories consistent with the Company's statement of operations presentation policies. Kizorek's results of operations from July 1, 1998 through December 31, 1998 are included in the consolidated results of operations of Kroll-O'Gara.


(2) Pro forma adjustments exclude the impact of compensation expense for a non-recurring charge under the Kizorek deferred compensation plan associated with the accelerated vesting of benefits resulting from a change in control of the company.

(3) Pro forma adjustments are comprised of the following components: amortization of goodwill resulting from the acquisition of Kizorek (gross cost of $6,772 over 25 years), amortization of capitalized acquisition costs associated with Kizorek ($545 over 25 years) and amortization of customer lists and detective licenses identified in conjunction with the acquisition ($700 over 15 years).

(4) To record interest expense under Kizorek deferred compensation plan ($1,350 at 5.125%).

(5) To recognize the benefit for income taxes on pro forma adjustments and the provision for income taxes on the historical results of Kizorek, which had been previously treated as an S Corporation for income tax purposes. An effective rate of 40% was used to determine the pro forma income tax impact.

(6) These amounts adjust the historical weighted average shares outstanding to reflect the conversion of Background America common stock and equivalents into Kroll-O'Gara common stock and equivalents based on the fixed exchange ratio of .2689628 Kroll-O'Gara shares for every outstanding share of Background America common and preferred stock on a weighted average basis.


(7) The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the nine months ended December 31, 1998:



                                                                INCOME     SHARES
                                                                -------    ------
Basic earnings per share....................................    $11,589    19,345
Effect of dilutive securities:
  Options...................................................         --       569
  Warrants..................................................         --         3
                                                                -------    ------
Diluted earnings per share..................................    $11,589    19,917
                                                                =======    ======



(8) Pro forma basic and diluted earnings per share would have been $0.60 and $0.58, respectively, under the assumption that all shares in escrow were returned to Kroll-O'Gara.

                                     APPENDIX A
                            AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 21, 1999, among The Kroll-O'Gara Company ("TKOG"), an Ohio corporation and a party to this Agreement but not a constituent corporation in the Merger (as hereinafter defined), Kroll-O'Gara Tennessee, Inc. ("Merger Sub"), a Tennessee corporation all of whose capital stock is owned directly by TKOG and Background America, Inc. (the "Company"), a Tennessee corporation.

     WHEREAS, the Boards of Directors of Merger Sub and the Company, deeming it advisable and for the respective benefit of Merger Sub and the Company, and their shareholders, have approved the merger of Merger Sub with and into the Company on the terms and conditions hereinafter set forth, and have approved this Agreement and authorized the transactions contemplated hereby; and

     WHEREAS, the Board of Directors of the Company has determined to recommend to all of the Company's shareholders that the Merger and this Agreement be approved; and

     WHEREAS, TKOG, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "ARTICLES OF MERGER" -- as defined in Section 2.2.

     "CLOSING" -- as defined in Section 2.1.

     "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

     "CODE" -- the Internal Revenue Code of 1986, as amended, and any successor law.

     "COMMISSION" -- the United States Securities and Exchange Commission.

     "COMPANY" -- as defined in the first paragraph of this Agreement.

     "COMPANY COMMON STOCK" -- the common stock, no par value, of the Company.

     "COMPANY PARTIES" -- as defined in Section 11.3.

     "COMPANY SHAREHOLDERS" -- the holders of the Company Common Stock (including shares of Company Common Stock issuable upon exercise of the Options at any time prior to the Closing) and the Series A Preferred Stock.

     "COMPANY'S KNOWLEDGE" -- includes the knowledge of Michael D. Shmerling, A. Michael Rosen, Marc Curvin, Steve Cavin, Robert Schlossnagle, Tom Ellis, Gerald Belko, Alan Wernick and Benny Ball.

     "CONTRACT" -- any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "DAMAGES" -- as defined in Section 11.2.

     "DISCLOSURE SCHEDULE" -- the disclosure schedule delivered by the Company to TKOG and Merger Sub concurrently with the execution and delivery of this Agreement.

     "DISSENTING SHAREHOLDERS" -- as defined in Section 2.7(d).

     "EFFECTIVE TIME" -- as defined in Section 2.2.

     "ENCUMBRANCE" -- any mortgage, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

     "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, generation, handling and disposal of hazardous substances, occupational safety and health, and regulation of chemical and hazardous substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, litigation, including civil and criminal claims, demands and response, investigative, remedial, response or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., as amended ("CERCLA").

     "ENVIRONMENTAL LAW" -- any and all federal, state, local, provincial, and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees and agreements with any Governmental Authority of or relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, packaging, labeling or release of Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C sec. 6901 et seq.; the Clean Air Act, 42 U.S.C sec. 7401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C sec. 651 et seq.; and the state analogues thereto and any common law doctrine, including negligence, nuisance, trespass, personal injury or property damage related or arising out of the presence, release or exposure to Hazardous Materials.

     "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

     "ESCROW AGENT" -- as defined in Section 2.8(a).

     "ESCROW AGREEMENT" -- as defined in Section 2.8(a).

     "ESCROW FUND" -- as defined in Section 2.8(a).

     "EXCHANGE ACT" -- the Securities Exchange Act of 1934, as amended, or any successor law.

     "FACILITIES" -- any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

     "FINANCIAL STATEMENTS" -- as defined in Section 4.5.

     "GAAP" -- generally accepted United States accounting principles applied on a basis consistent with the basis on which the financial statements of the Company referred to in Section 4.5 were prepared.

     "GOVERNMENTAL AUTHORITY" -- any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

     "GOVERNMENTAL PERMIT" -- any license, franchise, permit or other authorization of any Governmental Authority.

     "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, manufacturing, processing, production, release, storage, transportation, treatment, disposal or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business or operation that increases the danger or poses an unreasonable risk of harm to persons or property on or off the Facilities or that may affect the value of the Facilities or the Company.

     "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

     "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 4.21.

     "IRS" -- the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

     "MARKET VALUE" -- with respect to any date, the average of the last sales price on the NASDAQ National Market of TKOG Common Stock for the five consecutive trading days ending on the trading day that is four days immediately prior to such date.

     "MATERIAL ADVERSE EFFECT" -- as defined in Section 4.7.

     "MERGER" -- as defined in Section 2.1(a).

     "MERGER SUB" -- as defined in the first paragraph of this Agreement.

     "NEW CERTIFICATES" -- as defined in Section 2.8(a)(i).

     "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any legal or governmental requirement or obligation relating to safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "OLD CERTIFICATES" -- as defined in Section 2.8(a).

     "OPTIONS" -- as defined in Section 2.11.

     "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

     "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

     "PROCEEDING" -- as defined in Section 4.13.

     "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law.

     "SERIES A PREFERRED STOCK" -- as defined in Section 2.7(a).

     "SHAREHOLDERS" -- the Company Shareholders and the holders of Options exercised pursuant to Section 2.11(b).

     "SUBSIDIARY" -- any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers thereof is owned or controlled, directly or indirectly, by the Company or TKOG, as the case may be.

     "SURVIVING CORPORATION" -- as defined in Section 2.1(a).

     "TKOG" -- The Kroll-O'Gara Company, an Ohio corporation.

     "TKOG COMMON STOCK" -- the Common Stock, $0.01 par value per share, of
TKOG.

     "TKOG DISCLOSURE SCHEDULE" -- the disclosure schedule delivered by TKOG and Merger Sub to the Company concurrently with the execution and delivery of this Agreement.

     "TKOG SEC REPORTS" -- as defined in Section 5.4.

     "TKOG SHARES" -- the shares of TKOG Common Stock to be issued to the Company Shareholders in connection with the Merger.

     "TOTAL COMPANY COMMON STOCK ON A FULLY DILUTED BASIS" -- as defined in
Section 2.7(a).

     "TRANSACTION DOCUMENTS" -- the Escrow Agreement and the employment agreements referred to in Section 6.12.

2  THE MERGER; CLOSING

2.1  THE MERGER

     (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Tennessee Business Corporation Act, as amended (the "TBCA"), Merger Sub shall be merged with and into the Company at the Effective Time (the "Merger"). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Background America, Inc."

     (b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10 and subject to the satisfaction or waiver of the conditions set forth in Sections 8 and 9, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Sections 8 and 9 at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York (the "Closing"), unless another date, time or place is agreed to in writing by the parties hereto.

2.2  EFFECTIVE TIME

     As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with the relevant provisions of the TBCA, and (ii) make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee or at such subsequent time as the Company and TKOG shall agree and be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

2.3  EFFECTS OF THE MERGER

     At and after the Effective Time, the Merger will have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property owned by the Company or Merger Sub shall be vested in the Surviving Corporation without reversion or impairment; all liabilities of the Company or Merger Sub shall be vested in the Surviving Corporation; and a proceeding pending against the Company or Merger Sub may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for the Company or Merger Sub.

2.4  ARTICLES OF INCORPORATION

     At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in accordance with the TBCA such that the articles of incorporation of the Surviving Corporation shall consist of the provisions of the articles of incorporation of Merger Sub, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is 'Background America, Inc."' The articles of incorporation of Merger Sub shall be amended to provide for the indemnification by Merger Sub of its officers, directors, employees and other persons serving at their request to the full extent authorized under the laws of the jurisdiction of incorporation thereof.

2.5  BY-LAWS

     The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.6  OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

     The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

2.7  CONVERSION OR CANCELLATION OF CAPITAL STOCK OF THE COMPANY

     At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Subject to the provisions of Sections 2.7(c), 2.8 and 2.9, each share of the Company's Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time of the Merger and not theretofore converted into Company Common Stock shall be converted into the right to receive 0.2689628 of one fully paid and non-assessable share of TKOG Common Stock.

          (b) Subject to the provisions of Sections 2.7(c), 2.8 and 2.9, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2689628 of one fully paid and non-assessable share of TKOG Common Stock.

          (c) Shares of Series A Preferred Stock and shares of Company Common Stock owned by a holder who (i) shall not have voted in favor of the Merger, and (ii) shall have delivered to the Company a written notice of his intent to demand payment for his shares if the Merger is effectuated in the manner provided in Section 48-23-201 et seq. of the TBCA (collectively, the "Dissenting Shareholders"), shall not be converted as provided above, but shall be entitled to receive such consideration as shall be provided in such Sections of the TBCA, except that shares of any Dissenting Shareholder who shall thereafter not perfect his right to appraisal as provided in such Sections of the TBCA shall thereupon be deemed to have been converted, as of the Effective Time of the Merger, into shares of TKOG Common Stock, as provided in Section 2.7(a) and (b), as the case may be. The Company shall notify TKOG and Merger Sub in writing of the details of the Dissenting Shareholders and the number of shares of Series A Preferred Stock or shares of Company Common Stock that they own. The Company shall not enter into any agreement or settlement with any Dissenting Shareholder without the prior written consent of TKOG.

          (d) Each authorized but unissued share of Series A Preferred Stock and Company Common Stock shall cease to exist.

          (e) Each share of Merger Sub's Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

2.8  ISSUANCE OF MERGER CONSIDERATION

     (a) Subject to the provisions of Section 2.9, and the proviso to this
Section 2.8(a), at or as soon as practicable after the Effective Time of the Merger, TKOG shall issue and deliver, upon surrender by a Company Shareholder of one or more certificates ("Old Certificates") representing Series A Preferred Stock or Company Common Stock for cancellation, to:

          (i) a holder that surrenders Old Certificates representing Series A Preferred Stock, one or more certificates ("New Certificates"), registered in the name of such holder, for the number of shares of TKOG Common Stock equal to the product of (x) the number of shares of TKOG Common Stock determined pursuant to the provisions of Section 2.7(a) (subject to appropriate adjustment for any stock splits or combinations after the date hereof and on or prior to the Effective Time of the Merger) and (y) the number of shares of Series A Preferred Stock represented by such Old Certificates; and

          (ii) a holder that surrenders Old Certificates representing Company Common Stock, one or more New Certificates, registered in the name of such holder, for the number of shares of TKOG Common Stock equal to the product of (x) the number of shares of TKOG Common Stock determined pursuant to the provisions of Section 2.7(b) (subject to appropriate adjustment for any stock splits or combinations after the date hereof and on or prior to the Effective Time of the

     Merger) and (y) the number of shares of Company Common Stock represented by such Old Certificates;

provided, however, that, in lieu of delivering to such holders New Certificates for the full number of shares of TKOG Common Stock provided for in Sections 2.8(a)(i) and (ii), TKOG shall deliver to (A) each such holder one or more New Certificates, registered in the name of such holder, for a number of shares of TKOG Common Stock equal to the total number of shares of TKOG Common Stock otherwise to be delivered pursuant to this Section 2.8 less the Internal Escrow Amount and the Applicable Amount determined pursuant to the following provisions of this proviso to Section 2.8; (B) Michael D. Shmerling, as escrow agent for deposit into an escrow fund for the benefit of the Shareholders to secure any obligations of the Shareholders under Section 12.1, one or more New Certificates, registered in the name of Michael D. Shmerling as escrow agent, for a number of shares of TKOG Common Stock equal to 2% of the total number of shares of TKOG Common Stock issuable to the Shareholders (the "INTERNAL ESCROW AMOUNT"), with any fraction of a share being rounded down to the nearest whole share; and (C) Star Bank, N.A. as escrow agent (the "ESCROW AGENT") for deposit into the escrow fund (the "ESCROW FUND") provided for in the escrow agreement in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT"), to secure the indemnification obligations under Section 11.2, one or more New Certificates, registered in the name of the Escrow Agent, for such Applicable Amount, all of which will be held as part of the Escrow Fund and disposed of by the Escrow Agent in accordance with the provisions of the Escrow Agreement:

          The Applicable Amount for each holder of Series A Preferred Stock and each holder of Company Common Stock is that number of whole shares of TKOG Common Stock equal to 10% of the total number of shares of TKOG Common Stock issuable to such holder pursuant to Section 2.8(a), with any fraction of a share being rounded down to the nearest whole share.

The Escrow Agreement is incorporated herein by reference and shall be considered part of this Agreement. By voting for or failing to dissent from the approval of this Agreement, each Company Shareholder automatically and without any further act or deed irrevocably agrees that such Company Shareholder:

          (A) accepts and shall be bound by the terms and provisions of the Escrow Agreement;

          (B) consents to the appointment of Russell R. French as Shareholder Representative (the "SHAREHOLDER REPRESENTATIVE") for purposes of the Escrow Agreement with all rights, powers and authority provided for in the Escrow Agreement and that any action taken by the Shareholder Representative pursuant to the Escrow Agreement shall be conclusive, valid, binding and enforceable with respect to such Company Shareholder; and

          (C) agrees to indemnify the Shareholder Representative for any costs and expenses (including reasonable attorney's fees) incurred by the Shareholder Representative pursuant to Section 11.

By exercising Options pursuant to Section 2.11(b), each holder of such Options automatically and without any further act or deed irrevocably agrees that such holder:

          (A) accepts and shall be bound by the terms and provisions of the Escrow Agreement;

          (B) consents to the appointment of Russell R. French as Shareholder Representative for purposes of the Escrow Agreement with all rights, powers and authority provided for in the Escrow Agreement and that any action taken by the Shareholder Representative pursuant to the Escrow Agreement shall be conclusive, valid, binding and enforceable with respect to such holder; and

          (C) agrees to indemnify the Shareholder Representative for any costs and expenses (including reasonable attorney's fees) incurred by the Shareholder Representative pursuant to Section 11.

     (b) No dividends or other distributions declared on shares of TKOG Common Stock that are to be represented by New Certificates shall be paid to any Person otherwise entitled to receive the same until Old Certificates have been surrendered in exchange for such New Certificates in the manner herein provided, and upon such surrender such dividends or other distributions shall be paid to such Persons in accordance with their terms. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     (c) The Company shall pay any transfer taxes in connection with the exchange of Old Certificates for New Certificates, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to TKOG any transfer or other taxes required by reason of the issuance of the New Certificate in a name other than the registered holder of such Old Certificate, or shall establish to the satisfaction of TKOG that such tax has been paid or is not applicable.

     (d) All New Certificates representing shares of TKOG Common Stock subject to restrictions on transfer by virtue of Rule 145 or the Pooling Rules as described in Section 6.4 shall be delivered to an escrow agent selected by the Shareholder Representative for the holders thereof or stop-transfer instructions shall be entered with the transfer agent of TKOG Common Stock with respect to the shares represented thereby.

     (e) Upon receipt of notice and instructions from Michael D. Shmerling, as escrow agent for the Shareholders, TKOG shall issue to its stock transfer agent instructions to issue certificates for TKOG Common Stock in the names and for the amounts provided by Michael D. Shmerling, subject to the surrender of the certificates representing the Internal Escrow Amount by Michael D. Shmerling to TKOG's stock transfer agent for cancellation.

2.9  NO FRACTIONAL SHARES

     Neither certificates nor scrip for fractional shares of TKOG Common Stock shall be issued in connection with the Merger or in payment for the Options, but in lieu thereof each holder of shares of Company Common Stock or Options otherwise entitled to a fraction of a share of TKOG Common Stock pursuant to the provisions of Section 2.7 or 2.11 shall be paid in cash an amount equal to such fraction multiplied by the Market Value at the Closing Date (subject to appropriate adjustment for any stock splits or combinations after the date hereof and prior to the Effective Time of the Merger). No such holder shall be entitled to dividends or interest on or, except for the cash payment referred to in the preceding sentence, other rights in respect of any such fractional interest. If more than one Old Certificate shall be surrendered for the account of the same Company Shareholder, the number of full shares of TKOG Common Stock for which Old Certificates shall be exchanged pursuant to Section 2.8 shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by the Old Certificates.

2.10  STOCK TRANSFER BOOKS

     At the close of business on the day prior to the Effective Time of the Merger, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made on such stock transfer books.

2.11  OPTIONS

     (a) Upon the Effective Time, each option outstanding at the date of this Agreement to purchase shares of Company Common Stock granted under the Company's 1996 Stock Option Plan or 1997

Stock Option Plan, as such plans are amended as required by Section 2.11 of the Disclosure Schedule, and each warrant to purchase shares of Company Common Stock (collectively, the "Options"), all as listed in Section 4.3 of the Disclosure Schedule, shall have been amended pursuant to Section 2.11 of the Disclosure Schedule.

     (b) At the Effective Time, each outstanding Option shall, subject to the amended terms of such Option and the agreement of the holder thereof, be deemed to have been exercised and each such Option holder shall receive from TKOG, against surrender of the Option and the payment of the exercise price therefor and in settlement and cancellation of each such Option, an amount of consideration per Option equal to 0.2689628 of one fully paid and non-assessable share of TKOG Common Stock; provided, however, that if such exercise price is paid in shares of TKOG Common Stock, such shares shall be valued at the last sales price on the NASDAQ National Market of TKOG Common Stock on the Closing Date;

provided, further, however, that, in lieu of delivering to such holder New Certificates for the full number of shares of TKOG Common Stock provided for in
Section 2.11(b), TKOG shall deliver to (A) each such holder one or more New Certificates, registered in the name of such holder, for a number of shares of TKOG Common Stock equal to the total number of shares of TKOG Common Stock otherwise to be delivered pursuant to this Section 2.11(b) less the Internal Escrow Amount and the Applicable Amount determined pursuant to the following provisions of this proviso to Section 2.11(b); (B) Michael D. Shmerling, as escrow agent for deposit into an escrow fund for the benefit of the Shareholders to secure any obligations of the Shareholders under Section 12.1, one or more New Certificates, registered in the name of Michael D. Shmerling as escrow agent, for the Internal Escrow Amount, with any fraction of a share being rounded down to the nearest whole share; and (C) the Escrow Agent for deposit into the Escrow Fund provided for in the Escrow Agreement, to secure the indemnification obligations under Section 11.2, one or more New Certificates, registered in the name of the Escrow Agent, for such Applicable Amount, all of which will be held as part of the Escrow Fund and disposed of by the Escrow Agent in accordance with the provisions of the Escrow Agreement:

          The Applicable Amount for each holder of Options is that number of whole shares of TKOG Common Stock equal to 10% of the total number of shares of TKOG Common Stock issuable to such holder, after giving effect to any "cashless" exercise, pursuant to Section 2.11(b), with any fraction of a share being rounded down to the nearest whole share.

     (c) With respect to those holders of Options who do not agree to the exercise of their Options pursuant to Section 2.11(b), such Options shall, pursuant to Section 2.11 of the Disclosure Schedule, upon exercise thereof (or any portion thereof) and against delivery of the Options, receive in settlement and cancellation therefor (or for such portion) the number of shares of TKOG Common Stock as the holder of such Options would have been entitled to receive pursuant to the Merger had such holder so exercised such Options immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise issuable upon such exercise of such Options upon such exercise divided by (y) the number of shares of TKOG Common Stock issuable upon such exercise of such Options pursuant to Section 2.11; provided, however, that the number of shares of TKOG Common Stock that may be purchased upon exercise of any such Option shall not include any fractional share and, upon exercise of the Option, any fractional share shall be rounded up to the nearest whole number.

2.12  TAX-FREE REORGANIZATION

     The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

3.  [INTENTIONALLY OMITTED]

4.  REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     The Company hereby represents and warrants to TKOG and Merger Sub as follows.

4.1  ORGANIZATION AND GOOD STANDING

     (a) Section 4.1 of the Disclosure Schedule contains a complete and accurate list for the Company and each of its Subsidiaries of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each shareholder and the number of shares held by each). The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (b) The Company has delivered to Merger Sub correct and complete copies of the Organizational Documents of the Company and each of its Subsidiaries.

4.2  AUTHORITY; NO CONFLICT

     (a) The Company has the right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the Merger and to perform its obligations under this Agreement and the Transaction Documents to which it is a party. This Agreement has been duly authorized and approved, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the authorization and approval, execution and delivery by the Company of the Transaction Documents to which it is a party, such Transaction Documents will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     (b) Except as set forth in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation or performance by the Company of the Merger or any of the other transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

          (i) contravene, conflict with or result in a violation or breach of
     (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries, (B) any resolution adopted by the board of directors or the shareholders of the Company or any of its Subsidiaries, (C) subject to obtaining the approval of the Merger by the Company Shareholders, any legal requirement or any order to which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries may be subject, or (D) any Governmental Permit, including any private investigator license or other similar license, which is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries;

          (ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent or approval of or any notice to or filing with any third party under any Contract to which the Company or any of its Subsidiaries is a party or to which their respective assets are bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which the Company or any of its Subsidiaries or their respective assets is subject; or

          (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries;

except, with respect to clauses (ii) or (iii) of this Section 4.2, where any such breach, default, termination right, cancellation or acceleration right or Encumbrance would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or would not adversely affect the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

4.3  CAPITALIZATION

     As of the date hereof, the authorized equity securities of the Company consist of 20,000,000 shares of common stock, no par value per share, of which 2,199,728 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $1.00 per share, with rights and preferences to be designated by the board of directors of the Company, of which 1,200,000 shares have been designated as Series A Preferred Stock, of which 1,143,700 shares of Series A Preferred Stock, and no other series or class of preferred stock, are issued and outstanding. Each share of Series A Preferred Stock is convertible into one (1) share of Company Common Stock. The authorized, issued and outstanding shares of capital stock of each of the Company's Subsidiaries are accurately and completely set forth in Section 4.3 of the Disclosure Schedule. All of the outstanding equity securities of the Company and each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.3 of the Disclosure Schedule sets forth a complete and correct list of all Options, including as to each holder thereof, the number of shares of Company Common Stock subject thereto and the exercisability, exercise price and termination date thereof. Except as set forth on Section 4.3 of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the transfer, voting or registration of the capital stock of the Company or any of its Subsidiaries. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of its Subsidiaries. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries were issued in violation of the Securities Act or any other legal requirement. Neither the Company nor any of its Subsidiaries owns or has any Contract to acquire, any equity securities or other securities of any Person (other than a Subsidiary) or any, direct or indirect, equity or ownership interest in any other business. No Person has any pre-emptive rights with respect to any security of the Company or any of its Subsidiaries.

4.4  BOOKS AND RECORDS

     Except as disclosed in Section 4.4 of the Disclosure Schedule, the books of account and other records of the Company and its Subsidiaries, all of which have been made available to Merger Sub, are true, complete and correct. Except as disclosed in Section 4.4 of the Disclosure Schedule, the minute books of the Company and its Subsidiaries contain true, accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company and its Subsidiaries. The stock books of the Company and its Subsidiaries are true, accurate and complete. At the Closing, all of such books and records will be in the possession of the Company.

4.5  FINANCIAL STATEMENTS

     (a) For purposes of this Agreement: "Financial Statements" shall mean (i) the consolidated balance sheets of the Company as of December 31, 1996 and 1997, and the related consolidated income statements for the years then ended, as set forth in Section 4.5 of the Disclosure Schedule and (ii) the unaudited consolidated balance sheet of the Company dated as of October 31, 1998 and the related consolidated income statement for the ten months ended on such date (the "Interim Financial Statements"). The Company has delivered to TKOG true and complete copies of the Financial Statements.

     (b) The Financial Statements for the years ended December 31, 1996 and 1997, (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP, (ii) fully reflect all liabilities and contingent liabilities of the Company required to be reflected therein on such basis as at the date thereof, and (iii) fairly present in all material respects the financial position of the Company as of the date of the balance sheet included in the Financial Statements and the results of its operations for the period indicated. The Interim Financial Statements (i) have been prepared from the books and records of the Company in accordance with GAAP on a basis consistent with the Financial Statements for the years ended December 31, 1996 and 1997, and (ii) fairly present in all material respects the financial position of the Company as at the date of the balance sheet included therein and the results of its operations for the period indicated; provided, however, the Interim Financial Statements (x) are subject to normal year-end adjustments and
(y) do not include footnotes.

4.6  NO UNDISCLOSED LIABILITIES

     Except as set forth in Section 4.6 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the date of the Financial Statements, which current liabilities are consistent with the representations and warranties contained in this Agreement and will not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.7  NO MATERIAL ADVERSE CHANGE

     Since October 31, 1998, there has not been any material adverse change in the business, operations, properties, assets, prospects, liabilities, results of operations or condition (financial or otherwise) (a "Material Adverse Effect") of the Company and its Subsidiaries taken as a whole and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.8  TAXES

     The Company and its Subsidiaries have properly and timely, taking into account any extensions granted, filed all federal, state and local Tax Returns and have timely paid all Taxes, assessments and penalties due and payable, whether or not shown on such returns. All such Tax Returns were correct in all respects as filed, and no claims have been assessed with respect to such returns. The provisions made for Taxes on the balance sheets of the Company included in the Financial Statements are sufficient in all respects for the payment of all Taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of the Company and its Subsidiaries up to and through the date of such Financial Statements; and the Company and its Subsidiaries have not, since the date of such Financial Statements, incurred any liability for Taxes other than in the ordinary course of business. Except as set forth in Section 4.8 of the Disclosure Schedule, there are no present disputes as to Taxes of any nature payable by the Company or any of its Subsidiaries, nor any Tax liens whether existing or inchoate on any of the assets of the Company or any of its Subsidiaries, except for current year Taxes not presently due and payable. The federal income Tax Returns of the Company and its Subsidiaries have never been audited. No IRS or foreign, state, county or local tax audit is currently in progress, pending or, to the Company's Knowledge, threatened with respect to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived the expiration of the statute of limitations with respect to any Taxes. Except as set forth in Section 4.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any currently unfiled Tax Returns.

     Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person other than the Company and its Subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its Subsidiaries with respect to Taxes. Except entities the beneficial ownership of which is wholly-owned by the Company and/or its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The prices for any property or services (or for the use of property) provided by the Company or any of its Subsidiaries to any other Subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code. Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

4.9  ACCOUNTS RECEIVABLE

     All accounts receivable of the Company that are reflected on the Financial Statements or on the accounts receivable ledger of the Company as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All of the Accounts Receivable are or will be collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP, in the ordinary course of business without resort to litigation, except for such Accounts

Receivable, the failure of which to collect will not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.10  TITLE TO PROPERTIES; ENCUMBRANCES

     Section 4.10 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests therein owned or held by the Company. The Company does not own, and has not owned, any real property. The Company has delivered or made available to Merger Sub true, correct and complete copies of the real property leases to which the Company or any of its Subsidiaries is party or pursuant to which it uses or occupies any real property. Except as set forth in Section 4.10 of the Disclosure Schedule, the Company and each of its Subsidiaries has good title to all of the properties and assets, real or personal, tangible and intangible, it owns or purports to own, including those reflected on its books and records and in the Financial Statements (except for accounts receivable collected and materials and supplies disposed of in the ordinary course of business consistent with past practice after the date of the most recent Financial Statements). The Company and its Subsidiaries have a valid leasehold, license or other interest in all of the other assets, real or personal, tangible or intangible, which are used in the operation of their respective businesses. Except as set forth in Section 4.10 of the Disclosure Schedule, all material properties and assets owned, leased or used by the Company and its Subsidiaries are free and clear of all Encumbrances, except for (a) liens for current taxes not yet due, (b) workman's, common carrier and other similar liens arising in the ordinary course of business, none of which materially detracts from the value or impairs the use of the property or asset subject thereto, or impairs the operations of the Company or any of its Subsidiaries, (c) Encumbrances disclosed in the Financial Statements, (d) equipment leases or purchase money security interests for or in an amount not in excess of $25,000 in any one case and (e) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

4.11  CONDITION AND SUFFICIENCY OF ASSETS

     The Facilities and other property and assets owned or used by the Company and its Subsidiaries are in good operating condition and repair, other than ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such Facilities or other property and assets owned or used by the Company and its Subsidiaries is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Facilities and other property and assets owned or used by the Company and its Subsidiaries are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing.

4.12  COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

     (a) Except as set forth in Section 4.12 of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all laws, regulations, licenses, orders, ordinances, judgments and decrees affecting the properties or assets owned or used by the Company and its Subsidiaries and the business or operations of the Company and its Subsidiaries, including, without limitation, federal, state and local: (i) Occupational Safety and Health Laws; (ii) private investigatory and other similar laws; (iii) securities laws, rules and regulations; (iv) the Fair Credit Reporting Act and similar state and local laws; (v) any state or local law regarding or relating to defamation, libel or slander; and (vi) any federal, state or local law regarding or relating to trespass or violations of privacy rights. Neither the Company nor any of its Subsidiaries has been charged with violating, nor to the Company's Knowledge, threatened with a charge of violating, nor, to the Company's Knowledge, is the Company or any of its Subsidiaries under investigation with respect to a possible violation of, any provision of any federal, state or local law, order or administrative ruling, license or regulation relating to any of their respective properties or assets or any aspect of their respective businesses.

     (b) Section 4.12 of the Disclosure Schedule contains a complete and accurate list of each Governmental Permit that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or to any of the properties or assets owned or used by, the Company or any of its Subsidiaries. Each Governmental Permit listed or required to be listed in Section 4.12 of the Disclosure Schedule is valid and in full force and effect.

4.13  LEGAL PROCEEDINGS

     Except as set forth in Section 4.13 of the Disclosure Schedule, there is no pending claim, action, investigation, arbitration, litigation or other proceeding ("PROCEEDING"):

          (i) that has been commenced by or against the Company or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

     To the Company's Knowledge, no such Proceeding has been threatened. The Company has made available to Merger Sub true, correct and complete copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Section 4.13 of the Disclosure Schedule. The Proceedings listed in
Section 4.13 of the Disclosure Schedule could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.14  ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Section 4.14 of the Disclosure Schedule, from December 31, 1997 until the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not been any:

          (a) declaration or payment of any dividend or other distribution or repurchase or payment in respect of shares of capital stock;

          (b) issuance or sale or authorization for issuance or sale, or grant of any options with respect to, any shares of its capital stock or any other type of its securities, or any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (c) mortgage, pledge or grant any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which there exists an aggregate future liability not in excess of $25,000 (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

          (d) payment or increase of any bonuses, salaries or other compensation to any stockholder, director, officer, consultant or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

          (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees;

          (f) damage to or destruction or loss of any customer, asset or property, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (g) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $25,000, including the entry into
     (i) any document evidencing any indebtedness; (ii) any capital or other lease; or (iii) any guaranty;

          (h) sale, lease or other disposition (other than in the ordinary course of business consistent with past practice) of any property or asset or mortgage, pledge, or imposition of any Encumbrance on any material property or asset;

          (i) cancellation, compromise or waiver of any claim or right with a value to the Company or any or its Subsidiaries in excess of $25,000;

          (j) incurrence or assumption of any indebtedness for borrowed money or guarantee any obligation or the net worth of any Person in an aggregate amount in excess of $25,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

          (k) discharge or satisfaction of any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

          (l) payment of any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements (or not required as of the date thereof to be shown thereon in accordance with GAAP) or incurred since the date of the most recent balance sheet in the ordinary course of business consistent with past practice;

          (m) any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities of or any ownership interest in any other business enterprise; (n) any capital expenditure or capital addition or betterment in amounts which exceed $25,000 in the aggregate;

          (o) institution or settlement of any Proceeding before any court or governmental body relating to it or its property;

          (p) except in the ordinary course of business consistent with past practice, commitment to provide services for an indefinite period or a period of more than twelve months;

          (q) enter into other Contracts, except Contracts made in the ordinary course of business consistent with past practice;

          (r) change in the method of accounting or the accounting principles or practices used by the Company in the preparation of the Financial Statements except as required by GAAP; or

          (s) agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing.

4.15  CONTRACTS; NO DEFAULTS

     (a) As of the date of this Agreement, Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered or made available to Merger Sub true, correct and complete copies, of:

          (i) each Contract that involves performance of services or delivery of goods or materials by the Company or any Subsidiary of the Company of an amount or value in excess of $25,000;

          (ii) each Contract that involves performance of services or delivery of goods or materials to the Company or any Subsidiary of the Company of an amount or value in excess of $25,000;

          (iii) each lease, license and other Contract affecting any leasehold or other interest in any real or personal property;

          (iv) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, trade secrets or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any intellectual property;

          (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (vi) each joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person or requiring the Company or any of its Subsidiaries to make a capital contribution;

          (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or hire any Person;

          (viii) each employment or consulting agreement;

          (ix) each agreement between the Company or any of its Subsidiaries and an officer or director of the Company or any affiliate of any of the foregoing;

          (x) each power of attorney that is currently effective and outstanding;

          (xi) each Contract for capital expenditures in excess of $25,000;

          (xii) each agreement under which any money has been or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of the Company or any of its Subsidiaries), and each guaranty (including "take-or-pay" and "keepwell" agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

          (xiii) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the Company's or any of its Subsidiaries' capital stock;

          (xiv) each stock purchase, merger or other agreement pursuant to which the Company acquired any of its Subsidiaries or any material amount of assets, and all relevant documents and agreements delivered in connection therewith;

          (xv) each agreement containing a change of control provision;

          (xvi) each other agreement having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than sixty (60) days' notice by the Company or any of its Subsidiaries without penalty) or requiring payments by the Company or any of its Subsidiaries of more than $25,000 per year; and

          (xvii) each standard form of agreement pursuant to which the Company or any of its Subsidiaries provides services to customers.

     (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, each Contract identified or required to be identified in Section 4.15(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable against the Company or a Subsidiary of the Company and, to the Company's Knowledge, against the other parties thereto in accordance with its terms.

     (c) Except as set forth in Section 4.15(c) of the Disclosure Schedule:

          (i) the Company and its Subsidiaries are in full compliance with all applicable terms and requirements of each Contract under which the Company and its Subsidiaries have any obligation or liability or by which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries is or was bound, except for such noncompliance that would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (ii) to the Company's Knowledge, each other person that has or had any obligation or liability under any Contract under which the Company or any of its Subsidiaries has any rights is in full compliance with all applicable terms and requirements of such Contract; and

          (iii) no event has occurred or, to the Company's Knowledge, circumstance exists that (with or without notice or lapse of time or both) may result in a violation or breach of any Contract, which violation or breach would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.16  INSURANCE

     Section 4.16 of the Disclosure Schedule sets forth the premium payments and describes all the insurance policies of the Company and its Subsidiaries, which policies are now in full force and effect in accordance with their terms and expire on the dates shown on Section 4.16 of the Disclosure Schedule. There has been no material default in the payment of premiums on any of such policies, and, to the Company's Knowledge, there is no ground for cancellation or avoidance of any such policies, or any increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies insure the Company and its Subsidiaries in amounts and against losses and risks customary and sufficient for businesses similar to that of the Company and its Subsidiaries, and, to the Company's Knowledge, such policies shall continue in full force and effect up to the expiration dates shown in Section 4.16 of the Disclosure Schedule. True, correct and complete copies of all insurance policies listed in
Section 4.16 have been previously furnished to Merger Sub.

4.17  ENVIRONMENTAL MATTERS

     Except as set forth in Section 4.17 of the Disclosure Schedule:

          (a) The Company and its Subsidiaries are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. The Company and its Subsidiaries have obtained and are in compliance with all permits required under Environmental Laws. Neither the Company nor any of its Subsidiaries has received any actual or threatened order, notice or other communication from
     (i) any Governmental Authority or third
     party, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which the Company or any of its Subsidiaries has had an interest or the operation of their respective businesses, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, transported, used or processed by the Company or any of its Subsidiaries.

          (b) There are no pending or, to the Company's Knowledge, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which the Company or any of its Subsidiaries has or had an interest.

          (c) Neither the Company nor any of its Subsidiaries has knowledge of any basis to expect, nor has any of them received, any inquiry, notice, order or other communication that relates to Hazardous Activity, Hazardous Materials, or any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which the Company or any of its Subsidiaries had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, transported, used, or processed by the Company or any of its Subsidiaries have been transported, treated, stored, handled or disposed.

          (d) Neither the Company nor any of its Subsidiaries has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets in which the Company (or any predecessor) or any of its Subsidiaries has or had an interest that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (e) There are no Hazardous Materials present on, in, under or migrating to or from the Environment at the Facilities, to the Company's Knowledge. Neither the Company nor any of its Subsidiaries has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets in which the Company or any of its Subsidiaries has or had an interest except in compliance in all material respects with all applicable Environmental Laws.

          (f) There has been no release or, to the Company's Knowledge, threat of release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, transported, produced, used, disposed, or processed from or by the Facilities, or from or by any other properties and assets in which the Company or any of its Subsidiaries has or had an interest whether by the Company, any Subsidiary of the Company or any other Person, which release could reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

          (g) The Company has delivered to Merger Sub true, correct and complete copies and results of any and all reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any Subsidiary of the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company and its Subsidiaries with Environmental Laws.

4.18  EMPLOYEES

     (a) Section 4.18 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company and its Subsidiaries: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan of any nature.

     (b) No key employee or any officer of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such key employee or officer and any other Person that materially and adversely affects (i) the performance of his duties as an officer or employee of the Company or any of its Subsidiaries, or (ii) the ability of the Company or any of its Subsidiaries to conduct its business. To the Company's Knowledge, no officer or other key employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company.

4.19  EMPLOYEE BENEFITS

     (a) Except as listed on Section 4.19 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any Employee Benefit Plans. "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or otherwise) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any of its Subsidiaries or any ERISA Affiliate, which are now, or were within the past six years, maintained by the Company or any of its Subsidiaries or any ERISA Affiliate, or under which the Company or any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. "ERISA Affiliate" means any entity (whether or not incorporated) other than the Company or any of its Subsidiaries that, together with the Company or any of its Subsidiaries, is or was a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (iii) an affiliated service group within the meaning of
Section 414(m) of the Code.

     The Company has delivered to TKOG or its counsel prior to the date hereto true and complete copies of (i) any employment agreements and any procedures and policies relating to the employment of employees of the Company or any of its Subsidiaries and the use of temporary employees and independent contractors by the Company or any of its Subsidiaries (including written summaries of any procedures and policies that are unwritten), (ii) plan instruments and amendments thereto for all Employee Benefit Plans and related trust agreements, insurance and other contracts (including written summaries of any plans that are unwritten), summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each Plan, (iii) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed, (iv) where applicable, the most recent (A) opinion, notification and determination letters, (B) audited financial statements, (C) actuarial valuation reports and (D) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan and (v) representative forms of communication used in (X) making distributions under any plan intended to be qualified under Section 401(a) of the Code, (Y) explaining benefit rights on termination of employment (including rights to elect health care continuation coverage under Part 6 of Subtitle B of Title I ERISA and Section 4980B of the Code ("COBRA").

     (b) None of the Company, any of its Subsidiaries nor any ERISA Affiliate maintains or has ever maintained an Employee Benefit Plan subject to Title IV of ERISA.

     (c) With respect to each Employee Benefit Plan, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject TKOG, Merger Sub, the Company or any of the Company's Subsidiaries, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code and (ii) no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan, or for whose conduct the Company or any of its Subsidiaries could have any material liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

     (d) Except as disclosed in Section 4.19 of the Disclosure Schedule, each Employee Benefit Plan which is a "welfare plan" within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured; the Company is not obligated to directly pay any such benefits or to reimburse any third party payor for the payment of such benefits.

     (e) Each Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and, to the Company's Knowledge, there are no circumstances that are reasonably likely to result in revocation of any such favorable determination letter. To the Company's Knowledge, each Employee Benefit Plan is and has been operated in all material respects in compliance with its terms and all applicable laws, and by its terms can be amended and/or terminated at any time. As of and including the Closing Date, the Company and its Subsidiaries shall have made all contributions required to be made by them up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on the Financial Statements provided to TKOG by the Company. All notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made.

     (f) The Company has not received or is not aware of any Proceeding (other than routine claims for benefits) pending or, to the Company's Knowledge, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and the Company has no knowledge of any facts that could give rise to any such Proceeding. To the Company's Knowledge, there has not occurred any circumstances by reason of which the Company or any of its Subsidiaries may be liable for an act, or a failure to act, by a fiduciary with respect to any Employee Benefit Plan.

     (g) No Employee Benefit Plan provides for medical or health benefits (through insurance or otherwise) or provided for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment except as may be required by COBRA.

     (h) None of the Company, any of its Subsidiaries nor any ERISA Affiliate has ever contributed to, or withdrawn in a partial or complete withdrawal from, any "multiemployer plan" (as defined in Section 3(37) of ERISA) or has any fixed or contingent liability under Section 4204 of ERISA.

     (i) No Employee Benefit Plan is a "multiple employer plan" as described in
Section 3(40) of ERISA or Section 413(c) of the Code.

     (j) No Employee Benefit Plan, other than a "pension plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.

     (k) Except as required by law, neither the Company nor any of its Subsidiaries has proposed or has agreed to any changes to any Employee Benefit Plan that would cause an increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) or to change any employee coverage which would cause an increase in the expense of maintaining any such plan.

     (l) Except as provided in Section 4.19 of the Disclosure Schedule, no person or entity has an employment, severance, consulting or independent contractor agreement with the Company or any of its Subsidiaries. No "leased employee" (within the meaning of Section 414(n) or (o) of the Code) performs any material services for the Company or any of its Subsidiaries.

     Except as set forth in Section 4.19 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company or any of its Subsidiaries, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company or any of its Subsidiaries. No Employee Benefit Plan provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

4.20  LABOR RELATIONS

     Except as set forth in Section 4.20 of the Disclosure Schedule:

          (a) To the Company's Knowledge, the Company and its Subsidiaries have satisfactory relationships with their respective employees.

          (b) To the Company's Knowledge, no condition or state of facts or circumstances exists which could materially adversely affect the Company's or any of its Subsidiaries relations with its employees, including the consummation of the transactions contemplated by this Agreement.

          (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and none of them is engaged in any unfair labor practice.

          (d) No collective bargaining agreement with respect to the business of the Company or any of its Subsidiaries is currently in effect or being negotiated. Neither the Company nor any of its Subsidiaries has encountered any labor union or collective bargaining organizing activity with respect to its employees. Neither the Company nor any of its Subsidiaries has any obligation to negotiate any such collective bargaining agreement and, to the Company's Knowledge, there is no indication that the employees of the Company or any of its Subsidiaries desire to be covered by a collective bargaining agreement.

          (e) There are no strikes, slowdowns, work stoppages or other labor trouble pending or, to the Company's Knowledge, threatened with respect to the employees of the Company or any of its Subsidiaries, nor has any of the above occurred or, to the Company's Knowledge, been threatened.

          (f) There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the Company's Knowledge, no question concerning representation has been raised or threatened respecting the employees of the Company or any of its Subsidiaries.

          (g) There are no complaints or charges against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any state or local labor agency and, to the Company's Knowledge, no complaints or charges have been filed or threatened to be filed against the Company or any of its Subsidiaries with any such board or agency.

          (h) To the Company's Knowledge, no charges with respect to or relating to the business of the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

          (i) Section 4.20 of the Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due or claimed, in writing, to be due from the Company or any of its Subsidiaries to any Person whose employment with the Company or any of its Subsidiaries was terminated.

          (j) Neither the Company nor any of its Subsidiaries has received notice of the intent of any government body responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its Subsidiaries and no such investigation is in progress.

          (k) Neither the Company nor any of its Subsidiaries is, and to the Company's Knowledge no employee of the Company or any of its Subsidiaries is, in violation in any material respect of any employment agreement, non-disclosure agreement, non-compete agreement or any other agreement regarding an employee's employment with the Company or any of its Subsidiaries.

          (l) The Company and its Subsidiaries have paid all wages which are due and payable to each employee and each independent contractor.

4.21  INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes: (i) the name "Background America," all business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "MARKS"); (ii) all patents, patent applications and inventions and discoveries (collectively, "PATENTS"); (iii) all copyrights in both published works and unpublished works, including software, training manuals and videos (collectively, "COPYRIGHTS"); (iv) all know-how, trade secrets, confidential information, customer lists, proprietary information, technologies, processes and formulae, all software, source and object code, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints (collectively, "TRADE SECRETS"); and (v) all documentation and media constituting, describing or relating to items (i) through (iv); owned, used or licensed by the Company and its Subsidiaries as licensee or licensor.

     (b) Agreements -- Section 4.21(b) of the Disclosure Schedule contains a true, correct and complete list and summary description, including any royalties paid or received by the Company and its Subsidiaries, of all Contracts relating to the Intellectual Property Assets to which the Company and its Subsidiaries are a party or by which the Company and its Subsidiaries are bound.

     (c) Know-How Necessary for the Business -- The Intellectual Property Assets are all those necessary for the operation of the business of the Company and its Subsidiaries as it is currently conducted. The Company and its Subsidiaries own all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, or have valid licenses to use each of the Intellectual Property Assets, as applicable, and have the right to use without payment to a third party all of the Intellectual Property Assets.

     (d) Trademarks -- (i) Section 4.21(d) of Disclosure Schedule contains a true, correct and complete list of all Marks; (ii) the Company and its Subsidiaries own all right, title and interest in and to the Marks, free and clear of all Encumbrances, or have valid licenses to use the Marks, as applicable; (iii) all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance in all material respects with all formal legal requirements and are valid and enforceable; (iv) no Mark is infringed or, to the Company's Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any Person.

     (e) Copyrights -- (i) Section 4.21(e) of the Disclosure Schedule contains a true, correct and complete list of all Copyrights; (ii) the Company and its Subsidiaries own all right, title and interest in and to each of the Copyrights, free and clear of all Encumbrances, or have valid licenses to use each of the Copyrights, as applicable; (iii) all the Copyrights have been registered and are currently in compliance in all material respects with formal legal requirements, and are valid and enforceable; (iv) no Copyright is infringed or, to the Company's Knowledge, has been challenged or threatened in any way; (v) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based on the work of a third Person; and (vi) all works encompassed by the Copyrights have been marked with the proper copyright notice.

     (f) Trade Secrets -- (i) The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets; and (ii) the Company and its Subsidiaries have good title and an absolute right to use the Trade Secrets. To the Company's Knowledge, the Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Company and its Subsidiaries) or to the detriment of the Company. No Trade Secret is subject to any claim or, to the Company's Knowledge, has been challenged or threatened in any way.

     (g) Year 2000 -- (i) The Company and its Subsidiaries have: (w) undertaken a detailed inventory, review, and assessment of all areas within and affecting their businesses and operations that could be adversely affected by the failure of the Company or any of its Subsidiaries to be Year 2000 Compliant (as hereinafter defined) on a timely basis; (x) developed a plan and time line for becoming Year 2000 Compliant on or before December 31, 1999; (y) to date, implemented that plan in accordance with the specified timetable in all material respects; and (z) delivered to TKOG or its representatives a copy of any such plan or time line; (ii) it is anticipated that the Company and all of its Subsidiaries will be Year 2000 Compliant on or before December 31, 1999; and
(iii) the Company, pursuant to its plan for becoming Year 2000 Compliant, is currently investigating its and its Subsidiaries' vendors and suppliers to determine that the computer systems which such vendors and suppliers are using are Year 2000 Compliant.

     As used here, "Year 2000 Compliant" shall mean that all software, embedded microchips and other processing capabilities utilized by the Company or any of its Subsidiaries, or the Company's or any of its Subsidiaries' key suppliers, vendors and customers will provide, among other things, the following functionality: (i) accurate processing of date-related information before, during and after January 1, 2000, including accepting the date input, providing the date output, and performing calculations on dates or portions of dates; (ii) accurate functioning without interruption before, during and after January 1, 2000 without any change in operation associated with the advent of the new century; (iii) ability to respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) the ability to store and provide output date information in ways that are unambiguous as to century.

     (h) Development Tools -- Section 4.21(h) of the Disclosure Schedule contains a complete list of all material development tools used or currently intended to be used by the Company or any of its Subsidiaries in the development of any product or service of the Company or any of its Subsidiaries or used in the conduct of the Company's or any Subsidiary's business as presently conducted and as it is expected to be conducted after the date of this agreement, except for any such tools that are generally available and are used in their generally available form (the "Company Development Tools"). Section 4.21(h) of the Disclosure Schedule also sets forth, for each Company Development Tool: (a) for any Company Development Tool not entirely developed internally by employees of the Company or any of its Subsidiaries, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (b) a list of any third parties with any rights to receive royalties or other payments with respect to such Company Development Tools, and a schedule of all such royalties payable; (c) a list of agreements containing any restrictions on the Company's or any Subsidiary's unrestricted right to use and distribute such Company Development Tools; and (d) a list of all agreements with third parties for the use by such third party of such Company Development Tools. The Company and its Subsidiaries have sufficient right, title and interest in and to the Company Development Tools necessary for the conduct of their respective businesses as currently conducted and as to any products or services currently in development or proposed to be developed and, except as set forth on the Disclosure Schedule, all Company Development Tools are works made-for-hire and the Company or any of its Subsidiaries is the author and owner of all such Company Development Tools under the Copyright Act of 1976, as amended.

4.22  CERTAIN PAYMENTS

     Neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries, or to the Company's Knowledge, any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, that is illegal or prohibited by any Contract to which the Company or any of its Subsidiaries is a party, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.23  RELATIONSHIPS WITH RELATED PERSONS

     Except as set forth in Section 4.23 of the Disclosure Schedule, none of the Company Shareholders, nor any officer, director or employee of the Company, nor any spouse or child of any of them or any Person associated with any of them ("Related Person") has any interest in any property used in or pertaining to the business of the Company or any of its Subsidiaries. Except as set forth in
Section 4.23 of the Disclosure Schedule, no Related Person has owned an equity interest or any other financial or profit interest in a Person that has (i) had business dealings with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or any of its Subsidiaries. Except as set forth in Section 4.23 of the Disclosure Schedule, no Related Person is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries, except employment or consulting agreements listed in Section 4.15(a) of the Disclosure Schedule.

4.24  BROKERS OR FINDERS

     Neither the Company nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement.

4.25  DEPOSIT ACCOUNTS

     Section 4.25 of the Disclosure Schedule contains a true, correct and complete list of (a) the name of each financial institution in which the Company has an account or safe deposit box, (b) the names in which each account or box is held, (c) the type of account, and (d) the name of each person authorized to draw on or have access to each account or box.

4.26  POOLING OF INTERESTS

     The Company has fully, completely and accurately responded to all requests made by the independent accountants of TKOG for information concerning actions taken or agreed to be taken by the Company that relate to such accountants' determinations with respect to the ability of TKOG to account for the business combination to be effected by the Merger as a pooling of interests.

4.27  CUSTOMER RELATIONSHIPS

     To the Company's Knowledge, there are no facts or circumstances, including the consummation of the transactions contemplated by this Agreement, that are reasonably likely to result in the loss of any material customer of the Company or any of its Subsidiaries or a material change in the relationship of the Company or any of its Subsidiaries with such a customer.

4.28  CONDUCT OF BUSINESS; USE OF NAME

     The business carried on by the Company and its Subsidiaries has been conducted by the Company and each Subsidiary directly and not through any affiliate of any shareholder, officer, director or employee of the Company or through any other Person. The Company owns and has the exclusive right, title and interest in and to the name "Background America" and no other Person has the right to use the same, or any confusing derivative thereof, as its corporate name or otherwise in connection with the operation of any business similar or related to the business conducted by the Company.

4.29  RESTRICTIONS ON BUSINESS ACTIVITIES.

     There is no Contract, judgment, injunction, order or decree binding upon the Company or, to the Company's Knowledge, threatened that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company and its Subsidiaries (either individually or in the aggregate), any acquisition of property by the Company and its Subsidiaries (either individually or in the aggregate), providing of any service by the Company and its Subsidiaries or the hiring of employees or the conduct of business by the Company and its Subsidiaries (either individually or in the aggregate) as currently conducted or proposed to be conducted.

4.30  PAYABLES

     There has been no adverse change since the date of the Financial Statements in the amount or delinquency of accounts payable of the Company (either individually or in the aggregate) which would have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole.

4.31  OUTSTANDING INDEBTEDNESS

     Section 4.31 of the Disclosure Schedule sets forth as of November 30, 1998
(a) the amount of all indebtedness of the Company then outstanding and the interest rate applicable thereto, (b) any Encumbrances which relate to such indebtedness and (c) the name of the lender or the other payee of each such indebtedness.

4.32  CUSTOMERS AND CONTRACTORS

     Section 4.32 of the Company Disclosure Schedule contains a complete and accurate list of the top 30 clients of the Company, including the amounts they paid to the Company in the last year. Section 4.32 of the Disclosure Schedule contains a complete and accurate list of the material contractors and subcontractors used by the Company.

4.33  PRIVATE INVESTIGATION LICENSE

     Section 4.33 of the Disclosure Schedule contains a complete list of all private investigation licenses or other similar licenses held by the Company or each Subsidiary of the Company or any employee of the Company or any of its Subsidiaries and the jurisdictions in which each such license was granted. Each such private investigation license is in full force and effect. There has been no violation of such private investigation licenses. Neither the Company nor any Subsidiary of the Company nor any employee of the Company or any of its Subsidiaries conducts any business or takes or performs any other action which would require any of them to be licensed as a private investigator in any jurisdiction other than those listed in Section 4.33 of the Disclosure Schedule.

4.34  BUSINESS PLAN

     The Company has delivered to TKOG and Merger Sub a true, correct and complete copy of the May 1997 Business Plan (the "Business Plan") of the Company. The Business Plan was prepared by the Company in good faith by the Company and except as set forth in Section 4.34 of the Disclosure Schedule, the assumptions underlying the Business Plan, taken as whole, are reasonable.

4.35  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

     The information supplied by the Company with respect to the Company and its Subsidiaries and their respective officers, directors, shareholders and other affiliates (collectively, the "COMPANY INFORMATION") for inclusion in the Registration Statement (as defined in Section 5.8) shall not at the time the Registration Statement is declared effective by the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company Information supplied by the Company for inclusion in the notice of meeting/prospectus (such notice of meeting/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") to be sent to the Company Shareholders in connection with the meeting of the Company Shareholders to consider the Merger will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to Company Shareholders or at the time of such meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it shall be omitted, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication to Company Shareholders in connection with the meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or its

Subsidiaries or any of their respective officers, directors, shareholders or other affiliates is discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform TKOG. The Proxy Statement/ Prospectus will comply in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by TKOG or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/ Prospectus.

4.36  DISCLOSURE

     No representation or warranty of the Company in this Agreement and no statement in the Disclosure Schedule is inaccurate in any material respect or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

5.  REPRESENTATIONS AND WARRANTIES OF TKOG AND MERGER SUB

     TKOG and Merger Sub each represents and warrants to the Company as follows:

5.1  ORGANIZATION AND GOOD STANDING

     Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. TKOG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. Each of TKOG and Merger Sub has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each of TKOG and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on TKOG and its Subsidiaries taken as a whole.

5.2  AUTHORITY; NO CONFLICT

     (a) TKOG and Merger Sub each has the right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which TKOG or Merger Sub is a party, to consummate the Merger and to perform their respective obligations under this Agreement and the Transaction Documents to which TKOG or Merger Sub is a party. This Agreement has been duly authorized and approved, executed and delivered by TKOG and Merger Sub and constitutes the legal, valid and binding obligation of TKOG and Merger Sub, enforceable against them in accordance with its terms. Upon the execution and delivery by TKOG and Merger Sub of the Transaction Documents to which TKOG or Merger Sub is a party, such Transaction Documents will constitute the legal, valid and binding obligations of TKOG and Merger Sub, enforceable against them in accordance with their respective terms.

     (b) Neither the execution and delivery of this Agreement by TKOG or Merger Sub nor the consummation or performance by TKOG or Merger Sub of the Merger or any of the other transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

          (i) contravene, conflict with, or result in a violation or breach of
     (A) any provision of the Organizational Documents of TKOG or Merger Sub,
     (B) any resolution adopted by the board of directors or the shareholders of TKOG or Merger Sub, (C) any legal requirement or any order to which TKOG or Merger Sub or any of the assets owned or used by them may be subject, or (D) any Governmental Permit held by TKOG or Merger Sub;

          (ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent or approval of or any notice to or filing with any third party, under any Contract to which TKOG or Merger Sub is a party or by which their respective assets are bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which either TKOG, Merger Sub or their respective assets are subject; or

          (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by TKOG or Merger Sub,

except, with respect to clause (i) (C) or (D), (ii) or (iii) of this Section 5.2, where any such contravention, conflict, violation, breach, default, termination right, cancellation or acceleration right or Encumbrance would not have a Material Adverse Effect on TKOG and its Subsidiaries taken as a whole or would not adversely affect the ability of TKOG or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

5.3  CAPITALIZATION; TKOG SHARES

     (a) The authorized capital stock of TKOG consists of 1,000,000 shares of preferred stock, $0.01 par value per share, of which as of the date of this Agreement no shares are issued or outstanding, and 50,000,000 shares of TKOG Common Stock, of which as of December 30, 1998, 19,015,368 shares were issued and outstanding. All of the authorized capital stock of Merger Sub is owned of record and beneficially by TKOG.

     (b) The TKOG Shares issuable as a result of the Merger have been duly authorized and upon the Effective Time will be validly issued, fully paid and nonassessable and designated for quotation on the NASDAQ National Market.

5.4  FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

     (a) TKOG has delivered to the Company true, correct and complete copies of its Prospectus dated April 30, 1998 as filed with the Commission (the "Prospectus"), the Prospectus dated November 10, 1998, which forms a part of its Registration Statement on Form S-4 (Registration No. 333-66959), (the "S-4 Prospectus"), its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"), its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "March Form 10-Q"), its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "June Form 10-Q"), and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "September Form 10-Q," and together with the March Form 10-Q and the June Form 10-Q, the "Forms 10-Q"). The Prospectus, the S-4 Prospectus, the Form 10-K and the Forms 10-Q (collectively, the "TKOG SEC Reports") have been timely filed pursuant to the Securities Act or the Exchange Act, as applicable.

     (b) The TKOG SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, in effect on the respective dates thereof. None of the TKOG SEC Reports, when filed pursuant to the Securities Act or the Exchange Act, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Each of the TKOG financial statements (including the related notes) included in the TKOG SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of TKOG as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and to absence of complete footnotes.

5.5  NO MATERIAL ADVERSE CHANGE

     Since September 30, 1998, there has not been any material adverse change in the business, operations, properties, prospects, liabilities, results of operations, assets or condition (financial or otherwise) of TKOG and its Subsidiaries taken as a whole.

5.6  LEGAL PROCEEDINGS

     Except as set forth in Section 5.6 of the TKOG Disclosure Schedule, there is no pending Proceeding:

          (i) that has been commenced by or against TKOG or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, TKOG or any of its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect on TKOG and its Subsidiaries taken as a whole; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

     To the knowledge of TKOG, no such Proceeding has been threatened.

5.7  BROKERS OR FINDERS

     Neither TKOG nor Merger Sub nor any of its officers and agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement, except for the fees of J. Jeffrey Brausch & Company and of SunTrust Equitable Securities, which shall be paid by TKOG.

5.8  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

     The registration statement (the "REGISTRATION STATEMENT") pursuant to which the TKOG Common Stock to be issued in the Merger will be registered with the Commission shall not at the time the Registration Statement is declared effective by the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by TKOG and Merger Sub in writing specifically for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to Company Shareholders or at the time of the meeting of the Company Shareholders, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it shall be omitted, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication to Company Shareholders in connection with the meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to TKOG, Merger Sub or any of their respective affiliates, officers or directors should be discovered by TKOG or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, TKOG will promptly inform the Company. The Proxy Statement/Prospectus will comply in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, TKOG makes no representation or warranty with respect to any Company Information which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

5.9  DISCLOSURE

     Except as set forth in Section 5.9 of the TKOG Disclosure Schedule, no representation or warranty of TKOG or Merger Sub in this Agreement is inaccurate in any material respect or omits to state a material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

6  COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees as follows:

6.1  NORMAL COURSE

     From the date hereof until the Closing, the Company and its Subsidiaries will: (a) maintain their respective corporate existence in good standing; (b) maintain the general character of their respective business; (c) use all commercially reasonable best efforts to maintain in effect all of their respective presently existing insurance coverage (or substantially equivalent insurance coverage), preserve their respective business organization substantially intact, keep the services of their respective present principal employees and preserve their respective present business relationships with their respective material suppliers and customers; (d) permit TKOG, Merger Sub, their accountants, their legal counsel and their other representatives full access to their respective management, minute books and stock transfer records, other books and records, Contracts, properties and operations at all reasonable times and upon reasonable notice; and (e) in all respects conduct their respective business in the usual and ordinary manner consistent with past practice and perform in all material respects all agreements or other obligations with banks, customers, suppliers, employees and others.

6.2  CONDUCT OF BUSINESS

     Without limiting the provisions of Section 6.1, from the date hereof until the Closing, except as set forth in Section 6.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will, without the prior written consent of TKOG:

          (a) amend or otherwise modify its Organizational Documents;

          (b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements of the type referred to in Section 4.3 with respect to, any shares of its capital stock or any other of its securities, or, except as contemplated by Section 2.11, alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (c) mortgage, pledge or grant any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which there exists an aggregate future liability not in excess of

     $25,000 (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

          (d) declare, set aside, make or pay any dividend or other distribution to any shareholder with respect to its capital stock;

          (e) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any of its Subsidiaries;

          (f) increase the compensation of any of its employees, except for amounts accrued as of October 31, 1998 and reflected in the Interim Financial Statements and except for increases in the ordinary course of business, consistent with past practice, for those employees listed on
     Exhibit 6.12(a);

          (g) adopt or (except as otherwise required by law) amend any employee benefit plan or enter into any collective bargaining agreement;

          (h) terminate or modify any material Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms;

          (i) incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any Person in an aggregate amount in excess of $25,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

          (j) discharge or satisfy any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

          (k) pay any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements (or not required as of the date thereof to be shown thereon in accordance with GAAP) or incurred since the date of the most recent balance sheet in the ordinary course of business consistent with past practice;

          (l) sell, transfer, lease to others or otherwise dispose of any of its properties or assets having a fair market value in the aggregate in excess of $25,000, except in the ordinary course of business consistent with past practice;

          (m) cancel, compromise or waive any material debt, claim or right;

          (n) make any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities of or any ownership interest in any other business enterprise;

          (o) make any capital expenditure or capital addition or betterment in amounts which exceed $25,000 in the aggregate, except as contemplated in capital budgets in effect on the date of this Agreement;

          (p) change its method of accounting or the accounting principles or practices utilized in the preparation of the Financial Statements, other than as required by GAAP;

          (q) institute or settle any Proceeding before any court or governmental body relating to it or its property;

          (r) except in the ordinary course of business consistent with past practice, commit to provide services for an indefinite period or a period of more than twelve months;

          (s) enter into other Contracts, except Contracts made in the ordinary course of business consistent with past practice; or

          (t) enter into any commitment to do any of the foregoing.

6.3  COMPANY SHAREHOLDERS MEETING

     The Company shall call a meeting of the Company Shareholders as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger, and the Company shall use its reasonable best efforts to hold such meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall solicit from the Company Shareholders proxies in favor of approval of the Merger and this Agreement, shall take all such reasonable action that is necessary or advisable to secure the vote or consent of the Company Shareholders in favor of such approval and shall not take any action that could reasonably be expected to prevent the vote or consent of shareholders in favor of such approval.

6.4  AGREEMENTS WITH RESPECT TO AFFILIATES

     The Company shall deliver to TKOG, at least five days prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "AFFILIATE LETTER") identifying all Persons who are, at the time of the meeting of the Company Shareholders, anticipated to be "Affiliates" of the Company for purposes of Rule 145 under the Securities Act ("RULE 145"), or the rules and regulations of the Commission relating to pooling of interests accounting treatment for merger transactions (the "POOLING RULES"). The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the Affiliate Letter to deliver to TKOG, no less than ten days prior to the date of the meeting of the Company Shareholders a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on Affiliates under Rule 145 and pooling of interests accounting treatment, in form mutually agreeable to the Company and TKOG.

6.5  CERTAIN FILINGS

     (a) The Company agrees to cooperate with TKOG with respect to all filings with regulatory authorities that are required to be made by the Company to carry out the transactions contemplated by this Agreement. The Company shall assist TKOG and Merger Sub in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which TKOG and Merger Sub may reasonably request in connection with the consummation of the transactions contemplated hereby. The Company and TKOG shall furnish all information reasonably required to be included in the Proxy Statement/Prospectus and the Registration Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     (b) The Company agrees to make all reasonable representations and covenants in connection with the opinions of counsel to be attached to the Registration Statement with respect to the correctness of the discussion in the Registration Statement as to the material federal income tax consequences of the Merger.

6.6  CONSENTS AND APPROVALS

     The Company shall use its best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.

6.7  BEST EFFORTS TO SATISFY CONDITIONS

     The Company shall use its best efforts to cooperate with TKOG for purposes of satisfying the conditions set forth in Sections 8 and 9 that are within their control.

6.8  INTERCOMPANY PAYMENTS

     All loans, payables and other amounts due to or from the Company and its Affiliates (as defined in Rule 501 promulgated under the Securities Act) are listed in Section 6.8 of the Disclosure Schedule and shall be paid in full, written off or adjusted to zero balances or otherwise resolved to the satisfaction of TKOG at or prior to the Closing. Such amounts due may be paid from cash on hand or as may otherwise be available to the Company from existing lines of credit with third party lenders.

6.9  NOTIFICATION OF CERTAIN MATTERS

     The Company shall promptly notify TKOG of (i) the occurrence or non-occurrence of any fact or event of which the Company has knowledge which would be reasonably likely (A) to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of the Company in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Company, or the right of TKOG to rely thereon, or the conditions to the obligations of TKOG. The Company shall give prompt notice to TKOG of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.10  POOLING ACCOUNTING TREATMENT

     (a) The Company agrees not to take any action from and after the date of this Agreement that would reasonably be expected to adversely affect the ability of TKOG to account for the business combination to be effected by the Merger as a pooling of interests, and the Company agrees to use its commercially reasonable efforts to take such action as may be reasonably required to negate the impact of any past actions by the Company which would reasonably be expected to adversely impact the ability of TKOG to treat the Merger as a pooling of interests. The taking by the Company of any action prohibited by the previous sentence, or the failure of the Company to use its commercially reasonable efforts to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 10.

     (b) The Company agrees to make all reasonable representations and covenants in connection with the opinions of accountants required by Section 8.10.

6.11  OTHER AGREEMENTS

     (a) The Company shall use its reasonable best efforts to enter into new leases for the two office buildings in Tennessee with Michael D. Shmerling & Co., LLC, as landlord. Such leases shall be in form and substance reasonably satisfactory to TKOG.

     (b) The Company shall use its reasonable best efforts to enter into an agreement for services with System X. Such agreement shall be in form and substance reasonably satisfactory to TKOG.

6.12  EMPLOYMENT AGREEMENTS

     The Company shall use its reasonable best efforts to cause the key employees listed on Exhibit 6.12(a) to enter into new employment agreements with the Company to be effective on the Closing Date. Each employment agreement will be in substantially the form attached hereto as Exhibit 6.12(b).

6.13  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT

     The Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and such recommendation shall not be withdrawn, modified or changed in a manner adverse to TKOG or Merger Sub unless this Agreement is terminated pursuant to Section 10.

6.14  TAX FREE REORGANIZATION

     The Company agrees not to take any action that would reasonably be expected to adversely affect the qualification of the Merger as a tax-free reorganization pursuant to Section 368 of the Code.

6.15  OPTIONS

     The Company shall cause the amendments and other actions listed on Section
2.11 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to TKOG, to be approved by the Board of Directors of the Company and shall use its reasonable best efforts to cause each of the Option holders to consent thereto.

6.16  FINANCIAL STATEMENTS

     The Financial Statements for the years ended December 31, 1996 and 1997, which are being audited by Deloitte & Touche LLC, shall be substantially the same as the Financial Statements set forth in Section 4.5 of the Disclosure Schedule. Copies of the audited Financial Statements shall be delivered to TKOG as soon as practicable after the date first above written.

7  COVENANTS OF TKOG AND MERGER SUB

     Each of TKOG and Merger Sub, jointly and severally, hereby covenants and agrees as follows:

7.1  CERTAIN FILINGS

     (a) TKOG and Merger Sub agree to make or cause to be made all filings with regulatory authorities that are required to be made by TKOG or Merger Sub or their respective affiliates to carry out the transactions contemplated by this Agreement.

     (b) TKOG and Merger Sub agree to make all reasonable representations and covenants in connection with the opinions of counsel to be attached to the Registration Statement with respect to the correctness of the discussion in the Registration Statement as to the material federal income tax consequences of the Merger.

7.2  BEST EFFORTS TO SATISFY CONDITIONS

     Each of TKOG and Merger Sub agrees to use its best efforts to satisfy the conditions set forth in Sections 8 and 9 that are within its control.

7.3  NOTIFICATION OF CERTAIN MATTERS

     TKOG and Merger Sub shall promptly notify the Company of (i) the occurrence or non-occurrence of any fact or event of which TKOG or Merger Sub has knowledge which would be reasonably likely (A) to cause any representation or warranty of Merger Sub or TKOG contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of Merger Sub or TKOG in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Merger Sub or TKOG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Merger Sub and TKOG, or the Company's right to rely thereon, or the conditions to the obligations of the Company. TKOG and Merger Sub shall give prompt notice to the Company of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

7.4  TAX FREE REORGANIZATION

     TKOG and Merger Sub agree not to take any action that would reasonably be expected to adversely affect the qualification of the Merger as a tax-free reorganization pursuant to Section 368 of the Code.

7.5  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT

     As promptly as practicable after the execution of this Agreement, and after the furnishing by the Company and TKOG of all information required to be contained therein (which each agrees to do as promptly as practicable after the date hereof), TKOG shall file with the Commission a Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall include the Proxy Statement/Prospectus relating to the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger.

7.6  [INTENTIONALLY OMITTED]

7.7  LISTING

     TKOG shall use its reasonable best efforts to designate, prior to the Closing Date, the TKOG Shares for quotation on the NASDAQ National Market.

8.  CONDITIONS TO OBLIGATIONS OF TKOG AND MERGER SUB

     The obligations of TKOG and Merger Sub under this Agreement to consummate the Merger shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

8.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Company contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, without giving effect to any qualification as to materiality (or any variation of such term) contained in any representation or warranty, shall then be complete and correct in all material respects.

8.2  PERFORMANCE OF COVENANTS

     The Company shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.3  LACK OF ADVERSE CHANGE

     Except as set forth in Section 8.3 of the Disclosure Schedule, since October 31, 1998, there shall not have occurred any incident or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, including the loss of any significant customer of the Company or any of its Subsidiaries.

8.4  UPDATE CERTIFICATE

     TKOG and Merger Sub shall have received favorable certificates, dated the Closing Date, signed by the Company as to the matters set forth in Sections 8.1,
8.2 and 8.3.

8.5  NO GOVERNMENTAL OR OTHER PROCEEDING

     No order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect TKOG's or Merger Sub's ownership or operation of the business of the Company; no suit, action, investigation, inquiry or proceeding by any Governmental Authority shall be pending or threatened against TKOG, Merger Sub, the Company or any officer or director of any thereof, as such, that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect TKOG's or Merger Sub's right to own or operate the business of the Company; and no written advice shall have been received by TKOG, Merger Sub or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect TKOG's or Merger Sub's ownership or operation of the business of the Company.

8.6  APPROVALS AND CONSENTS

     All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company shall have been obtained and made, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

8.7  OPINION OF COUNSEL

     The Company shall have delivered to TKOG and Merger Sub an opinion of Sherrard & Roe, PLC, dated the Closing Date and addressed to TKOG and Merger Sub, as to the matters set forth on Exhibit B hereto.

8.8  SHAREHOLDER APPROVAL

     This Agreement shall have been duly approved at or prior to the Effective Time of the Merger by the requisite vote of the Company Shareholders in accordance with the TBCA.

8.9  ESCROW AGREEMENT

     The Escrow Agreement shall have been duly executed and delivered by the Company.

8.10  OPINION OF ACCOUNTANT

     (a) TKOG and Merger Sub shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, regarding the qualification of the Merger as a pooling of interests for accounting purposes. Such opinion shall be in form and substance reasonably satisfactory to TKOG.

     (b) The Company shall have received an opinion of Deloitte & Touche LLC, independent certified public accountants, regarding the poolability of the Company. Such opinion shall be in form and substance reasonably satisfactory to TKOG.

8.11  AFFILIATE AGREEMENTS

     TKOG shall have received from each Person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

8.12  EFFECTIVENESS OF THE REGISTRATION STATEMENT

     The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission.

8.13  EMPLOYMENT AGREEMENTS

     The employment agreements referred to in Section 6.12 shall have been executed by those employees listed on Exhibit 6.12(a).

8.14  DISSENTING SHAREHOLDERS

     Holders of not more than 7.5% of the shares of outstanding capital stock of the Company that are entitled to vote on the Merger shall be Dissenting Shareholders.

8.15  OPTIONS

     The Options shall have been amended or otherwise dealt with in accordance with Section 2.11 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to TKOG, and all Option holders shall have consented to such amendments or other actions.

8.16  OTHER AGREEMENTS

     The agreements referred to in Section 6.11 shall have been executed by all parties thereto.

9.  CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company under this Agreement to consummate the Merger shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

9.1  REPRESENTATIONS AND WARRANTIES

     The representations and warranties of TKOG and Merger Sub contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, without giving effect to any qualification as to materiality (or any variation of such term) contained in any representation or warranty, shall then be complete and correct in all material respects.

9.2  PERFORMANCE OF COVENANTS

     TKOG and Merger Sub shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

9.3  UPDATE CERTIFICATE

     The Company shall have received favorable certificates, dated the Closing Date, signed by TKOG and Merger Sub as to the matters set forth in Sections 9.1 and 9.2.

9.4  NO GOVERNMENTAL OR OTHER PROCEEDING

     No order of any Governmental Authority shall be in effect that restrains or prohibits the Merger; and no written advice shall have been received by TKOG, Merger Sub or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger.

9.5  OPINIONS OF COUNSEL

     TKOG and Merger Sub shall have delivered to the Company an opinion of Kramer Levin Naftalis & Frankel LLP, dated the Closing Date and addressed to the Company, as to the matters set forth on Exhibit C-1 hereto and an opinion of Taft, Stettinius & Hollister LLP, dated the Closing Date and addressed to the Company, as to the matters set forth on Exhibit C-2 hereto.

9.6  SHAREHOLDER APPROVAL

     This Agreement shall have been duly approved at or prior to the Effective Time of the Merger by the requisite vote of the Company Shareholders in accordance with the TBCA.

9.7  EFFECTIVENESS OF THE REGISTRATION STATEMENT

     The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission.

9.8  LACK OF ADVERSE CHANGE

     Since September 30, 1998, there shall not have occurred any incident or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect on TKOG and its Subsidiaries, taken as a whole.

9.9  EMPLOYMENT AGREEMENTS

     The employment agreements referred to in Section 6.12 shall have been executed by the Company.

10  TERMINATION OF AGREEMENT

     This Agreement may be terminated:

10.1  MUTUAL CONSENT

     At any time prior to the Effective Time, by mutual consent of TKOG, Merger Sub and the Company.

10.2  TRANSACTION DATE

     By TKOG, Merger Sub or the Company if the Effective Time shall not have occurred by June 30, 1999, unless such failure shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate.

10.3  BREACH

     (a) By TKOG or Merger Sub if there has been a material misrepresentation by the Company, or a material breach on the part of the Company of any of its warranties or covenants set forth herein, or a material failure on the part of the Company to comply with any of its other obligations hereunder; or

     (b) by the Company if there has been a material misrepresentation by TKOG or Merger Sub, or a material breach on the part of TKOG or Merger Sub of any of their warranties or covenants set forth herein, or a material failure on the part of TKOG or Merger Sub to comply with any of their other obligations hereunder.

     No such termination shall relieve any party of the consequences of any such misrepresentation, breach or failure.

11.  INDEMNIFICATION; REMEDIES

11.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

     (a) All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until the first anniversary of the Closing Date and shall thereafter terminate; provided, however, that a representation, warranty, covenant or obligation with respect to which a claim has been made but not resolved by such date shall survive, only with respect to such claim, until such claim is resolved and paid in full. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

     (b) Neither party will have the right to indemnification, payment of Damages (as defined below) or other remedy based on any breach of representation, warranty, covenant or obligation from the other party to the extent that the party seeking indemnification, Damages or any other remedy had actual knowledge prior to the Closing Date of such breach; provided that if any information relating to any alleged breach was disclosed in the Disclosure Schedule, such disclosure is complete in all material respects; provided further that for purposes of this Section 11.1(b), the actual knowledge of TKOG is limited to the actual knowledge of Jules Kroll, Abram Gordon, Nicholas Carpinello, Nazzareno Paciotti and Steven Sharpe.

11.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SHAREHOLDERS

     (a) From and to the extent of the Escrow Fund only, and pursuant to the terms of the Escrow Agreement, Merger Sub, TKOG, the Company and their respective representatives (including all officers and directors), stockholders, controlling persons and Affiliates (collectively, the "Indemnified Persons") shall be indemnified and held harmless from and against any and all loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' and experts' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (i) any breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedule or any certificate delivered by the Company pursuant to this Agreement; and

          (ii) any breach by the Company of any covenant or obligation of the Company in this Agreement; and

          (iii) any claim by any Person for brokerage or finder's fees or commission or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company in connection with the transactions contemplated hereby.

     (b) Notwithstanding any provision of this Agreement to the contrary, the Indemnified Persons shall not be entitled to recover Damages for any individual breach or series of related breaches of any representation, warranty, covenant or obligation of the Company unless such Damages (net of attorneys' fees) in respect of such breach or series of related breaches equal or exceed $25,000.

     (c) Notwithstanding any provision of this Agreement to the contrary, all claims for indemnification pursuant to this Section 11.2 shall be reduced by the amount of any insurance proceeds received by the Indemnified Persons in connection with the event(s) giving rise to such claims. If the Indemnified Persons receive payment from the Escrow Fund, pursuant to the Escrow Agreement, and the Indemnified Persons shall subsequently receive any insurance proceeds in connection with the event giving rise to the claim for indemnification hereunder, then the Indemnified Persons shall promptly pay back into the Escrow Fund a number of TKOG Shares having an aggregate Market Value as of the date of such repayment equal to the lesser of the sum of such insurance proceeds received and the amount so paid from the Escrow Fund, in each case, net of Taxes, if any, payable with respect to such amounts.

     (d) Notwithstanding any provision of this Agreement to the contrary, any Damages suffered by the Indemnified Persons in connection with a breach of any representation or warranty relating to Profiles Plus, Inc. for which the Indemnified Persons are entitled to indemnification pursuant to this Section
11.2 shall, to the extent available, first be satisfied by the escrow fund established in connection with the Agreement and Plan of Merger, dated as of March 23, 1998, among the Company, Background America of Florida, Inc., Gerry Belko, Gerard R. Schwalje, Paula Schwalje, David Cuffe and Profiles Plus, Inc.

11.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY TKOG AND MERGER SUB

     TKOG and Merger Sub will indemnify and hold harmless the Company and its representatives (including all officers and directors), shareholders, controlling persons and affiliates ("Company Parties"), and will pay to the Company Parties the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by TKOG or Merger Sub in this Agreement or in any certificate delivered by TKOG or Merger Sub pursuant to this Agreement, (b) any breach by TKOG or Merger Sub of any covenant or obligation of TKOG or Merger Sub in this Agreement or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with TKOG or Merger Sub in connection with the transactions contemplated hereby.

11.4  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

     (a) An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit such indemnifying party to assume the defense of any such claim or any Proceeding resulting from such claim; provided, however, that failure promptly to give any such notice shall not affect the indemnification provided under this Section 11, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim or Proceeding if the claim or Proceeding (i) is reasonably likely to result in imprisonment of the indemnified party, (ii) is reasonably likely to result in a criminal penalty or fine against the indemnified party the consequences of which would be reasonably likely to have a Material Adverse Effect on the indemnified party unrelated to the size of such penalty or fine or
(iii) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party's ability to exercise its rights under this Agreement, or impair TKOG's right or ability to operate the Company or any of its Subsidiaries. If an indemnifying party assumes the defense of such third party claim or Proceeding, such indemnifying party shall agree prior thereto, in writing, that it is liable under this Section 11 to indemnify the indemnified party in accordance with the terms contained herein in respect of such claim or Proceeding (provided that no such agreement as to liability shall contain any admission of liability to any third party), shall conduct such defense diligently, shall have full and complete control over the conduct of such claim or Proceeding on behalf of the indemnified party and shall, in its sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such claim or Proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party. The indemnified party may participate in such claim or Proceeding and retain separate co-counsel at its sole cost and expense (except that the indemnifying party shall be responsible for the fees and expenses of one separate co-counsel for the indemnified party to the extent the indemnified party is advised by its counsel that either (x) the counsel the indemnifying party has selected has a conflict of interest or (y) there are legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party), and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or Proceeding by a third party within thirty (30) days after notice thereof shall have been given to such indemnifying party by the indemnified party shall be deemed a waiver by such indemnifying party of its right to defend such claim or Proceeding.

     (b) If no indemnifying party is permitted or elects to assume the defense of any such claim or Proceeding by a third party, the indemnified party shall diligently defend against such claim or Proceeding in such manner as it may reasonably deem appropriate and, in such event, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its affiliates in connection with the defense against such claim or Proceeding, as such costs and expenses are incurred. Any counsel chosen by such indemnified party to conduct such defense must be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in a Proceeding (except that if litigation is pending in more than one jurisdiction with respect to a Proceeding, one such counsel may be retained in each jurisdiction in which such litigation is pending).

     (c) The indemnified party will cooperate in all reasonable respects with any indemnifying party in the conduct of any claim or Proceeding as to which such indemnifying party assumes the defense. For the cooperation of the indemnified party pursuant to this Section 11.4, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its affiliates in connection therewith, as such costs and expenses are incurred.

     (d) In the event the indemnified party is any of the Indemnified Persons (and not any of the Company Parties), then the Shareholder Representative shall have the right to take over the defense of any such claim or Proceeding in accordance with this Section 11.4 and all decisions made by the Shareholder Representative in connection with such defense shall bind all indemnifying parties. Notwithstanding anything in this Section 11.4 to the contrary, the Shareholder Representative shall not assume the defense of any third party claim or Proceeding if the claim or Proceeding is for an unspecified amount or is for an amount in excess of the value of the Escrow Fund available at the time such claim or Proceeding is brought. If the Shareholder Representative cannot assume the defense of any claim or Proceeding pursuant to the preceding sentence, the Shareholder Representative may nevertheless participate in (but not control) the defense of such claim or Proceeding at its sole cost and expense. If the Shareholder Representative has assumed the defense of a third party claim or Proceeding as the indemnifying party in accordance with Section 11.4, the Shareholder Representative may not settle such claim or Proceeding for an amount in excess of the value of the Escrow Fund without the prior written consent of TKOG.

12  GENERAL PROVISIONS

12.1  EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. The Company's out-of-pocket expenses with respect to the foregoing, including attorney's fees, shall not exceed the amount set forth in Section 12.1 of the Disclosure Schedule. Any out-of-pocket expenses incurred by the Company in excess of such amount shall be borne by the Shareholders. By voting for or failing to dissent from the approval of this Agreement, each Company Shareholder automatically and without any further act or deed irrevocably agrees that such Company Shareholder accepts and shall be bound by this Section 12.1. By exercising Options pursuant to Section 2.11(b), each holder of such Options automatically and without

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

any further act or deed irrevocably agrees that such holder accepts and shall be bound by this Section 12.1.

12.2  PUBLIC ANNOUNCEMENTS

     Unless required by law or by the NASDAQ National Market, any public announcement or similar publicity with respect to this Agreement, the Closing or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as TKOG determines with the concurrence of the Company, which concurrence shall not be unreasonably withheld or delayed by the Company. Unless disclosure is consented to by TKOG in advance or required by law, the Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person and shall use its best efforts to ensure that the Company Shareholders do the same. The Company and TKOG will consult with each other concerning the means by which the Company"s employees, customers and suppliers and others having dealings with the Company will be informed of this Agreement, the Closing and the transactions contemplated hereby, and representatives of TKOG may at its option be present for any such communication.

12.3  NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or fax numbers set forth below (or to such other address, person's attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 12.3):

          (a) If to TKOG or Merger Sub:

              The Kroll-O'Gara Company
              9113 LeSaint Drive
              Fairfield, OH 45014
              Telecopier No.: (513) 874-1262
              Telephone No.: (513) 881-5481
              Attention: Abram S. Gordon, Esq.

          With a copy to:

              Kramer Levin Naftalis & Frankel LLP
              919 Third Avenue
              New York, NY 10022
              Telecopier No.: (212) 715-8000
              Telephone No.: (212) 715-9100
              Attention: Peter S. Kolevzon, Esq.

          (b) If to the Company:

              Background America, Inc.
              1900 Church Street, Suite 400
              Nashville, TN 37203
              Telecopier No.: (615) 321-9585
              Telephone No.: (615) 320-9800
              Attention: Michael Shmerling

          With a copy to:

              Sherrard & Roe
              424 Church Street, 20th Floor
              SunTrust Center Building
              Nashville, TN 37219
              Telecopier No.: (615) 742-4539
              Telephone No.: (615) 742-4200
              Attention: Thomas Sherrard, Esq.

          (c) If to the Shareholder Representative:

              Russell R. French
              c/o Noro-Mosely Partners III, L.P.
              9 North Parkway Square
              4200 Northside Parkway, N.W.
              Atlanta, GA 30327
              Telecopier No.: (404) 239-9280
              Telephone No.: (404)

          With a copy to:

             King & Spalding
             191 Peachtree Street, N.E.
             Atlanta, GA 30303-1763
             Telecopier No.: (404) 572-5100
             Telephone No.: (404) 572-4600
             Attention: Lynn Scott, Esq.

          And a copy to:

             Sherrard & Roe
             424 Church Street, 20th Floor
             SunTrust Center Building
             Nashville, TN 37219
             Telecopier No.: (615) 742-4539
             Telephone No.: (615) 742-4200
             Attention: Thomas Sherrard, Esq.

12.4  JURISDICTION; SERVICE OF PROCESS

     Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Butler or the United States District Court for the Southern District of Ohio, Western Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such Proceeding may be made by registered or certified mail, return receipt requested, pursuant to the provisions of Section 12.3.

12.5  FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6  WAIVER

     Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege.

12.7  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence among TKOG, Merger Sub, the Company or any Company Shareholder) and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     No party may assign any of its rights under this Agreement without the prior written consent of the other parties except that TKOG may assign any of its rights, but not its obligations, under this Agreement to any direct wholly owned Subsidiary of TKOG. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties and their respective heirs and personal representatives. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Persons contemplated by Section 11 any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.9  SEVERABILITY

     If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.10  SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement
(i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed,
(iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a

Section, Schedule or Exhibit refers to a Section of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day. Each party acknowledges that he, she or it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

12.11  GOVERNING LAW

     This Agreement will be governed by the internal laws of the State of New York without regard to principles of conflict of laws.

12.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          THE KROLL-O'GARA COMPANY

                                          By------------------------------------
                                             Name:
                                             Title:

                                          KROLL-O'GARA TENNESSEE, INC.

                                          By------------------------------------
                                             Name:
                                             Title:

                                          BACKGROUND AMERICA, INC.

                                          By------------------------------------
                                             Name:
                                             Title:

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT dated as of           , 1999 is by and among The
Kroll-O'Gara Company ("TKOG"), an Ohio corporation, Russell R. French, as the representative (the "Shareholder Representative") of the shareholders (the "Shareholders") of Background America, Inc. ("BAI"), a Tennessee corporation, and Star Bank, N.A., as escrow agent (the "Escrow Agent").

                             PRELIMINARY STATEMENT

     Pursuant to an Agreement and Plan of Merger dated as of January 21, 1999 (the "Merger Agreement") by and among TKOG, Kroll-O'Gara Tennessee, Inc. and BAI, Merger Sub will be merged with and into BAI and BAI will become a wholly owned subsidiary of TKOG. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

     BAI and the Shareholders have agreed to indemnify TKOG as provided in the Merger Agreement through the deposit of shares of TKOG Common Stock (the "Escrow Shares") pursuant to Section 2.8 of the Merger Agreement. A list of all Shareholders and their respective percentage interests in the Escrow Shares is attached hereto as Schedule 1.

     The Escrow Agent is not a party to any agreement between TKOG and BAI and shall not be required to interpret the terms of any such agreement, it being agreed that all of Escrow Agent's duties and obligations are stated in this Agreement.

     The parties hereto agree as follows:

     1. Establishment of Escrow. Pursuant to Section 2.8 of the Merger Agreement, TKOG has delivered to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, the Escrow Shares in the form of a single stock certificate. The Escrow Shares shall be held in escrow in the name of the Escrow Agent or its nominee, subject to the terms and conditions set forth herein. The Escrow Shares and any and all shares of TKOG Common Stock or other securities declared and paid as a dividend or other distribution on or with respect to the Escrow Shares shall be and become part of the "Escrow Fund" to be held and disposed of by the Escrow Agent pursuant to the terms and conditions of this Agreement. Unless and until the Escrow Shares are returned to TKOG or delivered to the Shareholders pursuant to the terms of this Agreement, the Shareholder Representative shall vote the Escrow Shares.

     2. Amounts Earned on Escrow Shares; Tax Matters. All amounts distributed on the Escrow Shares as cash dividends shall be distributed pro rata to the Shareholders. The parties agree that to the extent permitted by applicable law, including Section 468B(g) of the Internal Revenue Code of 1986, as amended (the "Code"), the Shareholders will include all amounts earned on the Escrow Fund in their gross income for federal, state and local income tax (collectively, "income tax") purposes and pay any income tax resulting therefrom. The Escrow Agent has been previously furnished with all information necessary to enable it to comply with the reporting and backup withholding requirements of the Code and all reporting and withholding information.

     3.  Claims Against Escrow Shares.

     (a) At any time or times prior to the first anniversary of the Effective Time (as such term is defined in the Merger Agreement), TKOG may make claims against the Escrow Fund for amounts due for indemnification under Section 11 of the Merger Agreement. TKOG shall notify the Shareholder

Representative and the Escrow Agent in writing of each such claim, stating that TKOG has paid or incurred or anticipates that it may be required to pay or may incur Damages (as such term is defined in the Merger Agreement) in the amount stated in such notice or has negotiated a proposed settlement in connection with potential Damages, and specifying in reasonable detail (to the extent then ascertainable) individual items of Damages included in the amount so stated, the date each such item was paid or incurred, or the material terms of a settlement or the basis for such anticipated liability, and the nature of the claim to which such item is related. If applicable, each such notice shall state that the Damages paid or incurred or anticipated to be incurred or paid by the Company exceed, on a cumulative basis with all prior Damages paid or incurred or anticipated to be paid or incurred, the applicable threshold amount, if any, set forth in Section 11.2 of the Merger Agreement. Each such notice delivered to the Escrow Agent by TKOG shall contain a representation from TKOG to the effect that TKOG has delivered a copy of such notice to the Shareholder Representative prior to or simultaneously with its delivery to the Escrow Agent. The Escrow Agent shall have no duty to ascertain whether the Shareholder Representative received the notice. The Escrow Agent shall advise TKOG and the Shareholder Representative of the date on which it received notice from TKOG of such claim, which date shall be conclusively deemed correct. In the event that the amount subject to the claim is unliquidated, TKOG shall make a good faith estimate as to the amount of the claim; such claim and such amount of the claim are subject to Section 4 hereof. If the amount of such unliquidated claim is paid pursuant to Section 3(e) hereof and if Damages actually incurred in connection with any such unliquidated claim are less than the amount paid to TKOG from the Escrow Fund, TKOG will pay back into the Escrow Fund a number of shares of TKOG Common Stock (the "Refund Shares") having an aggregate Escrow Share Value as of the date such amount was first paid to TKOG equal to the amount by which (i) the Escrow Share Value of the Escrow Shares paid to TKOG from the Escrow Fund on the date such amount was first paid to TKOG exceeds (ii) the Damages actually incurred; provided that if the Escrow Agreement has terminated, TKOG shall distribute the Refund Shares to the Shareholders in proportion to the percentages set forth on Schedule I. If the amount of such unliquidated claim is paid pursuant to Section 3(e) hereof and if Damages actually incurred in connection with any such unliquidated claim are greater than the amount paid to TKOG from the Escrow Fund, TKOG shall so notify the Shareholder Representative and the Escrow Agent in writing and pursuant to Section 3(e) hereof, the Escrow Agent shall pay to TKOG a number of shares of TKOG Common Stock having an aggregate Escrow Share Value as of the date such amount was first paid to TKOG equal to the amount by which (i) the Damages actually incurred exceeds (ii) the Escrow Share Value of the Escrow Shares paid to TKOG from the Escrow Fund on the date such amount was first paid to TKOG.

     (b) The Shareholder Representative may dispute such claim, in which case the Shareholder Representative shall give written notice thereof to TKOG and to the Escrow Agent within thirty (30) days after the date on which the Escrow Agent received TKOG's notice (the "Response Period") (if the Escrow Agent receives the Shareholder Representative's notice within the aforesaid time period, the Escrow Agent may conclusively presume that the notice was received by TKOG within the aforesaid time period).

     (c) If the Shareholder Representative gives a timely written notice of dispute pursuant to Section 3(b) hereof, the Escrow Agent shall continue to hold the Escrow Shares in accordance with the terms of this Agreement. If the Shareholder Representative does not give timely written notice disputing such claim, such claim shall be deemed to have been acknowledged to be payable out of the Escrow Fund in the full amount thereof as set forth in the claim and the Escrow Agent shall promptly pay such claim from the Escrow Fund to TKOG after expiration of the Response Period. Such claim shall be paid in Escrow Shares having a value equal to the amount of such claim (based upon the Escrow Share Value (as defined below)).

     (e) The Escrow Agent shall effect any payment or delivery of Escrow Shares to TKOG by surrendering the certificate for such Escrow Shares to TKOG's transfer agent for cancellation and transfer upon receipt by the Escrow Agent of a copy of a letter from TKOG to TKOG's transfer agent, instructing such transfer agent to promptly issue a new certificate to the Escrow Agent for the remaining Escrow Shares after giving effect to such payment or delivery. If the amount of the claim exceeds the aggregate value of the Escrow Fund, the Escrow Agent shall have no liability or responsibility for any deficiency. The value per share of the Escrow Shares for purposes of this Agreement shall be the Market Value (collectively, the "Escrow Share Value"); provided however, that the Escrow Share Value will be appropriately increased or decreased, as the case may be, in the event of any combination or split-up (by way of stock dividend or otherwise) of TKOG Common Stock. For purposes of this Agreement, "Market Value" shall mean the average of the last sales price on the Nasdaq National Market of TKOG Common Stock for the five consecutive trading days ending on the trading day that is four days immediately prior to the Closing Date. In determining the number of Escrow Shares required to pay a claim, the Escrow Agent may make such determination in good faith or it may rely on the written instructions of TKOG; provided, that in each case such determination shall be based upon the Escrow Share Value. All payments made by the Escrow Agent pursuant to such claim shall be applied to the Shareholders in accordance with their respective percentages set forth on Schedule I hereto. The Escrow Agent shall have no liability or responsibility for the performance of any calculations pursuant to this Section 3, including any determination with respect to the number of Escrow Shares required to pay a claim pursuant to this Section 3. All claims paid out of the Escrow Shares with respect to each Shareholder shall be rounded down to the nearest whole share. Under no circumstances shall the Shareholders or the Shareholder Representative have any right to substitute other property for the Escrow Shares or to change the per share value stated herein.

     4.  Disputed Claims.

     (a) If the Shareholder Representative shall dispute an indemnification claim of TKOG as above provided and subject to Section 3 hereof, the Escrow Agent shall set aside a number of Escrow Shares having an aggregate Escrow Share Value equal to the amount of the claim as set forth in the notice of the claim (the "Set Aside Amount"). The Escrow Agent shall adjust each Set Aside Amount in the event that (i) TKOG makes another claim against the Escrow Fund pursuant to
Section 3 and an additional Set Aside Amount is established, (ii) the Escrow Agent pays out any claim for which any Set Aside Amount was set aside or (iii) the Expiration Date occurs, so that any Set Aside Amount, as adjusted, shall at any such time have an aggregate Escrow Share Value equal to the amount of the claim as set forth in the notice of the claim; provided that for purposes of the payment of claims, the value of each share comprising any Set Aside Amount shall equal the Market Value on the date of such payment. In the event TKOG notifies the Escrow Agent in writing that it has made or anticipates that it will incur out-of-pocket expenditures or legal expenses in connection with any such disputed claim with respect to which it is entitled to be indemnified under the Merger Agreement, a number of the Escrow Shares having an aggregate Escrow Share Value equal to such incurred or anticipated expenditures shall also be set aside and added to and become a part of the Set Aside Amount, which aggregate Set Aside Amount shall be set forth in a written notice to the Escrow Agent executed by TKOG; provided, that in the event that it shall be agreed (as evidenced by a written notice executed by TKOG and the Shareholder Representative) or determined through a proceeding described in Section 4(b) hereof that TKOG is not entitled to indemnification with respect to such claim, the Escrow Agent shall no longer set aside such number of Escrow Shares but shall nevertheless continue to hold the same, subject to the terms and conditions otherwise herein contained.

     (b) If the Escrow Agent has not received written notice executed by TKOG and the Shareholder Representative within thirty (30) days after the Shareholder Representative sends notice of such dispute to the effect that the disputed indemnification claim has been resolved, the Escrow Agent shall continue to hold the Set Aside Amount until directed to dispose of it pursuant to (i) a final non-appealable order of a court of competent jurisdiction or (ii) instructions or directions furnished in writing signed by both the Shareholder Representative and TKOG. Upon receipt of either such direction, the Escrow Agent shall promptly comply therewith. In no event shall the Escrow Agent be responsible for any fees or expenses of any party to any litigation or proceeding.

     5. Termination. This Agreement shall terminate at the first anniversary of the Effective Time (the date of such anniversary is hereinafter referred to as the "Expiration Date"), provided that there is no outstanding litigation between TKOG and the Shareholder Representative with respect to the settlement of any Set Aside Amount; otherwise this Agreement shall continue in effect with respect to each Set Aside Amount that is subject to litigation between TKOG and the Shareholder Representative until the resolution of such litigation. TKOG shall provide the Escrow Agent with reasonable advance notice of the Expiration Date and shall confirm the occurrence of such as soon as practicable thereafter. On the Expiration Date or as soon thereafter as is practicable, the Escrow Agent shall distribute the Escrow Fund (including any Set Aside Amount which is not the subject of such litigation), less the number of Escrow Shares subject to such litigation, to the Shareholders, pro rata in accordance with their respective percentages set forth on Schedule I hereto, or to TKOG pursuant to
Section 3(e). At such time thereafter as all litigation with respect to the settlement of any Set Aside Amount has been resolved and the Escrow Agent has received a written notice executed by TKOG and the Shareholder Representative to that effect (or a copy of a court order pursuant to Section 4(b) hereof to that effect) and any Escrow Shares to be distributed to TKOG in connection therewith have been so distributed, the Escrow Agent shall distribute the remaining Escrow Fund, if any, to the Shareholders pro rata in accordance with their respective percentages set forth on Schedule I hereto and this Agreement shall terminate. The Escrow Agent shall effect such distributions of Escrow Shares as it is required to make to the Shareholders under this Agreement by surrendering such Escrow Shares to TKOG's stock transfer agent for cancellation and transfer upon receipt by the Escrow Agent of a copy of a letter from TKOG to TKOG's transfer agent (which letter TKOG shall promptly issue to the transfer agent), instructing such transfer agent to issue certificates for such Escrow Shares pro rata to the Shareholders.

     6.  The Escrow Agent.

     (a) Notwithstanding anything herein to the contrary, the Escrow Agent shall retain and promptly dispose of all or any part of the Escrow Fund in accordance with this Agreement. The reasonable fees and expenses of the Escrow Agent in connection with its execution and performance of this Agreement as set forth on
Schedule 2 hereto shall be borne by TKOG and shall be due and payable upon the signing of this Agreement and on the first day of each subsequent year during which this Agreement remains in effect. The Escrow Agent shall not be liable for any act or omission to act under this Agreement, including any and all claims made against the Escrow Agent as a result of its holding the Escrow Fund in its own name, except for its own gross negligence or willful misconduct. TKOG agrees to indemnify and hold harmless the Escrow Agent from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorneys' fees) (the "Escrow Damages") claimed against or incurred by the Escrow Agent arising out of or related, directly or indirectly, to this Agreement, except for Escrow Damages arising out of acts of gross negligence or willful misconduct; provided, however, that the Shareholder Representative agrees to promptly reimburse TKOG for any Escrow Damages arising solely out of any improper action or omission to act on the part of (i) any Shareholder, using a portion of the Escrow Fund in an amount up to such Shareholder's pro rata share of the Escrow Fund, or (ii) the Shareholder Representative, in an amount up to the Escrow Fund. The Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement, including, but not limited to, the Merger Agreement. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to refrain from taking any action other than to keep safely the Escrow Fund until it shall (i) receive written instructions signed by TKOG and the Shareholder Representative; or (ii) is directed otherwise by a court of competent jurisdiction.

     (b) The Escrow Agent may act in reliance upon any instructions signed on signature believed by it to be genuine, and may assume that any person who has been designated by TKOG or the Shareholder Representative to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof, has been duly authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The name and true signatures of each individual authorized to act on behalf of TKOG and the Shareholder Representative are stated in Exhibit A which is attached hereto and made a part hereof.

     (c) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to TKOG and the Shareholder Representative, at the addresses set forth herein or at such other address as such parties shall provide, at least thirty (30) days prior to the date specified for such resignation to take effect. In such event TKOG and the Shareholder Representative shall appoint a successor escrow agent within said thirty (30) days; if a successor escrow agent is not designated within such period, the Escrow Agent may appoint a successor escrow agent; provided, however, that such successor escrow agent shall be acceptable to TKOG and the Shareholder Representative and shall agree to abide by the terms and conditions of this Agreement. Upon the effective date of such resignation, the Escrow Fund shall be delivered by it to such successor escrow agent. In the event the Escrow Agent does not appoint a successor escrow agent within thirty (30) days, the Escrow Fund shall be delivered to and deposited with a court of competent jurisdiction to act as successor escrow agent. Upon the delivery of the Escrow Fund pursuant to this Section 6(c) to a successor escrow agent, the Escrow Agent shall be relieved of all liability hereunder except those arising from its negligence or willful misconduct.

     (d) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine the respective rights of such parties with respect to this Agreement and, upon doing so, the Escrow Agent shall be released from any obligations or liability to either party as a consequence of any such claims or demands.

     (e) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

     7.  Shareholder Representative.

     (a) In the event the Shareholder Representative shall die or resign or otherwise terminate his status as such, his successor shall be any Shareholder appointed by the Shareholder Representative or, in the case of the death of the Shareholder Representative or where the Shareholder Representative fails to appoint a successor after a vacancy has been created, elected by the vote or written consent of a majority in interest of the Shareholders. If the Shareholders fail for any reason to elect a new

Shareholder Representative and during any period in which a vacancy exists, Michael D. Shmerling shall serve as the Shareholder Representative until a new Shareholder Representative is elected. All decisions of the Shareholder Representative shall be binding upon the Shareholders. The Shareholder Representative shall keep the Shareholders reasonably informed of his or her decisions of a material nature.

     (b) The Shareholder Representative is authorized to take any action deemed by him or her appropriate or necessary to carry out the provisions of, and to determine the rights of the Shareholders under, this Agreement and is entitled to rely on the advice of counsel with respect to the decision to take any action or omit to take any action hereunder. The Shareholder Representative shall serve as the agent of the Shareholders for all purposes related to this Agreement, including without limitation service of process upon the Shareholders. By his or her execution of this Agreement, the Shareholder Representative accepts and agrees to diligently discharge the duties and responsibilities of the Shareholder Representative set forth in this Agreement. The authorization and designation of the Shareholder Representative under this Section 7(b) shall be binding upon the successors and assigns of each of the Shareholders. TKOG and the Escrow Agent shall be entitled to rely upon such authorization and designation and shall be fully protected in dealing with the Shareholder Representative, and shall have no duty to inquire into the authority of any person reasonably believed by any of them to be the Shareholder Representative.

     (c) The Shareholder Representative shall not be entitled to any compensation for services hereunder.

     (d) In performing the functions specified in this Agreement, the Shareholder Representative shall not be subject to liability to the Shareholders for any act or omission to act under this Agreement in the absence of fraud or willful misconduct on the part of the Shareholder Representative.

     (e) Each of the Shareholders by approval of or absence of dissent from the Merger Agreement (i) appoints the Shareholder Representative (and any successor appointed in accordance with this Section 7) as agent and attorney-in-fact, to serve as the Shareholder Representative under this Agreement and take all actions pursuant to this Agreement and (ii) agrees to indemnify the Shareholder Representative for all costs and expenses incurred by the Shareholder Representative in fulfilling his obligations under this Agreement. All decisions of the Shareholder Representative under this Agreement shall be binding upon the Shareholders, and notices to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders under this Agreement.

     8. Governing Law; Successors and Assigns; Venue; Jurisdiction. This Agreement is governed by the laws of Ohio without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto. This Agreement shall be enforceable in any court of competent jurisdiction. In furtherance of and not in limitation of the foregoing, each of the parties hereto (i) agrees and consents to the personal jurisdiction and venue of the state and Federal courts sitting in the county of Butler and State of Ohio in any action or proceeding arising out of or connected in any way with this Agreement, (ii) irrevocably waives, to the fullest extent permitted by law, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iii) agrees that service of process in any such action or proceeding will be sufficient if sent by certified mail, return receipt requested, to the address set forth in Section 10 hereof, and that such service shall constitute "personal service," and further agrees to the invocation of said jurisdiction by service of process in any other manner authorized by law.

     9. Counterparts. This Agreement may be executed in one or more counterparts, all of which documents shall be considered one and the same document.

     10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          TO TKOG:

          The Kroll-O'Gara Company
          9113 LeSaint Drive
          Fairfield, Ohio 45014
          Attention: General Counsel
          Fax: (513) 874-1262

          In each case with a copy to:

          Kramer Levin Naftalis & Frankel LLP
          919 Third Avenue
          New York, New York 10022
          Attention: Peter S. Kolevzon, Esq.
          Fax: (212) 715-8000

          TO THE SHAREHOLDER REPRESENTATIVE:

          Russell R. French
          c/o Noro-Mosely Partners III, L.P.
          9 North Parkway Square
          4200 Northside Parkway, N.W.
          Atlanta, Georgia 30327
          Fax: (404) 239-9280

          In each case with a copy to:

          King & Spalding
          191 Peachtree Street
          Atlanta, GA 30303-1763
          Attention: Lynn Scott, Esq.
          Fax: (404) 572-5100

          and to:

          Sherrard & Roe
          424 Church Street, 20th Floor
          SunTrust Center Building
          Nashville, TN 37219
          Attention: Thomas Sherrard, Esq.
          Fax: (615) 742-4539

          TO ESCROW AGENT:

          Star Bank, N.A.
          452 Walnut Street
          Cincinnati, Ohio 45202
          Attention: Bob Jones
          Fax: (513) 632-5511

Addresses, facsimile numbers and the person to whose attention notices are to be sent may be changed by written notice given pursuant to this Section 10. Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

     11. Business Days. In any case where the date for payment of any portion of the Escrow Fund or notice or any other date hereunder shall be a Saturday, Sunday or legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then the date for such payment of the Escrow Fund or notice or any other date may be made on the next succeeding business day.

     12. Amendments, Etc. This Agreement may be amended, modified, superseded or canceled (collectively, "modification"), and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance; provided, however, that any modification or waiver which treats all of the Shareholders equally with respect to their rights to the Escrow Fund shall only require approval of the Shareholders on whose behalf a then majority in interest of the Escrow Fund is held. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

     13. Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement under seal as of the date first stated above.
                                          THE KROLL-O'GARA COMPANY

                                          By:
                                              Name:
                                              Title:

                                          SHAREHOLDER REPRESENTATIVE, in his
                                          capacity as the Shareholder
                                          Representative

                                          By:
                                              Name: Russell R. French
                                          STAR BANK, N.A., as Escrow Agent

                                          By:
                                              Name:
                                              Title:

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER



     AMENDMENT, dated as of April 20, 1999 (the "Amendment"), to the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of January 21, 1999, among The Kroll-O'Gara Company ("TKOG"), an Ohio corporation, Kroll-O'Gara Tennessee, Inc. ("MERGER SUB"), a Tennessee corporation all of whose capital stock is owned directly by TKOG and Background America, Inc. (the "COMPANY"), a Tennessee corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.



     WHEREAS, the parties desire to amend the Merger Agreement to eliminate the Internal Escrow Amount and to eliminate the obligation of the Shareholders to pay for the Company's out-of-pocket expenses in excess of the amount set forth in Section 12.1 of the Disclosure Schedule;



     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:



     1. Section 2.8(a) of the Merger Agreement is hereby amended by deleting that Section 2.8(a) in its entirety and replacing it with the following:



          "(a) Subject to the provisions of Section 2.9, and the proviso to this
     Section 2.8(a), at or as soon as practicable after the Effective Time of the Merger, TKOG shall issue and deliver, upon surrender by a Company Shareholder of one or more certificates ("OLD CERTIFICATES") representing Series A Preferred Stock or Company Common Stock for cancellation, to:



             (i) a holder that surrenders Old Certificates representing Series A Preferred Stock, one or more certificates ("NEW CERTIFICATES"), registered in the name of such holder, for the number of shares of TKOG Common Stock equal to the product of (x) the number of shares of TKOG Common Stock determined pursuant to the provisions of Section 2.7(a) (subject to appropriate adjustment for any stock splits or combinations after the date hereof and on or prior to the Effective Time of the Merger) and (y) the number of shares of Series A Preferred Stock represented by such Old Certificates; and



             (ii) a holder that surrenders Old Certificates representing Company Common Stock, one or more New Certificates, registered in the name of such holder, for the number of shares of TKOG Common Stock equal to the product of (x) the number of shares of TKOG Common Stock determined pursuant to the provisions of Section 2.7(b) (subject to appropriate adjustment for any stock splits or combinations after the date hereof and on or prior to the Effective Time of the Merger) and (y) the number of shares of Company Common Stock represented by such Old Certificates;



     provided, however, that, in lieu of delivering to such holders New Certificates for the full number of shares of TKOG Common Stock provided for in Sections 2.8(a)(i) and (ii), TKOG shall deliver to (A) each such holder one or more New Certificates, registered in the name of such holder, for a number of shares of TKOG Common Stock equal to the total number of shares of TKOG Common Stock otherwise to be delivered pursuant to this
     Section 2.8 less the Applicable Amount determined pursuant to the following provisions of this proviso to Section 2.8; and (B) Star Bank, N.A. as escrow agent (the "ESCROW AGENT") for deposit into the escrow fund (the "ESCROW FUND") provided for in the escrow agreement in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT"), to secure the indemnification obligations under Section 11.2, one or more New Certificates, registered in the name of the Escrow Agent, for such Applicable Amount, all of which will be held as part of the Escrow Fund and disposed of by the Escrow Agent in accordance with the provisions of the Escrow Agreement:



             The Applicable Amount for each holder of Series A Preferred Stock and each holder of Company Common Stock is that number of whole shares of TKOG Common Stock equal to 10% of the total number of shares of TKOG Common Stock issuable to such holder pursuant to Section 2.8(a), with any fraction of a share being rounded down to the nearest whole share.



          The Escrow Agreement is incorporated herein by reference and shall be considered part of this Agreement. By voting for or failing to dissent from the approval of this Agreement, each Company Shareholder automatically and without any further act or deed irrevocably agrees that such Company
     Shareholder:



             (A) accepts and shall be bound by the terms and provisions of the Escrow Agreement;



             (B) consents to the appointment of Russell R. French as Shareholder Representative (the "SHAREHOLDER REPRESENTATIVE") for purposes of the Escrow Agreement with all rights, powers and authority provided for in the Escrow Agreement and that any action taken by the Shareholder Representative pursuant to the Escrow Agreement shall be conclusive, valid, binding and enforceable with respect to such Company Shareholder; and



             (C) agrees to indemnify the Shareholder Representative for any costs and expenses (including reasonable attorney's fees) incurred by the Shareholder Representative pursuant to Section 11.



     By exercising Options pursuant to Section 2.11(b), each holder of such Options automatically and without any further act or deed irrevocably agrees that such holder:



             (A) accepts and shall be bound by the terms and provisions of the Escrow Agreement;



             (B) consents to the appointment of Russell R. French as Shareholder Representative for purposes of the Escrow Agreement with all rights, powers and authority provided for in the Escrow Agreement and that any action taken by the Shareholder Representative pursuant to the Escrow Agreement shall be conclusive, valid, binding and enforceable with respect to such holder; and



             (C) agrees to indemnify the Shareholder Representative for any costs and expenses (including reasonable attorney's fees) incurred by the Shareholder Representative pursuant to Section 11."



     2. Section 2.8(e) of the Merger Agreement is hereby amended by deleting that Section 2.8(e) in its entirety.



     3. Section 2.11(b) of the Merger Agreement is hereby amended by deleting that Section 2.11(b) in its entirety and replacing it with the following:



             "(b)At the Effective Time, each outstanding Option shall, subject to the amended terms of such Option and the agreement of the holder thereof, be deemed to have been exercised and each such Option holder shall receive from TKOG, against surrender of the Option and the payment of the exercise price therefor and in settlement and cancellation of each such Option, an amount of consideration per Option equal to
        0.2689628 of one fully paid and non-assessable share of TKOG Common Stock; provided, however, that if such exercise price is paid in shares of TKOG Common Stock, such shares shall be valued at the last sales price on the NASDAQ National Market of TKOG Common Stock on the Closing Date;

        provided, further, however, that, in lieu of delivering to such holder New Certificates for the full number of shares of TKOG Common Stock provided for in Section 2.11(b), TKOG shall deliver to (A) each such holder one or more New Certificates, registered in the name of such holder, for a number of shares of TKOG Common Stock equal to the total number of shares of TKOG Common Stock otherwise to be delivered pursuant to this Section 2.11(b) less the Applicable Amount determined pursuant to the following provisions of this proviso to Section 2.11(b); and (B) the Escrow Agent for deposit into the Escrow Fund provided for in the Escrow Agreement, to secure the indemnification obligations under
        Section 11.2, one or more New Certificates, registered in the name of the Escrow Agent, for such Applicable Amount, all of which will be held as part of the Escrow Fund and disposed of by the Escrow Agent in accordance with the provisions of the Escrow Agreement:



                The Applicable Amount for each holder of Options is that number of whole shares of TKOG Common Stock equal to 10% of the total number of shares of TKOG Common Stock issuable to such holder, after giving effect to any "cashless" exercise, pursuant to Section 2.11(b), with any fraction of a share being rounded down to the nearest whole share."



     4. Section 12.1 of the Merger Agreement is hereby amended by deleting that
Section 12.1 in its entirety and replacing it with the following:



             "12.1 EXPENSES



             Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. The Company shall use its reasonable best efforts to ensure that its out-of-pocket expenses with respect to the foregoing, including attorney's fees, shall not exceed the amount set forth in Section 12.1 of the Disclosure Schedule."



     5. Other than as expressly set forth herein, the Merger Agreement is hereby ratified and confirmed and shall remain unchanged in all other respects.



     6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original copy of this Amendment, and all of which, when taken together, will be deemed to constitute one and the same agreement.



     7. This Agreement will be governed by the internal laws of the State of New York without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.



                                          THE KROLL-O'GARA COMPANY


                                          By------------------------------------

                                             Name:


                                             Title:



                                          KROLL-O'GARA TENNESSEE, INC.



                                          By------------------------------------


                                             Name:


                                             Title:



                                          BACKGROUND AMERICA, INC.



                                          By------------------------------------


                                             Name:


                                             Title:

                                                                      APPENDIX B

                                   CHAPTER 23

                  BUSINESS CORPORATIONS -- DISSENTERS' RIGHTS

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     48-23-101 DEFINITIONS. -- (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under "48-23-102 and who exercises that right when and in the manner required by sec.sec.48-23-201-48-23-209;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     48-23-102 RIGHT TO DISSENT. -- (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

          (A) If shareholder approval is required or the merger by sec.48-21-103 or the charter and the shareholder is entitled to vote on the merger; or

          (B) If the corporation is a subsidiary that is merged with its parent under sec.48-21-104;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A) Alters or abolishes a preferential right of the shares;

          (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec.48-16-104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under sec.6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

     48-23-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     48-23-201 NOTICE OF DISSENTERS' RIGHTS. -- (a) If proposed corporate action creating dissenters' rights under sec.48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under sec.48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec.48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

     48-23-202 NOTICE OF INTENT TO DEMAND PAYMENT. -- (a) If proposed corporate action creating dissenters' rights under sec.48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec.48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

     48-23-203 DISSENTERS' NOTICE. -- (a) If proposed corporate action creating dissenters' rights under sec.48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec.48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec.48-23-201.

     48-23-204 DUTY TO DEMAND PAYMENT. -- (a) A shareholder sent a dissenters' notice described in sec.48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec.48-23-203(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

     48-23-205 SHARE RESTRICTIONS. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec.48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     48-23-206 PAYMENT. -- (a) Except as provided in sec.48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec.48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under sec.48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec.48-23-201 or sec.48-23-203.

     48-23-207 FAILURE TO TAKE ACTION. -- (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec.48-23-203 and repeat the payment demand procedure.

     48-23-208 AFTER-ACQUIRED SHARES. -- (a) A corporation may elect to withhold payment required by sec.48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec.48-23-209.

     48-23-209  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER. -- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec.48-23-206), or reject the corporation's offer under sec.48-23-208 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under sec.48-23-206 or offered under sec.48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under sec.48-23-206 within two (2) months after the date set for demanding payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares.

PART 3.  JUDICIAL APPRAISAL OF SHARES

     48-23-301 COURT ACTION. -- (a) If a demand for payment under sec.48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec.48-23-208.

     48-23-302 COURT COSTS AND COUNSEL FEES. -- (a) The court in an appraisal proceeding commenced under sec.48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec.48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sec.sec.48-23-201-48-23-209; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(D) of the Ohio General Corporation Law allows indemnification by Kroll-O'Gara to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of Kroll-O'Gara, by reason of the fact that he is or was a director, officer, employee or agent of Kroll-O'Gara, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of Kroll-O'Gara and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to Kroll-O'Gara unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

     Kroll-O'Gara's Code of Regulations provides that Kroll-O'Gara shall indemnify such persons to the fullest extent permitted by law.

     Kroll-O'Gara maintains director and officer liability insurance which provides coverage against certain liabilities.

ITEM 21.  EXHIBITS.

     (a) Exhibits. The list of Exhibits is set forth beginning on page E-1 of this Registration Statement and is incorporated by reference.

     (b) Financial Statement Schedules. All financial statement schedules are omitted due to the absence of conditions under which they are required or because the information is shown in the consolidated financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     *(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     *(g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the Registration Statement when it became effective.
---------------
* Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, AS OF THE 21ST DAY OF APRIL, 1999.


                                          THE KROLL-O'GARA COMPANY

                                          BY:        /s/ JULES B. KROLL
                                             -----------------------------------
                                              Jules B. Kroll
                                              Chairman of the Board and
                                              Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 21ST DAY OF APRIL, 1999.



              SIGNATURE                       TITLE
              ---------                       -----
          /s/ JULES B. KROLL                  Chairman of the Board and Chief Executive Officer
--------------------------------------          (principal executive officer)
            Jules B. Kroll

        /s/ THOMAS M. O'GARA*                 Vice Chairman of the Board
--------------------------------------
           Thomas M. O'Gara

        /s/ WILFRED T. O'GARA*                Director
--------------------------------------
          Wilfred T. O'Gara

      /s/ NAZZARENO E. PACIOTTI               Chief Financial Officer
--------------------------------------          (principal financial officer)
        Nazzareno E. Paciotti

      /s/ NICHOLAS P. CARPINELLO              Controller and Treasurer
--------------------------------------          (principal accounting officer)
        Nicholas P. Carpinello

      /s/ MICHAEL G. CHERKASKY*               Director
--------------------------------------
         Michael G. Cherkasky

        /s/ MARSHALL S. COGAN*                Director
--------------------------------------
          Marshall S. Cogan

        /s/ MICHAEL J. LENNON*                Director
--------------------------------------
          Michael J. Lennon*

        /s/ RAYMOND E. MABUS*                 Director
--------------------------------------
           Raymond E. Mabus

          /s/ HUGH E. PRICE*                  Director
--------------------------------------
            Hugh E. Price

              SIGNATURE                       TITLE
              ---------                       -----
         /s/ JERRY E. RITTER*                 Director
--------------------------------------
           Jerry E. Ritter

       /s/ WILLIAM S. SESSIONS*               Director
--------------------------------------
         William S. Sessions

         /s/ HOWARD I. SMITH*                 Director
--------------------------------------
           Howard I. Smith

   * Pursuant to Power of Attorney

         /s/ ABRAM S. GORDON
--------------------------------------
  Abram S. Gordon, Attorney-in-fact

                                LIST OF EXHIBITS


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger by and among The Kroll-O'Gara
          Company, Kroll-O'Gara Tennessee, Inc. and Background
          America, Inc. dated as of January 21, 1999, as amended as of
          April 20, 1999 (Appendix A to the Proxy Statement/Prospectus
          contained in this Registration Statement)
  3.1     Amended and Restated Articles of Incorporation of the
          Company(1)
  3.2     Code of Regulations of the Company(2)
  4.1     Note Purchase Agreement, dated as of May 30, 1997, between and among the Company, Connecticut General Life Insurance
          Company, Life Insurance Company of North America,
          Massachusetts Mutual Life Insurance Company, The Traveler's
          Insurance Company, and the Guardian Life Insurance Company
          of America(3)
  5.1     Opinion of Taft, Stettinius & Hollister LLP*
  8.1     Form of opinion of Kramer Levin Naftalis & Frankel LLP
  8.2     Form of opinion of Sherrard & Roe, PLC
 10.1     Agreement to armor HMMWVs between the Company and the United
          States Army Tank and Automotive Command, dated May 12, 1994, as amended(2)
 10.2     Systems Technical Support Agreement between the Company and the United States Army, dated January 20, 1997(4)
 10.3     Aircraft Lease between O'Gara-Hess & Eisenhardt Armoring
          Company and Longline Leasing, Inc. and Excel Armor Products,
          Inc., dated February 13, 1995, as amended(2)
 10.4     1996 Stock Option Plan, as amended*
 10.5     Employment Agreement between the Company and Thomas M.
          O'Gara, dated August 23, 1996(2)
 10.6     Employment Agreement between the Company and Wilfred T.
          O'Gara, dated August 23, 1996(2)
 10.7     Employment Agreement between the Company and Nicholas P.
          Carpinello, dated August 23, 1996(2)
 10.8     Employment Agreement between O'Gara-Hess & Eisenhardt
          Armoring Company and Michael J. Lennon, dated August 23,
          1996(2)
 10.9     Plan and Agreement to Merge, dated as of August 8, 1997, by and among The O'Gara Company, VDE, Inc., Kroll Holdings,
          Inc. and Jules B. Kroll(6)
 10.10    Amended and Restated Loan Agreement, dated as of December 1,
          1997, between The O'Gara Company, O'Gara-Hess & Eisenhardt
          Armoring Company, Kroll Holdings, Inc., Kroll Associates,
          Inc. and KeyBank National Association(1)
 10.11    Supplemental Agreement Modification to acquire 360
          additional armored HMMWVs between United States Army Tank
          and Automotive Armaments Command and O'Gara-Hess and
          Eisenhardt Armoring Company, dated March 31, 1997(5)
 10.12    AUI Retainer Agreement(6)
 10.13    Amended and restated lease of office space in New York, New
          York between Progress Partners and Kroll Associates, Inc.(6)
 10.14    Registration Rights Agreement, dated August 8, 1997, among
          Thomas M. O'Gara, Jules B. Kroll and the Company(6)
 10.15    Registration Rights Agreement between American International
          Group, Inc. and the Company(1)
 10.16    Employment Agreement, dated October 17, 1997, between the
          Company and Jules B. Kroll(6)
 10.17    Employment Agreement, dated October 17, 1997, between the
          Company and Nazzareno E. Paciotti(6)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.18    Employment Agreement, dated October 17, 1997, between the
          Company and Abram S. Gordon(6)
 10.19    Amendment to Employment Agreement, dated October 17, 1997, between O'Gara-Hess & Eisenhardt Armoring Company and
          Michael J. Lennon(6)
 10.20    Amendment to Employment Agreement, dated October 17, 1997, between the Company and Thomas M. O'Gara(6)
 10.21    Amendment to Employment Agreement, dated October 17, 1997, between the Company and Wilfred T. O'Gara(6)
 10.22    Amendment to Employment Agreement, dated October 17, 1997, between the Company and Nicholas P. Carpinello(6)
 10.23    Form of Promissory Note between Jules B. Kroll and Kroll
          Associates(6)
 10.24    Supplemental Agreement Modifications to acquire 738
          additional armored HMMWVs between the United States Army
          Tank and Automotive Armaments Command and O'Gara-Hess &
          Eisenhardt Armoring Company, dated March 31, 1998 and April
          13, 1998(7)
 10.25    Stock Purchase Agreement among The Kroll-O'Gara Company, The
          Kroll-O'Gara Canada Company, Kroll Associates, Inc. and the
          shareholders of Lindquist Avey MacDonald Baskerville Inc.
          and U.S. Holdings, Inc. dated June 1, 1998(8)
 10.26    Agreement and Plan of Merger dated June 30, 1998 among The
          Kroll-O'Gara Company, Kroll-O'Gara Acquisition Co., Inc.,
          Kizorek, Inc. and William Kizorek(9)
 10.27    Agreement and Plan of Merger by and among The Kroll-O'Gara
          Company, Kroll-O'Gara Oklahoma, Inc. and Laboratory
          Specialists of America, Inc. dated as of October 21,
          1998(10)
 10.28    Amended and Restated Loan Agreement, dated October 30, 1998, among The Kroll-O'Gara Company, O'Gara-Hess & Eisenhardt
          Armoring Company, Kroll Holdings, Inc., Kroll Associates,
          Inc. and Keybank National Association(10)
 10.29    Agreement and Plan of Merger dated as of December 31, 1998 among The Kroll-O'Gara Company, TKOG Delaware, Inc. and
          Securify Inc.(11)
 21.1     Subsidiaries of the Company*
 23.1     Consent of Taft, Stettinius & Hollister LLP (contained in
          Exhibit 5.1)*
 23.2     Consent of Arthur Andersen LLP (as to The Kroll-O'Gara
          Company)**
 23.3     Consent of Deloitte & Touche LLP (as to The Kroll-O'Gara
          Company)**
 23.4     Consent of Crowe, Chizek and Company LLP (as to Kizorek,
          Inc.)**
 23.5     Consent of Deloitte & Touche LLP (as to Background America,
          Inc.)**
 23.6     Consent of Arthur Andersen LLP (as to Background America,
          Inc.)**
 23.7     Consent of Kramer Levin Naftalis & Frankel LLP (contained in
          Exhibit 8.1)
 23.8     Consent of Sherrard & Roe, PLC (contained in Exhibit 8.2)
 24.1     Power of Attorney*
 27       Financial Data Schedules (Exhibits 27.1-27.5)*


---------------

 *    Previously filed.



 **   To be filed by amendment.


(1) Filed as an Exhibit to the Company's Registration Statement on Form S-1, No. 333-48099 and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Registration Statement on Form S-1, No. 333-11093 and incorporated herein by reference.

(3)   Filed as an Exhibit to the Company's Current Report on Form 8-K (Date of
      Report: May 30, 1997) and incorporated herein by reference.

                                      E-2.1

(4) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.


(5) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.



(6) Filed as an Exhibit to the Company's Registration Statement on Form S-4, No. 333-35845 and incorporated herein by reference.



(7) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998 and incorporated herein by reference.



(8) Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.



(9)   Filed as an Exhibit to the Company's Current Report on Form 8-K (Date of
      Report: September 1, 1998) and incorporated herein by reference.



(10) Filed as an Exhibit to the Company's Registration Statement on Form S-1, No. 333-66959 and incorporated herein by reference.



(11)  Filed as an Exhibit to the Company's Current Report on Form 8-K (Date of
      Report: December 31, 1998) and incorporated herein by reference.

BACKGROUND AMERICA, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR SPECIAL MEETING

The undersigned hereby appoints Michael D. Shmerling and A. Michael Rosen, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Special Meeting of Shareholders of Background America, Inc. to be held at 1900 Church Street, Suite 400, Nashville, Tennessee 37203 on ________, 1999, at __________, and at any adjournments thereof:

1. The Agreement and Plan of Merger, dated as of January 21, 1999, by and among The Kroll-O'Gara Company, Kroll-O'Gara Tennessee, Inc. (a wholly owned subsidiary of Kroll-O'Gara) and Background America, Inc.

/ / FOR     / / AGAINST     / / ABSTAIN      on the proposal for the merger of
                                             Kroll-O'Gara Tennessee, Inc. into
                                             Background America with the result
                                             that Background America will become
                                             a wholly owned subsidiary of
                                             Kroll-O'Gara, and the waiver of any
                                             liquidation preference otherwise
                                             payable to holders of Background
                                             America preferred stock.

2. In accordance with the recommendation of the Board of Directors, upon such other business as may properly come before the meeting.

The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL and, in accordance with the recommendation of the Board of Directors, upon such other business as may properly come before the meeting.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

As to any other matter, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

Please mark: I do / / do not / / plan to attend the meeting. Please mail your proxy to Background America even though you plan to attend the meeting. If you do not vote in person, your proxy will be used; if you do vote in person, your proxy will not be used.

                                        Dated __________________, 1999

                                        ________________________________________

                                        ________________________________________
                                        (Signature of Shareholder)

                                        IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.